UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
SCHEDULE 14A
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(Amendment No.     )
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accenture

# 2023 Proxy Statement

## and Notice of Annual Meeting

January 31, 2024 | Dublin, Ireland

"We remain committed to delivering on our enduring shareholder value proposition while creating 360° value for all our stakeholders—our clients, people, shareholders, partners and communities—as they embrace change in a fast-moving world. On behalf of our Board of Directors, thank you for the trust you place in Accenture."

# Dear Fellow Shareholder:

The attached notice of the 2024 annual general meeting of shareholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The Board of Directors recommends that you vote "FOR" each Director nominee included in Proposal 1 and "FOR" each of the other proposals as listed on the attached notice.

You may submit your proxy either over the telephone or the Internet. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by marking, signing, dating and returning the proxy card or voter instruction form sent to you in the envelope accompanying the proxy materials.

Sincerely,

**Julie Sweet**
Chair and Chief Executive Officer | December 13, 2023

Notice of Annual General Meeting of Shareholders

Date Wednesday, January 31, 2024 Time 12:00 pm local time	Record Date December 4, 2023 Place The Dock, 7 Hanover Quay Grand Canal Dock, Dublin 2, Ireland	Availability of Materials The proxy statement, our Annual Report for the fiscal year ended August 31, 2023, and our Irish financial statements are available at www.proxyvote.com
Items of Business

1	By separate resolutions appoint the eleven director nominees described in the proxy statement
The Board recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” each of the other proposals. The full text of these proposals is set forth in the accompanying proxy statement. Registered shareholders of the Company at the close of business on the record date are eligible to vote at the meeting.
During the meeting, management will also present, and the auditors will report to shareholders on, our Irish financial statements for the fiscal year ended August 31, 2023.
We recommend that you review the further information on the process for, and deadlines applicable to, voting, attending the meeting and appointing a proxy under “Questions and Answers About the Annual Meeting.”
By order of the Board of Directors,
Joel Unruch
General Counsel and Corporate Secretary December 13, 2023

2	Approve, in a non-binding vote, the compensation of our named executive officers

3	Approve the Amended and Restated Accenture plc 2010 Share Incentive Plan

4	Approve the Amended and Restated Accenture plc 2010 Employee Share Purchase Plan

5	Ratify, in a non-binding vote, the appointment of KPMG LLP (“KPMG”) as independent auditor of Accenture plc (the “Company”) and authorize, in a binding vote, the Audit Committee of the Board of Directors (the “Board”) to determine KPMG’s remuneration

Annual Irish Law Proposals:

6	Grant the Board the authority to issue shares under Irish law

7	Grant the Board the authority to opt-out of pre-emption rights under Irish law

8	Determine the price range at which the Company can re-allot shares that it acquires as treasury shares under Irish law

Your vote is important To make sure your shares are represented, please cast your vote as soon as possible in one of the following ways:

Internet Online at www.proxyvote.com	Telephone Call 1 (800) 690-6903	Mail Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope	QR Code Scan this QR code. Additional software may be required for scanning

Compensation, Culture & People Committee Interlocks and Insider Participation	83
Summary Compensation Table	84
Grants of Plan-Based Awards for Fiscal 2023	86
Outstanding Equity Awards at August 31, 2023	87
Stock Vested in Fiscal 2023	88
Nonqualified Deferred Compensation for Fiscal 2023	89
Pension Benefits for Fiscal 2023	90
Potential Payments Upon Termination	90
Pay Ratio	94
Pay Versus Performance	95

PROPOSAL 3: Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan	99

PROPOSAL 4: Approval of Amended and Restated Accenture plc 2010 Employee Share Purchase Plan	108
Securities Authorized for Issuance under Equity Compensation Plans as of August 31, 2023	113

Audit	115
Audit Committee Report	115

PROPOSAL 5: Non-Binding Ratification of Appointment of Independent Auditor and Binding Authorization of the Board to Determine its Remuneration	117
Independent Auditor’s Fees	118
Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor	118

Annual Irish Law Proposals	120

PROPOSAL 6: Board Authority to Issue Shares	120

PROPOSAL 7: Board Authority to Opt-Out of Pre-Emption Rights	121

PROPOSAL 8: Determine Price Range for Re-Allotment of Treasury Shares	123

Questions and Answers About the Annual Meeting	125

Additional Information	131
Availability of Materials	131
Householding of Shareholder Documents	131
Submission of Future Shareholder Proposals	131
About Accenture	132
Reconciliation of GAAP Measures to Non-GAAP Measures	133
Forward-Looking Statements & Website References	134

Annex A: Amended and Restated Accenture plc 2010 Share Incentive Plan as Proposed to be Amended	136
Amended and Restated Accenture plc 2010 Share Incentive Plan	136

Annex B: Amended and Restated Accenture plc 2010 Employee Share Purchase Plan as Proposed to be Amended	144
Amended and Restated Accenture plc 2010 Employee Share Purchase Plan	144

We use the terms “Accenture,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Accenture plc and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on August 31.

Our Company
Accenture (the “Company”) is a leading global professional services company that helps the world’s leading businesses, governments and other organizations build their digital core, optimize their operations, accelerate revenue growth and enhance citizen services—creating tangible value at speed and scale.
We are a talent- and innovation-led company with approximately 733,000 people serving clients in more than 120 countries.
Technology is at the core of change today, and we are one of the world’s leaders in helping drive that change, with strong ecosystem relationships.
We combine our strength in technology and leadership in cloud, data and AI with unmatched industry experience, functional expertise and global delivery capability.
We are uniquely able to deliver tangible outcomes because of our broad range of services, solutions and assets across Strategy & Consulting, Technology, Operations, Industry X and Song.
These capabilities, together with our culture of shared success and commitment to creating 360° value, enable us to help our clients reinvent and build trusted, lasting relationships.
We measure our success by the 360° value we create for our clients, each other, our shareholders, partners and communities.

Accenture 2023 Proxy Statement	1

Our Company
Our Strategy
The core of our strategy is delivering 360° value to our clients, people, shareholders, partners and communities by helping them continuously reinvent. Our strategy defines the areas in which we will drive growth, build differentiation via 360° value and enable our clients to transform their organizations through technology, data and AI to create value every day. We aspire to be at the center of our clients’ business and help them reach new levels of performance and to set themselves apart as leaders in their industries. We define 360° value as delivering the financial business case and unique value a client may be seeking, and striving to partner with our clients to achieve greater progress on inclusion and diversity, reskill and upskill our clients’ employees, help our clients achieve their sustainability goals, and create meaningful experiences, both with Accenture and for the customers and employees of our clients.
We bring industry specific solutions and services as well as cross industry expertise and leverage our scale and global footprint, innovation capabilities, and strong ecosystem partnerships together with our assets and platforms including myWizard, myNav, SynOps and AI Navigator for Enterprise to deliver tangible value for our clients.
We help our clients use technology to drive enterprise-wide transformation, which includes:
•building their digital core—such as moving them to the cloud, leveraging data and AI, including generative AI, and embedding security across the enterprise;
•optimizing their operations—such as helping our clients digitize faster, access digital talent and reduce costs as well as through digitizing engineering and manufacturing; and
•accelerating their revenue growth—such as through using technology and creativity to create personalized connections, experiences and targeted sales at scale, leveraging data and AI, transforming content supply chains and marketing and commerce models and helping create new digital services and business models.
Our managed services are strategic for our clients as companies seek to move faster and leverage our digital platforms and talent as well as reduce costs.
We believe our strategy to deliver 360° value makes us an attractive destination for top talent, a trusted partner to our clients and ecosystem partners, and a respected member of our communities.
We believe that the companies that will lead in the next decade need to harness the five key forces of change we have identified—total enterprise reinvention, talent, sustainability, the metaverse continuum and the ongoing technology revolution. We are investing and co-creating with clients and partners to lead in helping our clients thrive across these forces, which we expect to have different time horizons. Today, the demand we continue to see across our geographic markets, services and industries is being primarily driven by the first two, as companies are in the early stages of harnessing these forces. We have summarized below each of the five key forces as we currently see them evolving.
•Total enterprise reinvention, as we believe every part of every business must be transformed by technology, data and AI, with new ways of working and engaging with customers, employees and partners, and new business models, products and services. We are helping clients build their digital core and use new technologies, like generative AI, to optimize operations and accelerate growth.
•Talent, as companies must be able to access great talent, be talent creators not just consumers, and unlock the potential of their people—from the ways they organize and work, to their culture, to their employee value proposition.
•Sustainability, as consumers, employees, business partners, regulators and investors are demanding companies move from commitment to action—we believe every business must be a sustainable business.
•The metaverse continuum, moving seamlessly between virtual and physical, which we believe will provide even greater possibilities in the next waves of digital transformation.
•The ongoing technology revolution, from the rich innovation to come in the powerful technologies, like generative AI, being used to transform companies today, to the new fields of the future, from quantum computing, to science and space technology.
We believe that helping clients navigate these five key forces of change will, in turn, drive our growth.

2	Accenture 2023 Proxy Statement

Our Company
We are Investing in Data & AI to Help Accelerate Our Clients’ Reinvention
In June 2023, we announced an industry-leading $3 billion investment in our Data & AI practice over the next three years to help our clients across all industries rapidly and responsibly advance and use AI to achieve greater growth, efficiency and resilience.
As part of this investment, we are doubling our AI talent to 80,000 people, and we are equipping more than 250,000 people with skills to use new AI tools equitably, sustainably and without bias.
The investment builds on our work in AI for more than 15 years, including more than 1,500 patents and pending patent applications.
Our AI Navigator for Enterprise is a generative AI-based platform designed to help our clients reinvent responsibly with AI, and the Accenture Center for Advanced AI is designed to give clients confidence to move their business forward into the AI era and better navigate extraordinarily rapid change and uncertainty.
In addition to bringing generative AI innovation to our clients, we are embedding it into how we deliver our services and in how we operate—all underpinned by our Responsible AI compliance program.

Accenture 2023 Proxy Statement	3

Our Company

# Key enablers of our growth strategy include:

## Our People

As a talent- and innovation-led organization, across our entire business our people have highly specialized skills that drive our differentiation and competitiveness. We care deeply for our people, and are committed to a culture of shared success, to investing in our people to provide them with boundaryless opportunities to learn and grow in their careers through their work experience and continued development, training and reskilling, and to helping them achieve their aspirations both professionally and personally. We have an unwavering commitment to inclusion and diversity.

## Our Commitment

We are a purpose-driven company, committed to delivering on the promise of technology and human ingenuity by continuously innovating and developing leading-edge ideas and leveraging emerging technologies in anticipation of our clients' needs. Our culture is underpinned by our core values and Code of Business Ethics, which are key drivers of the trust our clients and partners place in us.

## Our Foundation

Our Leadership Essentials set the standard for what we expect from our people. Our growth model, which leverages our global sales, client experience and innovation, while organizing around geographic markets and industry groups within those markets, enables us to be close to our clients, people and partners to scale efficiently. Our enduring shareholder value proposition is also a key element of the foundation that enables us to execute on our growth strategy through the financial value it creates.

4	Accenture 2023 Proxy Statement

Our Company
Driving Reinvention, Delivering 360° Value
The core of our strategy is delivering 360° value to our clients, people, shareholders, partners and communities by helping them continuously reinvent.
We achieved another strong year of financial performance(1) in fiscal 2023, with record new bookings, continued adjusted operating margin expansion and adjusted EPS growth, and very strong cash flow, driving shareholder value creation. These results continue to enable us to deliver 360° value for all our stakeholders.

	Revenues		Diluted Earnings Per Share		Free Cash Flow
¡		¡		¡

$64.1B
An increase of 4% in U.S. dollars and 8% in local currency from fiscal 2022, including revenues of $30.3 billion from North America, $21.3 billion from Europe(2) and $12.5 billion from Growth Markets

$10.77
A 1% increase from fiscal 2022 EPS of $10.71; after excluding the impact of business optimization costs of $1.28 per share and an investment gain of $0.38 per share, adjusted fiscal 2023 EPS of $11.67 increased 9%
$9.0B Defined as operating cash flow of $9.5 billion net of property and equipment additions of $528 million, with a free cash flow to net income ratio of 1.3

	New Bookings		Operating Margin		Cash Returned to Shareholders
¡		¡		¡

$72.2B An increase of 1% in U.S. dollars and 5% in local currency from fiscal 2022
13.7%
A decrease of 150 basis points from fiscal 2022 operating margin of 15.2%; after excluding business optimization costs of 170 basis points, adjusted operating margin was 15.4%, an expansion of 20 basis points
$7.2B Defined as cash dividends of $2.8 billion and share repurchases of $4.3 billion. In fiscal 2023, we paid dividends of $4.48 per share, a 15% increase over the prior year
(1)See “Reconciliation of GAAP Measures to Non-GAAP Measures.”
(2)In the first quarter of fiscal 2024, our Middle East and Africa market units moved from Growth Markets to Europe, and the Europe market is now referred to as our Europe, Middle East and Africa (EMEA) geographic market.

Accenture 2023 Proxy Statement	5

Our Company
For the three-year period from the end of fiscal 2020 through fiscal 2023, our performance reflects our consistent focus on creating 360° value for our clients and all our stakeholders.

	Broad-Based Revenue Growth 13% CAGR(2) in U.S. dollars and 15% in local currency(1)		Sustained Adjusted Margin Expansion 100 Basis Point Decrease (on a GAAP basis) 70 Basis Point Expansion (on an adjusted basis)(1)(3)

	Revenues		Operating Margin
¡		¡

	Strong Earnings Growth 11% CAGR (on a GAAP basis) 16% CAGR (on an adjusted basis)(1)(4)		Significant Cash Returned to Shareholders since Fiscal 2020 12% CAGR dividends per share $19.7 billion returned since Fiscal 2020

	Earnings Per Share		Cash Returned to Shareholders
¡		¡

Total Shareholder Return (TSR)(5)
¡

(1)See “Reconciliation of GAAP Measures to Non-GAAP Measures.”
(2)“CAGR” means Compound Annual Growth Rate.
(3)FY23 adjusted operating margin of 15.4% excludes business optimization costs of 170 basis points.
(4)FY20 adjusted diluted EPS of $7.46 were adjusted to exclude an investment gain of $0.43 per share. FY23 adjusted EPS of $11.67 were adjusted to exclude the $1.28 per share impact of business optimization costs and an investment gain of $0.38 per share.
(5)The cumulative TSR on our Class A shares for the period August 31, 2020 - August 31, 2023, compared with the cumulative TSR over the same period of the S&P 500 Stock Index and the S&P 500 Information Technology Sector Index, assuming that on August 31, 2019, $100 was invested in our Class A shares and in each of the two indices, with dividends reinvested on the ex-dividend date without payment of any commissions.

6	Accenture 2023 Proxy Statement

Our Company
We measure our success by the 360° value we create for our clients, each other, our shareholders, partners and communities, including in the following key areas during fiscal 2023:

	Investments in Acquisitions		Research and Development
¡		¡

	$2.5B 25 strategic acquisitions to scale our business in high-growth areas, add skills and capabilities in new areas and deepen our industry and functional expertise		$1.3B Investment in assets, platforms and industry and functional solutions and in patents and pending patents

	Developing Our People		Promoting Our People
¡		¡

	$1.1B Investment in continuous learning and development. With our digital learning platform, we delivered approximately 40 million training hours, consistent with fiscal 2022		123,000 We celebrated approximately 123,000 promotions, demonstrating our continued commitment to creating vibrant careers and opportunities for our people

	Strong Leadership		Gender Equality
¡		¡

10,000
Approximately 10,000 Accenture leaders, with an average of 16 years of Accenture experience, and a global management committee (our primary management and leadership team) with an average of 23 years of Accenture experience
48% Of our global workforce are women, compared to our global goal of gender parity by 2025, and 30% of our managing directors are women, in line with our global goal of 30% women by 2025

	Commitment to Our Communities		Renewable Electricity
¡		¡

	4.3M People equipped with skills toward employment or entrepreneurship reported by programs supported through our Skills to Succeed initiative		100% We achieved our goal of 100% renewable electricity across our offices by the end of 2023

Accenture 2023 Proxy Statement	7

Proxy Summary
This proxy summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to shareholders on or about December 13, 2023. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.
Items of Business
The following table summarizes the proposals to be voted upon at the 2024 Annual General Meeting of Shareholders to be held on January 31, 2024 (the “Annual Meeting”), and the Board’s voting recommendations with respect to each proposal. The required approval is a majority of votes cast for Proposals 1-6 and 75% of votes cast for Proposals 7 and 8.

	Proposals	Board Recommendation	Page

1	Appointment of Directors	FOR each nominee	42

2	Advisory Vote to Approve Executive Compensation	FOR	60

3	Approve Amended and Restated Accenture plc 2010 Share Incentive Plan	FOR	99

4	Approve Amended and Restated Accenture plc 2010 Employee Share Purchase Plan	FOR	108

5	Ratify the Appointment and Approve Remuneration of Auditor	FOR	117

6	Grant Board Authority to Issue Shares	FOR	120

7	Grant Board Authority to Opt-Out of Pre-emption Rights	FOR	121

8	Determine Price Range for the Re-Allotment of Treasury Shares	FOR	123

Accenture 2023 Proxy Statement	9

Proxy Summary
Our Director Nominees
Our director nominees exhibit a mix of skills, experience, diversity and perspectives:

	Principal Occupation	Age	Director since	Committee Memberships	Other Public Company Boards(1)
Jaime Ardila	Former EVP and President, South America, General Motors Company	68	2013	Audit, Finance (C), Nominating, Governance & Sustainability	2
Martin Brudermüller(2)	CEO & Chairman of the Executive Board, BASF SE	62	Nominee	Audit	1
Alan Jope	Former CEO, Unilever plc	59	2023	Nominating, Governance & Sustainability	0
Nancy McKinstry	CEO & Chairman of the Executive Board, Wolters Kluwer N.V.	64	2016	Compensation, Culture & People (C), Nominating, Governance & Sustainability	1
Beth E. Mooney	Former Chairman & CEO, KeyCorp	68	2021	Compensation, Culture & People, Finance	2
Gilles C. Pélisson Independent Lead Director	Former Chairman & CEO, TF1 Group	66	2012	Nominating, Governance & Sustainability	0
Paula A. Price	Former CFO, Macy’s, Inc.	62	2014	Audit (C), Compensation, Culture & People	2
Venkata (Murthy) Renduchintala	Former Chief Engineering Officer, Intel Corporation	58	2018	Audit, Finance	0
Arun Sarin	Former CEO, Vodafone Group plc	69	2015	Compensation, Culture & People, Nominating, Governance & Sustainability (C)	2
Julie Sweet Chair	Chair & CEO, Accenture plc	56	2019	—	0
Tracey T. Travis	CFO, The Estée Lauder Companies Inc.	61	2017	Audit, Finance	1
(1)All director nominees are in compliance with the Company’s Director Overboarding Policy. See “Proposal 1: Appointment of Directors—Process for Selecting New Outside Directors—Director Overboarding Policy.”
(2)Subject to appointment at the Annual Meeting, Dr. Brudermüller will be appointed to the Audit Committee. Dr. Brudermüller is expected to step down from his roles at BASF SE in April 2024.

10	Accenture 2023 Proxy Statement

Proxy Summary
Director Nominee Highlights

Nominee Diversity
¡

1 Hispanic or Latino

2 Black or African American

2 Asian

5 of 11 are racially and ethnically diverse
5 of 11 are women

	45%	Directors are Women

	45%	Racially and Ethnically Diverse Directors

	50%	Board Committees Chaired by Women

	75%	Board Committees Chaired by Racially and Ethnically Diverse Directors

Nominee Experience
¡

11/11 Senior Leadership Experience

9/11 Public Company Board Experience

10/11 Global Expertise

10/11 Finance, Accounting and Risk Management

10/11 Innovation and Technology

11/11 Investment Expertise

9/11 Government and Regulatory

Range of Tenure
¡

6.1 years average tenure

Accenture 2023 Proxy Statement	11

Proxy Summary
Corporate Governance Highlights
Accenture has a history of strong corporate governance. The Company believes good governance is critical to achieving long-term shareholder value. We are committed to governance practices and policies that serve the long-term interests of the Company and its stakeholders. The following table summarizes certain highlights of our corporate governance practices and policies:

Our Practices and Policies

Board Structure and Independence	Other Strong Governance Practices

✓100% independent Board committees
✓10 of our 11 director nominees are independent
✓Strong independent Lead Director, elected by the independent directors
✓Regular executive sessions, where independent directors meet without management present
✓Robust director selection process resulting in a diverse and international Board in terms of gender, race, ethnicity, experience, perspectives, skills and tenure
✓Board takes active role in Board succession planning and is committed to Board refreshment

✓Board diversity policy to actively seek out women and underrepresented candidates
✓Director overboarding policy limiting service to 3 other public company boards or 2 other public company boards if the director is a public company chief executive officer
✓Annual Board, committee and individual director evaluations and self-assessments
✓Active shareholder engagement
✓Policy on political contributions and lobbying

Board Oversight	Shareholder Rights

✓Active Board oversight of strategy, risk management and environmental, social and governance (“ESG”) matters
✓Committee oversight of ESG performance, disclosure, strategies, goals, objectives, risks and opportunities, as well as strategies related to the Company’s people, including pay equity, inclusion and diversity, leadership succession and risks

✓Annual election of directors
✓Shareholders holding 10% or more of our outstanding share capital have the right to convene a special meeting
✓No shareholder rights plan (“poison pill”)
✓Proxy access right

12	Accenture 2023 Proxy Statement

Proxy Summary

Compensation Highlights
Consistent with our pay-for-performance philosophy, 2023 compensation decisions were aligned with our strong financial performance in fiscal 2023, as described further under “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2023 Compensation Decisions.”

Pay-for-Performance
The Company’s performance with respect to total shareholder return over a three-year period was at the 45th percentile among the companies in our peer group. The realizable total direct compensation for the chair and chief executive officer role over this same period was at the 34th percentile, which indicates that our relative Company performance ranked higher than relative realizable pay, as compared to our peer group.
See page 67 for a definition of realizable total direct compensation.

Accenture 2023 Proxy Statement	13

Proxy Summary
Pay Elements for Named Executive Officers
The Compensation, Culture & People Committee believes that total compensation for the Company’s named executive officers should closely align with the Company’s performance and each individual’s performance.
Our named executive officers are eligible to earn a cash bonus award under our Global Annual Bonus program, which is funded during the fiscal year based on Company financial performance compared to the earnings target for the year, and rewards them for Company and individual performance evaluated against performance objectives, as described below under “—Process for Determining Executive
Compensation—Performance Objectives Used in Evaluations.” We also use two primary equity compensation programs for our named executive officers: the Key Executive Performance Share Program, which rewards achievement over a prospective three-year performance period, and the Accenture Leadership Performance Equity Award Program, which rewards executives for performance in the preceding fiscal year. The following reflects compensation elements approved by the Compensation, Culture & People Committee in recognition of our named executive officers’ achievements during fiscal 2023.

CEO and Other Named Executive Officer (“NEO”) Pay Mix
¡

6%
Base Compensation
(as of Dec. 1, 2023)
14%
Fiscal 2023
Global Annual
Bonus
80%
January 2024
Equity Awards
CEO
74%
Key Executive Performance Share Program

14%
Base Compensation (as of Dec. 1, 2023)
19%
Fiscal 2023 Global Annual Bonus
67%
January 2024 Equity Awards
Other NEOs(1)
75%
Key Executive Performance Share Program

(1)Does not include Mr. Etheredge, who is not eligible to receive certain pay elements included above. Mr. Etheredge, who served as our chief executive officer—North America through August 31, 2023, is retiring and currently serves as an advisor to the Company and is expected to continue in this position through his retirement from the Company on June 30, 2024.

14	Accenture 2023 Proxy Statement

Proxy Summary
Compensation Practices
The Compensation, Culture & People Committee oversees the design and administration of the Company’s compensation programs. The Compensation, Culture & People Committee believes that a well-designed, consistently applied compensation program is fundamental to the long-term creation of shared success—our commitment to make a positive difference together with our clients, people, shareholders, partners and communities. The following table summarizes some highlights of our compensation practices that drive our named executive officer compensation programs:

What we do

✓Align our executive pay with performance
✓Set challenging performance objectives
✓Provide an appropriate mix of short- and
long-term incentives
✓Align executive compensation with shareholder returns through performance-based vesting of equity incentive awards
✓Use appropriate peer groups when establishing compensation
✓Maintain meaningful equity ownership guidelines

✓Include caps on individual payouts in short- and long-term incentive plans
✓Maintain clawback policies applicable to cash and equity incentive awards (including both time- and performance-based)
✓Mitigate potential dilutive effects of equity awards through our share repurchase programs
✓Hold an annual “say-on-pay” advisory vote
✓Conduct annual compensation risk review and assessment
✓Retain an independent compensation consultant

What we don’t do

✗No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements
✗No “golden parachutes,” change in control payments or excise tax gross-ups
✗No change in control “single trigger” equity acceleration provisions
✗No dividends or dividend equivalents paid until vesting ✗No hedging or pledging of Company shares ✗No supplemental executive retirement plan

Accenture 2023 Proxy Statement	15

Corporate Governance
The Board is responsible for providing governance and oversight over the strategy, operations and management of Accenture. The primary mission of the Board is to represent and protect the interests of our shareholders. The Board oversees our senior management, to whom it has delegated the authority to manage the day-to-day operations of the Company. The Board has adopted Corporate Governance Guidelines, committee charters and a Code of Business Ethics which, together with our Memorandum and Articles of Association, form the governance framework for the Board and its committees. We believe good governance strengthens the Board and management’s accountability. The Board regularly (and at least annually) reviews its Corporate Governance Guidelines and other corporate governance documents and from time to time revises them when it believes it serves the interests of the Company and its shareholders to do so and in response to feedback from shareholders, changing regulatory and governance requirements and best practices. The following sections provide an overview of our corporate governance structure, including director independence and other criteria we use in selecting director nominees, our Board leadership structure and the responsibilities of the Board and each of its committees.

Key Corporate Governance Documents The following materials are accessible through the Governance Principles section of our website at www.accenture.com/us-en/about/governance/company-principles :
•Corporate Governance Guidelines •Code of Business Ethics	•Committee Charters •Memorandum and Articles of Association

Printed copies of all of these documents are also available free of charge upon written request to our Investor Relations Group at Accenture, Investor Relations, 395 Ninth Avenue, 60th Floor, New York, NY 10001, USA. Accenture’s Code of Business Ethics is applicable to all of our directors, officers and employees. If the Board grants any waivers from our Code of Business Ethics to any of our directors or executive officers, or if we amend our Code of Business Ethics, we will, if required, disclose these matters through our website on a timely basis.

Accenture 2023 Proxy Statement	17

Corporate Governance
Corporate Governance Practices
Accenture has a history of strong corporate governance. We are committed to governance policies and practices that serve the interests of the Company and its shareholders. Over the years, our Board has evolved our practices in the interests of Accenture’s shareholders. Our governance practices and policies include the following, among other things:

Board Structure and Independence	Independent Board	All of our directors are independent except for our chair and chief executive officer.

	100% independent Board committees	Each of our four committees consists solely of independent directors. Each standing committee operates under a written charter, which is reviewed annually, that has been approved by the Board.

	Strong independent Lead Director, elected by the independent directors	We have an independent Lead Director of the Board who has comprehensive duties that are set forth in the Company’s Corporate Governance Guidelines, including leading regular executive sessions of the Board, where independent directors meet without management present.

	Commitment to Board refreshment	Our Board takes an active role in Board succession planning, is committed to Board refreshment and works towards creating a balanced Board with both fresh perspectives and deep experience. As a refreshment mechanism, we have a retirement age of 75. The current average tenure of our 11 director nominees is 6.1 years.

	Director selection process	Our Board has a rigorous director selection process resulting in a diverse and international Board in terms of gender, race, ethnicity, experience, perspectives, skills and tenure.

Board Oversight	Board oversight of ESG
The Board has delegated ESG oversight responsibility to committees of the Board based on the expertise of those committees. The Nominating, Governance & Sustainability Committee oversees the Company’s overall ESG performance, disclosure, strategies, goals and objectives and monitors evolving ESG risks and opportunities. The Compensation, Culture & People Committee oversees the Company’s strategies related to the Company’s people, including matters such as pay equity, inclusion and diversity, leadership succession and culture and monitors related risks. The Audit Committee oversees our approach to the quality of ESG-related data and controls.

Board oversight of strategy and risk
Our Board provides active oversight of our strategy and enterprise risk management program (including cybersecurity, responsible AI and data privacy risks). The Audit Committee’s oversight responsibility includes information technology risk exposures, including cybersecurity, data privacy and data security.

Shareholder Rights	Annual election of directors	All of our directors are elected annually.

	Authority to call special meetings	Shareholders holding 10% or more of our outstanding share capital have the right to convene a special meeting.

	No shareholder rights plan (“poison pill”)	The Company does not have a poison pill.

	Proxy access right	Eligible shareholders can (subject to certain requirements) include their own qualified director nominees in our proxy materials.

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Corporate Governance

Other Strong Corporate Governance Practices	Annual Board, committee and individual director evaluations and self-assessments	The Nominating, Governance & Sustainability Committee conducts a confidential survey of the Board and its committees each year. The independent Lead Director and chair of the Nominating, Governance & Sustainability Committee also conduct a self-assessment interview with each Board member that is designed to enhance his or her participation and role as a member of the Board, as well as to assess the competencies and skills each individual director is expected to bring to the Board.

	Board diversity policy	As part of the search process for new director candidates, the Nominating, Governance & Sustainability Committee actively seeks out women and underrepresented candidates to include in the pool from which Board nominees are chosen (and instructs any search firm engaged for the search to do so).

	Director overboarding policy	Our directors may not serve on the boards of more than three public companies, in addition to our Board, and directors who are chief executive officers of public companies may not serve on the boards of more than two other public companies, in addition to our Board.

	Active shareholder engagement	We regularly engage with our shareholders to better understand their perspectives, and our independent Lead Director has participated when requested by major shareholders.

	Code of Business Ethics	Our Code of Business Ethics, which applies to all employees as well as all members of the Board, reinforces our core values and helps drive our culture of compliance, ethical conduct and accountability. The contents of our Code of Business Ethics are organized by six fundamental behaviors: Make Your Conduct Count; Comply with Laws; Deliver for Our Clients; Protect People, Information and Our Business; Run Our Business Responsibly; and Be a Good Corporate Citizen.

Clawback policies
We maintain two clawback policies applicable to our current and former executive officers. Our Mandatory Clawback Policy complies with the requirements imposed pursuant to Exchange Act Rule 10D-1 and provides for clawback of excess incentive-based compensation in the event of a financial restatement. Our Senior Leadership Clawback policy applies to a broader group of individuals, including our current and former executive officers and other senior leaders, and provides for the recoupment of time- and performance-based cash and equity incentive compensation under specified circumstances as further described under “Executive Compensation—Compensation Discussion and Analysis—Additional Information.”

	Director and executive officer equity ownership requirements	Each named executive officer is required to hold Accenture equity with a value equal to at least six times his or her base compensation by the fifth anniversary of becoming a named executive officer. Each director is required to hold Accenture equity having a fair market value equal to three times the value of the annual director equity grants within three years of joining the Board.

	Prohibition on hedging or pledging of company stock	Our directors and all employees are prohibited from entering into hedging transactions, and our directors, our chair and chief executive officer, executive officers, members of our global management committee and other key employees are prohibited from entering into pledging transactions.

Accenture 2023 Proxy Statement	19

Corporate Governance
Leadership Structure
We believe strong independent leadership is essential for the Board to effectively perform its functions and to help ensure independent oversight of management. Our Corporate Governance Guidelines provide the Board with the flexibility to choose the appropriate Board leadership structure for the Company based on what it believes is best for Accenture and its shareholders at a given point in time. Our Corporate Governance Guidelines also provide that if the same person holds the chair and chief executive officer roles, or if the chair is not independent, the independent directors of the Board will designate one of the independent directors to serve as the independent Lead Director.
Currently, our Board leadership structure consists of an independent Lead Director, a chair (who is also our chief executive officer) and strong independent committee chairs. The Board believes our structure provides independent Board leadership with the benefit of our chief executive officer serving as the chair at our regular board meetings. The Board regularly reviews its leadership structure and has determined that this structure is in the best interests of the Company and its shareholders at this time. Among other factors, the Board considered and evaluated: Ms. Sweet’s knowledge of Accenture and its industry, which has been built up over 13 years of experience with the Company; the strength of Ms. Sweet’s vision for the Company and the quality of her leadership; the importance of consistent, unified leadership to execute and oversee the Company’s strategy; the strong and highly independent composition of the Board; and the meaningful responsibilities of the independent Lead Director. In addition, the Board believes this leadership structure also enhances its oversight of material risks because the chair and chief executive officer is uniquely positioned to identify and inform the Board of emerging risks while the independent Lead Director and committee chairs, as well as the other independent directors, provide independent oversight of the Company’s risk management programs.
Gilles Pélisson has served as our independent Lead Director since January 2020 and has been a director since 2012. The independent directors believe that Mr. Pélisson is well suited to serve as independent Lead Director given his significant managerial, operational and global experience, as well as his experience in corporate governance. As a result of his broad-based and relevant background, as well as his deep knowledge of Accenture’s business, Mr. Pélisson is well-positioned as independent Lead Director to provide constructive, independent and informed guidance and oversight to management. The Board believes that the presence of our independent Lead Director who, as described below, has meaningful oversight responsibilities, together with a combined chair and chief executive officer, provides the Company with the optimal leadership to drive the Company forward at this time.
We continue to believe it is important that the Board retain flexibility to determine whether these roles should be separate or combined based upon the Board’s assessment of the Company’s needs. The Board recognizes that no single leadership model is right for all companies and at all times, and will continue to evaluate whether to split or combine the chair and chief executive officer roles to ensure our leadership structure continues to be in the best interests of the Company and our shareholders.

Chair and Chief Executive Officer Julie Sweet	Committee Chairs

	Paula A. Price (Audit)	Nancy McKinstry (Compensation, Culture & People)	Jaime Ardila (Finance)	Arun Sarin (Nominating, Governance & Sustainability)

Independent Lead Director Gilles C. Pélisson

All committee members are independent.

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Corporate Governance
Independent Lead Director

Independent Lead Director Gilles C. Pélisson
The independent Lead Director helps to ensure there is an appropriate balance between management and the independent directors and to keep the independent directors fully informed and able to discuss and debate the issues that they deem important.
The responsibilities of the independent Lead Director, which are described in the Company’s Corporate Governance Guidelines, include, among others:

Responsibility	Description

Agendas	Providing input on issues for Board consideration, helping set and approve the Board agenda, ensuring that adequate information is provided to the Board, helping ensure that there is sufficient time for discussion of all agenda items and approving schedules for Board meetings.

Board meetings	Presiding at all meetings of the Board at which the chair is not present.

Executive sessions	Authority to call meetings of independent directors and presiding at all executive sessions of the independent directors.

Communicating with directors	Acting as a liaison between the independent directors and the chair and chief executive officer.

Communicating with shareholders	If requested by major shareholders, being available for consultation and direct communication. Serving as a liaison between the Board and shareholders on investor matters.

Board evaluation process
Reviewing annual anonymous surveys and conducting in-person self-assessment interviews with each Board member, together with the chair of the Nominating, Governance & Sustainability Committee, in order to gain valuable insights on how to strengthen the performance of the Board, its committees and individual directors.

In addition to the above responsibilities, our independent Lead Director also has regular meetings with the chairs of the Board committees as well as our chair and chief executive officer, to discuss critical matters and other ongoing topics, including acquisitions and management decisions.

Accenture 2023 Proxy Statement	21

Corporate Governance
Director Independence
The Board has adopted categorical standards designed to assist the Board in assessing director independence (the “Independence Standards”), which are included in our Corporate Governance Guidelines. The Corporate Governance Guidelines and the Independence Standards have been designed to comply with the standards required by the New York Stock Exchange (“NYSE”). In accordance with the applicable NYSE rules and our Corporate Governance Guidelines, the Board performs an annual review of the independence of all directors and nominees. To be considered independent, a director must not have any direct or indirect material relationship with Accenture, as determined affirmatively by the Board. In addition, committee members are subject to any additional independence requirements that may be required by applicable law, regulations and NYSE listing standards.
In making its independence recommendations, the Nominating, Governance & Sustainability Committee evaluates the various commercial, charitable and employment transactions and relationships known to the committee that exist between us and our subsidiaries on the one hand, and the directors and the entities with which certain of our directors or members of their immediate families are, or have been, affiliated (including those identified through our annual director questionnaires) on the other. Furthermore, the Nominating, Governance & Sustainability Committee discusses other relevant facts and circumstances regarding the nature of these transactions and relationships to determine whether other factors, regardless of the Independence Standards, might compromise a director’s independence.
Based on its analysis, the Nominating, Governance & Sustainability Committee recommended, and the Board determined that, other than Julie Sweet, each of our director nominees (Jaime Ardila, Martin Brudermüller, Alan Jope, Nancy McKinstry, Beth E. Mooney, Gilles C. Pélisson, Paula A. Price, Venkata (Murthy) Renduchintala, Arun Sarin and Tracey T. Travis) is independent under all applicable standards, including, with respect to members of the Audit and Compensation, Culture & People Committees, those applicable to such committee service. The Board concurred in these recommendations. In addition, the Board determined that Frank Tang, who was not subject to re-appointment at the 2023 Annual Meeting, was independent during the period he served on the Board during fiscal 2023. In reaching its determinations, the Nominating, Governance & Sustainability Committee and the Board considered that during fiscal 2023, Martin Brudermüller, Alan Jope, Nancy McKinstry, Gilles C. Pélisson and Tracey T. Travis were employed by organizations that do business with Accenture. The amount received by Accenture or such other organization in each of the last three fiscal years did not exceed the greater of $1 million or 1% of either Accenture’s or such organization’s consolidated gross revenues.
Board Oversight
Oversight of Strategy
The Board is responsible for providing governance and oversight over the strategy, operations and management of Accenture. Acting as a full Board and through the Board’s four standing committees, the Board is involved in the Company’s strategic planning process. Each year, the Board holds a strategy retreat during which members of the Accenture Leadership team present the Company’s overall corporate strategy and seek input from the Board. “Accenture Leadership” is comprised of members of our global management committee, senior managing directors and managing directors. At subsequent meetings, the Board continues to review the Company’s progress against its strategic plan. In addition, throughout the year, the Board will review specific strategic initiatives where the Board will provide additional oversight. The Board is continuously engaged in providing oversight and independent business judgment on the strategic issues that are most important to the Company.

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Corporate Governance
Oversight of Risk
The full Board is responsible for overseeing the Company’s enterprise risk management (“ERM”) program. As described more fully below, the Board fulfills this responsibility both directly and through its standing committees, each of which assists the Board in overseeing a part of the Company’s overall risk management. Our ERM program and disclosure controls and procedures are designed to appropriately escalate key risks to the Board as well as to analyze potential risks for disclosure. The risks described in this section include those formally monitored at a Board or committee level as part of the ERM program, which includes the annual risk assessment process, program scope, status of priority and emerging risks and risk profile, among other things, or pursuant to committee charters. These risks do not represent a complete list of all enterprise risks that are considered and addressed from time to time by the Board and its committees. For more information on risks that affect our business, please see our most recent Annual Report on Form 10-K and other filings we make with the Securities & Exchange Commission (the “SEC”).

Board Oversight of Risk

•Receives an annual review of the Company’s ERM program, which includes:
–the annual risk assessment process, program scope, status of priority and emerging risks and associated mitigation activities
–the Company’s approach to sustainability, people management, operational footprint, cybersecurity, responsible AI and data privacy and investment risks and strategies, among other things

•Receives interim updates as appropriate
•Reviews reports from external advisors such as outside counsel and industry experts to further understand priority risk areas
•Delegates specific risk oversight responsibility to committees based on expertise, as described below, and receives quarterly reports from the Board committee chairs, which include, when appropriate, updates with respect to risks overseen by the respective committees

Committee Oversight of Risk

Audit Committee

•Reviews our guidelines and policies with respect to risk assessment and management
•Reviews major financial, contract and information technology risk exposures, including cybersecurity, data privacy and data security, along with the monitoring and mitigation of these exposures

•Receives quarterly updates on the ERM program and, in addition, reviews enterprise risks and risk management topics, as needed
•Discusses with the chairs of the other committees the risk assessment process for the risks overseen by those committees, on at least an annual basis

Compensation, Culture & People Committee	Finance Committee	Nominating, Governance & Sustainability Committee

•Reviews and discusses with management, management’s assessment of people and culture-related risks, including whether any risks arising from the Company’s compensation programs are reasonably likely to have a material adverse effect on the Company
	•Reviews and discusses with management financial-related risks, including foreign exchange, counterparty and liquidity-related risks, major acquisitions and insurance exposure	•Evaluates the overall effectiveness of the Board and its committees, including the Board’s focus on the most critical issues and risks •Monitors evolving ESG risks

Accenture 2023 Proxy Statement	23

Corporate Governance

Enterprise Risk Management Program

ERM Program
•An annual and ongoing process designed to identify, assess and manage the Company’s risk exposures over the short-, intermediate- and long-term
•The general counsel, who reports to our chair and chief executive officer, oversees the Company’s ERM program
•Priority risk areas are assigned to one or more members of our global management committee to manage
•While the formal ERM assessment is conducted annually, the process provides the flexibility to make changes to the identified risks as needed and leaders engage with the ERM management team to escalate risks as appropriate

ERM Process
•Members of Accenture Leadership representing all markets and services are surveyed each year to provide insight into changing risk levels
•Based in part on the survey results and on other internal and external inputs, the Company:
–identifies its material operational, strategic and financial risks
–develops plans to monitor, manage and mitigate these risks
–utilizes internal and external thought leadership to benchmark risk priorities on an annual basis
–evaluates and prioritizes these risks by taking into account many factors, including the potential impact of risk events should they occur, the likelihood of occurrence and the effectiveness of existing risk mitigation strategies

Cybersecurity and Data Privacy Risks
As part of the Board’s role in overseeing the Company’s ERM program, the Board devotes time and attention to cybersecurity and data privacy-related risks, with the Audit Committee responsible for overseeing information technology risk exposures, including cybersecurity, data privacy and data security. The Audit Committee receives reports on cybersecurity and data privacy matters and related risk exposures from management, including our chief information security officer, at least twice a year and more frequently as applicable. The Audit Committee regularly updates the Board on such matters and the Board also periodically receives reports from management directly.
All Accenture people regularly participate in required and targeted data privacy trainings and annual information security trainings, in addition to completing at least one required level of our Information Security Advocate program, a self-paced training program designed to strengthen awareness and adoption of secure behaviors. We also assess the efficacy of our information security program through internal detection and monitoring systems, as well as through the engagement of external, third-party experts. Reflective of our commitment to cybersecurity and data privacy, we have received global certifications for Information Security (ISO 27001:2013) and Data Privacy (ISO 27701:2019).

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Corporate Governance
Oversight of ESG
The core of our strategy is delivering 360° value to our clients, people, shareholders, partners and communities by helping them continuously reinvent. To drive change for our clients, and for our business, we work across a spectrum of environmental, social and governance (ESG) priorities—and help our stakeholders do the same—contributing to the creation of a more sustainable world for all.

Board of Directors

At Accenture, responsibility for ESG matters starts at the top, with our Board actively overseeing our ESG strategies and progress in meeting our ESG-related commitments, and cascades throughout the business.

Nominating, Governance & Sustainability Committee
•The Nominating, Governance & Sustainability Committee is responsible for overseeing our overall ESG performance, disclosure, strategies, goals and objectives and monitoring evolving ESG risks.
•In carrying out its responsibilities, the Nominating, Governance & Sustainability Committee receives periodic reports throughout the year from management on key ESG matters, including the sustainability services we provide to clients, our actions around being a responsible company and citizen, our progress in meeting our ESG-related commitments and our integrated reporting, which demonstrates our commitment to transparency and accountability of our goals and progress.

Compensation, Culture & People Committee
•The Compensation, Culture & People Committee is responsible for overseeing our strategies related to our people, including matters such as pay equity, inclusion and diversity, leadership succession and culture.
Audit Committee •The Audit Committee oversees our approach to the quality of ESG-related data and controls.

Global Management Committee
•Our global management committee sponsors our responsible company strategies. These senior leaders, spanning multiple corporate functions, industries, services and geographies, engage on these topics and are responsible for implementing strategies, goals and policies.
•Together, they make strategic recommendations and decisions on our ESG initiatives, including sponsorship of our non-financial goals.

ESG Executive Committee
•Our ESG executive committee, made up of a subset of the global management committee, is accountable for approving strategic global decisions aligned with Accenture’s corporate sustainability commitments.
•Our ESG executive committee and steering committee (which is comprised of leaders across the Company) meet regularly to monitor our sustainability performance, identify improvement areas and elevate matters to the Board as appropriate through the global management committee.

For more information about our ESG initiatives and progress in meeting our ESG-related commitments, please see “Our People, Environment and Communities.”

Accenture 2023 Proxy Statement	25

Corporate Governance
Oversight of People and Culture
Accenture is a talent- and innovation-led organization, with a culture of shared success, which is defined as success for our clients, people, shareholders, partners and communities. This culture is built upon four tangible building blocks—our beliefs, our behaviors, the way we develop and reward our people and the way we do business. Our Board plays an integral role in the oversight of our people and our culture at Accenture, with the Compensation, Culture & People Committee responsible for overseeing the Company’s strategies related to the Company’s people, including matters such as pay equity, inclusion and diversity, leadership succession, culture and monitoring related risks. Throughout the year, the Board and the Compensation, Culture & People Committee receive reports from management on Accenture’s culture, talent development, retention and recruiting initiatives, inclusion and diversity strategy, pay equity, leadership and succession planning and employee conduct investigations. The Compensation, Culture and People Committee also receives updates on employee surveys. Moreover, our performance-based compensation program, which is reviewed and approved by the Compensation, Culture & People Committee, incorporates performance objectives, including specific gender, racial and ethnic diversity goals, as well as goals relating to professional development and retention. For additional information relating to such performance objectives, please see “Compensation Discussion and Analysis—Compensation Programs—Cash Compensation—Global Annual Bonus” and “Compensation Discussion and Analysis—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations.”
Management Succession Planning
Succession planning is at the heart of the Company’s talent strategy. The Company seeks to identify candidates for succession with the experience and skills needed to serve our clients and to develop the strategy and manage the operations of the Company, and who also exemplify the Company’s leadership essentials, which are further described in “—Our People, Environment and Communities.” The Company conducts assessments to identify those with high potential for senior leadership positions, allowing us to assess leader skills, aspirations and readiness, enable the Company to plan for future role rotations and identify any talent gaps. The Company’s global management committee engages in discussions focused on succession plans with an emphasis on boundaryless and borderless opportunities. Ongoing conversations are conducted to understand the aspirations of high-potential leaders and their development focused on learning, experience and exposure. The Board also has meaningful opportunities to regularly engage with strong candidates for succession.
As described in the Company’s Corporate Governance Guidelines, the chair and chief executive officer reports annually to the Board regarding succession planning of the executive committee. The chair and chief executive officer and the chief leadership and human resources officer meet with the Compensation, Culture & People Committee and the Board regularly to discuss these succession plans and any recommendations they may have regarding the Company’s next generation of leaders. As set forth in their respective charters, the Compensation, Culture & People Committee oversees the Company’s general strategies related to leadership succession for the executive committee, and the Nominating, Governance & Sustainability Committee ensures that an effective chief executive officer succession plan is in place and, in the event of a vacancy, recommends to the Board a successor.
Board Meetings
During fiscal 2023, the Board met four times. In addition, per our committee charters, all of our Board members are ordinarily invited to and frequently attend the meetings of our four standing committees, except for a few specific sessions reserved to committee members only. Board members may only vote at meetings of the committees on which they serve. The Board expects that its members will prepare for, attend and participate in all Board and applicable committee meetings and each annual general meeting of shareholders. Directors are also expected to become familiar with Accenture’s organization, management team and operations in connection with discharging their oversight responsibilities.

During fiscal 2023, all of our incumbent directors attended 100% of the meetings of the Board and the committees on which they served (during the periods when they served).

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Corporate Governance
Executive Sessions
The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management to discuss various matters related to the oversight of the Company, including the Board’s leadership structure and the chair and chief executive officer’s performance. Accordingly, our independent directors meet separately in executive session at each regularly scheduled Board meeting. Our independent directors held four executive sessions during fiscal 2023, all of which were led by the independent Lead Director.
Director Attendance at Annual Meetings
All nine of the Board members standing for re-appointment at our 2023 annual general meeting of shareholders attended the 2023 meeting. As set forth in our Corporate Governance Guidelines, the Board expects that its members will attend the annual general meeting of shareholders.
Committees of the Board
The Board currently has four standing committees: Audit; Compensation, Culture & People; Finance; and Nominating, Governance & Sustainability. From time to time, the Board may also create ad hoc or special committees for certain purposes in addition to these four standing committees. Each committee consists entirely of independent, non-employee directors. The table below lists the current membership of each committee and the number of meetings held in fiscal 2023.
During fiscal 2023, Mr. Jope, who has extensive sustainability experience from overseeing initiatives at Unilever, where he served as CEO from 2019 through June 2023, joined the Nominating, Governance & Sustainability Committee.

	Committees
Board Member	Audit	Compensation, Culture & People	Finance	Nominating, Governance & Sustainability
Jaime Ardila(1)
Alan Jope(2)
Martin Brudermüller(3)
Nancy McKinstry
Beth E. Mooney
Gilles C. Pélisson(4)
Paula A. Price(1)
Venkata (Murthy) Renduchintala
Arun Sarin
Tracey T. Travis(1)
Number of Meetings in Fiscal 2023	9	5	5	5

Member	Chair
(1)Audit Committee Financial Expert as defined under SEC rules.
(2)Joined the Nominating, Governance & Sustainability Committee on April 14, 2023.
(3)Subject to appointment at the Annual Meeting, will be appointed to the Audit Committee.
(4)Independent Lead Director of the Board.

Accenture 2023 Proxy Statement	27

Corporate Governance

Audit Committee

Members All Independent Paula A. Price (Chair) Jaime Ardila Martin Brudermüller(1) Venkata (Murthy) Renduchintala Tracey T. Travis
Oversees the Company’s accounting, financial reporting processes, audits of financial statements and internal controls, ERM program and information technology risk exposures.
The Audit Committee’s primary responsibilities include oversight of the following:
•the quality and integrity of the Company’s accounting and reporting practices and controls, and the financial statements and reports of the Company;
•the Company’s compliance with legal and regulatory requirements;
•the independent auditor’s qualifications and independence;
•the performance of the Company’s internal audit function and independent auditors; and
•the Company’s ERM program and information technology risk exposures, including cybersecurity, data privacy and data security and related risks.
The Audit Committee also oversees our approach to the quality of ESG-related data and controls. In addition, the Board formalized the Audit Committee’s oversight of the Company’s tax policies and compliance.
The Board has determined that each member of the Audit Committee meets the financial literacy, independence and accounting or auditing requirements of the SEC, the Companies Act of 2014 and the NYSE, as applicable to audit committee members, and that each of Jaime Ardila, Paula A. Price and Tracey T. Travis also qualifies as an “audit committee financial expert” for purposes of SEC rules.
No member of the Audit Committee may serve on the audit committee of more than three public companies, including Accenture, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee and discloses such determination in accordance with NYSE requirements. No member of the Audit Committee currently serves on the audit committees of more than three public companies, including Accenture.

(1)Subject to appointment at the Annual Meeting, will be appointed to the Audit Committee.

Finance Committee

Members All Independent Jaime Ardila (Chair) Beth E. Mooney Venkata (Murthy) Renduchintala Tracey T. Travis
Oversees the Company’s capital and treasury activities.
The Finance Committee’s primary responsibilities include oversight of the Company’s:
•capital structure and corporate finance strategy and activities;
•dividends, share redemption and purchase activities;
•treasury function, investment management and financial risk management;
•major acquisitions, dispositions, joint ventures or similar transactions; and
•insurance plans.

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Corporate Governance

Nominating, Governance & Sustainability Committee

Members All Independent Arun Sarin (Chair) Jaime Ardila Alan Jope Nancy McKinstry Gilles C. Pélisson
Oversees the Company’s corporate governance practices and processes, and ESG matters.
The Nominating, Governance & Sustainability Committee’s primary responsibilities include oversight of the following:
•assessing and selecting/nominating (or recommending to the Board for its selection/nomination) strong and capable candidates to serve on the Board;
•making recommendations as to the size, composition, structure, operations, performance and effectiveness of the Board;
•overseeing the Company’s chief executive officer succession process;
•together with the Compensation, Culture & People Committee, conducting an annual review of the Company’s performance and the Company’s chair and chief executive officer’s performance;
•developing and recommending to the Board a set of corporate governance principles, including independence standards;
•overseeing ESG performance, disclosure, strategies, goals and objectives and monitoring evolving ESG risks and opportunities;
•overseeing political, lobbying and other grassroots advocacy activities and the Company’s policies and practices regarding such activities; and
•taking a leadership role in shaping the corporate governance of the Company.

Compensation, Culture & People Committee

Members All Independent Nancy McKinstry (Chair) Beth E. Mooney Paula A. Price Arun Sarin
Oversees the Company’s global compensation philosophy, policies and programs as well as the Company’s strategies related to the Company’s people and culture.
The Compensation, Culture & People Committee’s primary responsibilities include oversight of the following:
•together with the Nominating, Governance & Sustainability Committee, conducting an annual review of the Company’s performance and the Company’s chair and chief executive officer’s performance;
•setting the compensation of the chair and chief executive officer, the executive officers and the members of our global management committee who also serve on the executive committee (the “executive committee”);
•overseeing the Company’s equity-based plans;
•reviewing and making recommendations to the full Board regarding Board compensation; and
•overseeing the Company’s strategies related to the Company’s people, including matters such as pay equity, inclusion and diversity, leadership succession and culture, and monitor related risks.
In addition, the Board formalized the Compensation, Culture & People Committee’s oversight of the administration of the Company’s clawback policies and the review of corporate investigations related to employee conduct.
The Board has determined that each member of the Compensation, Culture & People Committee meets the independence requirements of the SEC and NYSE applicable to compensation committee members.

Accenture 2023 Proxy Statement	29

Corporate Governance
Compensation Oversight
A number of individuals and entities contribute to the process of reviewing and determining the compensation of the chair and chief executive officer, members of the executive committee and independent directors:
•Compensation, Culture & People Committee. Our Compensation, Culture & People Committee makes the final determination regarding the annual compensation of the chair and chief executive officer and members of the executive committee, taking into consideration, among other factors, an evaluation of each individual’s performance, the recommendations of the chair and chief executive officer regarding the compensation of the members of our executive committee and the advice of the Compensation, Culture & People Committee’s independent compensation consultant. In addition, our Compensation, Culture & People Committee reviews and, based in part on the advice of its independent consultant, makes recommendations to the Board with respect to the appropriateness of the compensation paid to our independent directors, and the full Board then reviews these recommendations and makes a final determination on the compensation of our independent directors. For a more detailed discussion regarding the role of compensation consultants with respect to executive and director compensation, see “Executive Compensation—Compensation Discussion and Analysis—Role of Compensation Consultants.”
•Nominating, Governance & Sustainability Committee. Together with the Compensation, Culture & People Committee, the Nominating, Governance & Sustainability Committee reviews the performance of, and provides an annual performance rating for, the chair and chief executive officer.
•Chair and Chief Executive Officer. The chair and chief executive officer provides the Compensation, Culture & People Committee with an evaluation of the performance of each member of our executive committee, which includes an assessment of each individual’s performance against his or her annual performance objectives and a recommendation regarding his or her compensation.
•Chief Leadership & Human Resources Officer. Our chief leadership & human resources officer annually solicits input from members of our executive committee and other senior leaders of the Company regarding the performance of our chair and chief executive officer to aid the Compensation, Culture & People Committee and Nominating, Governance & Sustainability Committee in the review of her performance.

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Corporate Governance
Board Evaluations
Consistent with its duties and responsibilities, the Nominating, Governance & Sustainability Committee conducts an annual confidential survey of the Board, which is designed to evaluate the operation and performance of the Board and each of its committees. Directors also share perspectives, feedback and suggestions year-round, which the Nominating, Governance & Sustainability Committee takes into account when evaluating the operation and performance of the Board and its committees. In order to provide that the evaluation remains relevant and effective, the Nominating, Governance & Sustainability Committee reviews the Board and committee assessment process annually in the spring, prior to the evaluation process, which currently takes place in early summer each year.

Confidential Evaluations	Interviews	Board Summary	Feedback Incorporated

At least annually, each committee undertakes an evaluation of its performance and the performance of its members, in accordance with its respective committee charter. Each director also undertakes an evaluation of the Board more generally as well as the independent Lead Director.

The independent Lead Director and chair of the Nominating, Governance & Sustainability Committee also conduct a candid, in-person self-assessment interview with each Board member, designed to enhance his or her participation and role as a member of the Board, as well as to assess the competencies and skills each individual director is expected to bring to the Board.

Summaries of the evaluations are provided to the Board, committee chairs and management members, as applicable. Each committee reviews its evaluation results separately, while the Nominating, Governance & Sustainability Committee reviews all committee and Board results. During executive session, the Board discusses its results as well as feedback received from interviews.
Policies and practices are updated as appropriate as a result of director feedback. In addition, director feedback is considered when determining future board meeting agenda items and director training sessions.
Certain Relationships and Related Person Transactions
Review and Approval of Related Person Transactions
The Board has adopted a written Related Person Transactions Policy, which provides that all related person transactions covered by the policy must be reviewed and approved by the Board or by the Nominating, Governance & Sustainability Committee, or ratified if advance review and approval is not reasonably feasible. The Related Person Transactions Policy applies to any transaction that would be required by the SEC to be disclosed in our proxy statement.
The Nominating, Governance & Sustainability Committee or the Board, as applicable, will not approve or ratify any related person transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the best interests of the Company and our shareholders and complies with applicable law. In reviewing related person transactions, the Nominating, Governance & Sustainability Committee or the Board will consider all relevant facts and circumstances, including, among others:
•the nature of the related person’s interest in the transaction and the material terms of the transaction, including the importance of the transaction both to the related person and to Accenture;
•whether the transaction would likely impair the judgment of a director or an executive officer to act in the best interest of the Company and, in the case of an outside director, whether it would impair his or her independence; and
•whether the value and the terms of the transaction are fair to the Company and on a substantially similar basis as would apply if the transaction did not involve a related person.

Accenture 2023 Proxy Statement	31

Corporate Governance
Certain Related Person Transactions
James Etheredge, the son of Jimmy Etheredge, Accenture’s former CEO – North America, was employed by Accenture as a functional strategy consultant through August 2023. During fiscal 2023, he earned approximately $151,000 in total compensation.
Rachel Etheredge, the daughter of Jimmy Etheredge, Accenture’s former CEO – North America, is employed by Accenture as a functional strategy consultant. During fiscal 2023, she earned approximately $125,000 in total compensation.
Avnish Sharma, the brother of Manish Sharma, Accenture’s CEO – North America, is employed by Accenture as a managing director. During fiscal 2023, he earned approximately $316,000 in total compensation.
Timothy McClure, the brother of KC McClure, Accenture’s Chief Financial Officer, is employed by Accenture as a cloud advisory senior manager. During fiscal 2023, he earned approximately $218,000 in total compensation.
The compensation for Messrs. Etheredge, Sharma and McClure and Ms. Etheredge is commensurate with their peers’ compensation and established in accordance with the Company’s compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. Messrs. Etheredge, Sharma and McClure and Ms. Etheredge participate (or participated) in employee benefit plans and programs generally made available to employees of similar responsibility levels.
Political Contributions and Lobbying
The Company has a long-standing global policy against making contributions to political parties, political committees or candidates using Company resources (including monetary and in-kind services), even where permitted by law.
In the United States, Accenture maintains a political action committee (the “PAC”) that is registered with the Federal Election Commission and makes federal political contributions on a bipartisan basis to political parties, political committees and candidates. The PAC is governed by a board of directors, responsible for providing governance and oversight over the strategy, operations, management and contributions. Any contributions made by the PAC are not funded by corporate funds and are fully funded by voluntary contributions made by Accenture leaders in the United States. The Company does not penalize in any way Accenture leaders who do not contribute to the PAC. Accenture does not maintain any PACs outside of the United States.
In addition, when we determine it is in the best interest of the Company, we work with governments to provide information and perspective that support our point of view, through our lobbyists and grassroots lobbying communications. We disclose our U.S. federal, state and local lobbying activity and expenditures as required by law. The Nominating, Governance & Sustainability Committee and senior management have oversight over political, lobbying and other grassroots advocacy activities. The Company’s political contributions and lobbying policy is available on our website at https://www.accenture.com/us-en/about/governance/political-contributions-policy.

32	Accenture 2023 Proxy Statement

Corporate Governance
Shareholder Engagement
We maintain an ongoing dialogue with our shareholders around our strategy, market positioning and financial performance and we conduct a consistent, proactive outreach effort with the governance teams of our shareholders. Throughout the year, members of our Investor Relations team and leaders of our business engage with our shareholders to seek their input and feedback, to remain well-informed regarding their perspectives and to help increase their understanding of our business. In particular, through these engagements, we leverage the discussions to cover topics of interest to our shareholders.
In addition, in November 2023 we conducted an investor road show, which was an opportunity for our investors in select cities to hear directly from our chair and chief executive officer, our chief financial officer and our chief technology & innovation officer, on the rapid pace at which technology is evolving, current and future technology trends, including responsible AI, and how Accenture is positioned to lead with our clients and ecosystem partners.
As reflected in our Corporate Governance Guidelines, our independent Lead Director is available for consultation, at their request. The chair of the Nominating, Governance & Sustainability Committee has also met with investors as requested and appropriate. The feedback received from our shareholder outreach efforts is communicated to and considered by the Board, and our engagement activities have produced valuable feedback that helps inform our decisions and our strategy, when appropriate.

2023 Engagement with Shareholder Governance Teams		2023 Engagement Topics

We reached out to the governance teams of our shareholders, including our top 50. The discussions occurred from July through November.	We engaged with holders of approximately 35% of our shares outstanding, including 70% of our top 20 holders	•Attracting and retaining our people •Our commitment to diversity •Responsible AI •Our environmental goals •Our sustainability services •A variety of governance topics, including executive compensation

Accenture 2023 Proxy Statement	33

Corporate Governance
Communicating with the Board
The Board welcomes questions and comments. Any interested parties, including shareholders, may submit their communication to our General Counsel and Corporate Secretary, who will determine when communications and concerns will be forwarded to the Board, our independent directors as a group or our independent Lead Director. Communications received in writing are forwarded to the Board, committee or any individual director or directors to whom the communication is directed, unless the communication does not reasonably relate to the Company or its business, or is similarly inappropriate.
Address correspondence to: Attention: General Counsel and Corporate Secretary, Accenture, 500 W. Madison, Chicago, Illinois 60661, USA.
Ethics Concerns or Complaints? If our employees experience, see or become aware of any inappropriate behavior, including any form of disrespect, harassment, racism, discrimination, retaliation or any concerns about unethical or illegal behavior, we want them to speak up. We understand that it is not always easy or comfortable to raise concerns. We provide multiple reporting channels in order to facilitate the reporting of a concern. We encourage our employees to reach out to their people leads, anyone in Human Resources/Legal or an Accenture leader or to contact our Accenture Business Ethics Helpline. Our employees can also raise concerns confidentially and/or in an anonymous manner, and we ensure that all our people know that at Accenture, we have zero tolerance for retaliation.
Instructions for the Accenture Business Ethics Helpline are available on the website at the address below.
Website: https://businessethicsline.com/accenture

34	Accenture 2023 Proxy Statement

Our People, Environment and Communities
Our goal is to create 360° value for our clients, people, shareholders, partners and communities. This goal reflects our strategy, our core values and our culture of shared success. We have described below the progress we made this year on some of the key environmental and social aspects of the 360° value we created in fiscal 2023 for our people, the environment and our communities.
Commitment to Transparency
For more information on the 360° value we are creating, please visit the Accenture 360° Value Reporting Experience, where we publish our progress and performance against our goals and the frameworks on which we report, which include the CDP (formerly known as the Carbon Disclosure Project), the Global Reporting Initiative (GRI), the Sustainability Accounting Standards Board (SASB), the Task Force on Climate-Related Financial Disclosure (TCFD), the United Nations Global Compact (UNGC) and the World Economic Forum International Business Council (Forum IBC).
Our Board actively oversees our ESG strategies and progress. For more information see “Board Oversight—Oversight of ESG.”
Our 360° Value Report is accessible on our website.

Our People

Our Beliefs and Behaviors
Our leadership essentials set the standard for what we expect of all our people:

Always do the right thing, in every decision and action.	Lead with excellence, confidence and humility, as demonstrated by being a learner, building great teams and being naturally collaborative.	Exemplify client–centricity and a commitment to client value creation.

Act as a true partner, to each other, our clients, our ecosystem partners and our communities—committed to shared success.	Care deeply for all our people to help them achieve their aspirations professionally and personally.	Live our unwavering commitment to inclusion, diversity and equality, as demonstrated by personal impact and overall results.

Have the courage to change and the ability to bring our people along the journey.
Actively innovate—seeking new answers, applying a tech, AI and data first mindset, looking internally across Accenture and outside—to partners, competitors, start-ups, clients, academia and analysts—to learn, respectfully challenge our assumptions and apply the innovation, and cultivate and reward our people for doing the same.

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Listening to the voices of our people provides the input to ensure that they have the tools and resources to do their jobs and the right learning opportunities, and that they experience a positive, respectful and inclusive work environment. We do this on an ongoing basis across various channels, including surveys and forums.

One of our surveys conducted in November 2022 indicates that
91%
of our global respondents believe they can work to their potential because they are in an environment where they are treated with respect and in an appropriate manner.

36	Accenture 2023 Proxy Statement

Our People, Environment and Communities
Our Commitment to Inclusion and Diversity
Our purpose is to deliver on the promise of technology and human ingenuity. Our strategy is to deliver 360° value for all our stakeholders by helping them continuously reinvent. To drive reinvention, innovation must be at the forefront, which requires us to attract, develop and inspire top talent. Talent is one of our most important areas of competitive differentiation. As part of our talent strategy, we hire and develop people who have different backgrounds, different perspectives and different lived experiences. These differences ensure that we have and attract the cognitive diversity to deliver a variety of perspectives, observations and insights which are essential to drive the innovation needed to reinvent. To help achieve this diversity we set goals, share them publicly and collect data to measure our progress, continuously improve and hold our leaders accountable for ensuring we have the most innovative and talented people in our industry. This approach is a key driver of our progress.
We recognize that some people come to Accenture having faced obstacles as an aspect of their identity or lived experience. We are committed to harness these perspectives and ensure that all of our people have the opportunity to thrive and unlock their full potential. We are a meritocracy. Our intention is to foster a culture and a workplace in which all of our people feel a sense of belonging and are respected and empowered to do their best work and to create 360° value for all our stakeholders.
Our EEO-1 statement may be found in the Inclusion and Diversity portion of our website at https://www.accenture.com/us-en/about/inclusion-diversity/us-workforce.
2025 Race and Ethnicity Goals and Progress(1)

## In the U.S.

African American and Black colleagues:

11.9% Current — 12% Goal

Hispanic American and Latinx colleagues:

10.5% Current — 13% Goal

## In the U.K.

Black[2] colleagues:

5.6% Current — 7% Goal

## In South Africa

African Black colleagues:

45.3% Current — 68% Goal

Coloured[3] colleagues:

10.8% Current — 10% Goal

2025 Gender Equality Goals and Progress(1)

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	48% of our global workforce are women compared to our global gender parity goal—for those whose gender is binary—by 2025		30% of our managing directors are women in line with our global goal of 30% women by 2025
(1)Data in goal statements is reflective of announcement date—for the U.S., September 1, 2020, and for the U.K. and South Africa, October 1, 2020. Progress data is as of December 1, 2023. It includes our people who have self-identified their race and ethnicity through our internal channels.
(2)Black includes Black/Black British colleagues who have self-identified as being of African and Caribbean heritage or with dual heritage of White and Black African or White and Black Caribbean.
(3)Coloured is a multiracial ethnic group native to Southern Africa who have ancestry from more than one of the various populations inhabiting the region, including Khoisan, Bantu, Afrikaner, Whites, Austronesian, East Asian or South Asian.

Accenture 2023 Proxy Statement	37

Our People, Environment and Communities

Pay Equity
We are committed to pay equity and have processes in place to help ensure that our people—across gender, race and ethnicity—are compensated fairly. Pay equity at Accenture means that our people receive pay that is fair and consistent when considering similarity of work, location and tenure at career level. We conduct an annual pay equity review; as of our last review, which reflected pay changes effective December 1, 2023, we had dollar-for-dollar, 100% pay equity for women compared to men in every country where we operate (certain subsidiaries and recent acquisitions, countries with de minimis headcount, temporary employees and interns were excluded from the analysis). By race and ethnicity, we likewise had dollar-for-dollar, 100% pay equity in the U.S., the U.K. and South Africa, which are the locations where we currently have the data available to use for this purpose.
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Dollar-for-dollar 100% pay equity

The Way We Develop and Reward Our People
During fiscal 2023, we invested $1.1 billion in continuous learning and development. With our digital learning platform, we delivered approximately 40 million training hours, consistent with fiscal 2022. We have skills data for our people, enabling us to flexibly respond to shifting client needs while also recommending skill-specific training based on an individual’s interests. We upskill people at scale, while proactively defining new skills and roles in anticipation of client needs. We expect to double our Data & AI Practice to 80,000 people through hiring, training and acquisitions over the next three years. We are focused on rigorous, job-specific training through key industry certifications and partnerships with leading universities around the globe. We also train our people on inclusion and mitigating unconscious bias.
Our total rewards program is designed to recognize our people’s skills, contributions and career progression and to care for our people’s needs. Certain rewards, like equity and bonuses, are opportunities for our people to share in the overall success of our company. As our people advance in their careers, they have greater opportunities to be rewarded. Accenture’s equitable rewards go beyond financial rewards and include health and well-being programs that care for our people.

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	$1.1 billion invested in continuous learning and development during fiscal 2023		123,000 people promoted in fiscal 2023		40 million training hours delivered consistent with fiscal 2022
The Way We Do Business
Together with our people, we have proven that we can succeed—providing value to our clients and shareholders and opportunities for our people—while being a powerful force for good, committed to operating with the highest ethical standard.
Our Code of Business Ethics, which applies to all our people, is organized into six fundamental behaviors:

Make Your Conduct Count	Comply with Laws	Deliver for Our Clients

Protect People, Information and Our Business	Run Our Business Responsibly	Be a Good Corporate Citizen

Accenture’s commitment to and focus on our people and culture has generated significant recognition, including being recognized as No. 1 on the Refinitiv Global Diversity & Inclusion Index for the fourth time in six years; being recognized as one of Ethisphere’s World’s Most Ethical Companies for 16 consecutive years; and being ranked No. 10 among 25 companies on World’s Best Workplaces™ by Fortune and Great Place to Work®.
Health, Safety and Well-Being
We are committed to creating a place where people can be successful both professionally and personally. We take a holistic view of well-being—including physical, mental, emotional and financial well-being—providing specially defined programs and practices to meet our people’s fundamental human needs. To elevate meaningful in-person connection further, in fiscal 2023 we focused on leveraging our offices as platforms for great experiences and spaces to build strong relationships with both our clients and teams. We create “stacked experiences” in offices, so that teams can plan in-person collaboration with clients to overlap with training, networking and volunteering events. We also strengthen human connection through collaborations with clients at their office locations.

38	Accenture 2023 Proxy Statement

Our People, Environment and Communities

The Environment

We help our clients together with our ecosystem partners, to define, measure and work to achieve their environmental, social and governance goals by connecting sustainability with their transformation agendas across their strategy and operations to make their value chains more sustainable.
We have a strong commitment to environmental sustainability in how we operate our business, and we hold ourselves accountable to clear and measurable objectives.
Our environment goals span three areas: reducing our carbon emissions including through nature-based carbon removal programs, moving toward zero waste and planning for water risk.

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Achieved our goal of 100% renewable electricity across our offices by the end of 2023

Reducing Our Carbon Emissions
The most significant aspects of our environmental footprint are the greenhouse gas emissions related to electricity used in our locations, as well as business travel and purchased goods and services.
In 2020, we signed the UN Global Compact Business Ambition for 1.5°C Pledge, joining leading companies in pledging to do our part to keep global warming below 1.5° Celsius, in alignment with the Paris Agreement and the criteria and recommendations of the Science Based Targets initiative (SBTi).
We are continuing to work toward our goal of net-zero emissions by 2025 by first focusing on reductions across our Scope 1, 2 and 3 emissions and then removing any remaining emissions through nature-based carbon removal projects.
We are also establishing new goals to align with the SBTi’s criteria, guidance and recommendations for setting science-based net-zero targets. In 2023, we set a new, near-term target aligned to 2030, which was approved by the SBTi.
Our approach to carbon reduction in support of our goals includes:
•Renewable electricity. In 2023, we achieved our goal of 100% renewable electricity in our offices. As we do not own our office buildings and procure most of our energy from the grid, we increase our renewable electricity by purchasing renewable electricity contracts equivalent to the amount of electricity we consume. Going forward, we plan to maintain 100% renewable electricity on an annual basis through continued purchase of renewable electricity contracts. As we purchase renewable electricity, we also support the generation of more renewable sources of electricity.
•Enabling low carbon business travel. We continue to use technology to facilitate more cost and carbon-efficient delivery for our clients and our business and have implemented an internal carbon price on travel to encourage climate smart travel decisions. In addition, we have developed analytics and reporting focused on our business travel emissions so that we can share emissions data with our clients as part of our delivery activities. We are one of the largest enterprise users of Microsoft Teams in the world—using more than 19 billion minutes of audio and more than 2 billion minutes of video calls in fiscal 2023—hosted on Microsoft Azure Cloud and powered with renewable energy. When travel is necessary, we are equipping our people to make climate-smart travel decisions, for example, by using analytics and reporting to help travelers estimate future travel or use less carbon-intensive modes of travel. This includes measuring the carbon savings by switching from air to less carbon-intensive rail travel, where practical, and encouraging our people to do so.
•Engaging our suppliers. We are working with our suppliers to reduce our Scope 3 emissions. Our goal is that 90% of our key suppliers disclose their environmental targets and the actions being taken to reduce emissions by the end of 2025. Our suppliers are making good progress, with 82% of key suppliers disclosing their targets and 93% disclosing the actions they are taking as of December 2023. Key suppliers are defined as vendors that represent a significant portion of our 2019 Scope 3 emissions.
To offset our remaining emissions, we are investing in nature-based carbon removal solutions to remove carbon from the atmosphere. Our nature-based carbon removal projects will also support and respect the universal principles of the UNGC in the relevant areas of human rights, labor, environment, anticorruption and the UN Sustainable Development Goals (SDGs).

Accenture 2023 Proxy Statement	39

Our People, Environment and Communities

Moving Toward Zero Waste
•Addressing e-waste and office furniture. We have a goal of reusing or recycling 100% of our e-waste, such as computers and servers, as well as all our office furniture, by the end of 2025. During fiscal 2023, we reused or recycled nearly 100% of our e-waste relating to computers, servers and uninterruptible power supply devices. We continue to refine our processes, leverage our asset tracking system and work with vendors to help us extend the life cycle of our furniture, including through refurbishment and reuse or recycling.
•Eliminated single-use plastics in our office locations. During fiscal 2023, we eliminated single-use plastics in our office locations by purchasing reusable and plastic-free items.

Planning for Water Risk
•Mitigating the potential impacts of climate change-related water risk. Although Accenture is not a water- intensive company, to safeguard our people and operations we are developing water resiliency action plans to reduce the impact of climate-related flooding, drought and water scarcity on our business and our people in high-risk areas.

Our Communities

Our Commitment to Our Communities
We continue making substantial impacts in the communities where our clients and our people live and work, ranging from creating jobs to developing digital skills, supporting refugees and enabling young entrepreneurs.

Skills to Succeed In fiscal 2023, programs supported by Skills to Succeed reported that approximately 4.3 million people worldwide were equipped with skills toward employment or entrepreneurship.
Sustainability Innovation Challenge
In fiscal 2023, Accenture partnered with UNICEF’s Generation Unlimited and Junior Achievement Worldwide to offer a global sustainability innovation challenge to approximately 28,000 young innovators across 12 countries. This new program invites teams to address some of the world's most critical social and environmental issues.

Our Commitment to Human Rights
We recognize that support and respect for human rights is an integral part of our sustainability commitments. As a signatory to the United Nations Global Compact since 2008, we maintain a longstanding commitment to respecting human rights in our business operations and our supply chains. Guided by our core values and as stated in our Code of Business Ethics, we seek to align to the United Nations (UN) Guiding Principles on Business and Human Rights, and adhere to relevant international instruments and documents. We are committed to doing business ethically and legally, and we seek to leverage our global buying power to advance human rights.
Our Commitment to Responsible Procurement
Our ambition is to create more sustainable and more inclusive supply chains through a mindset of responsible buying, both inside and outside our Company, while generating long-term value for our clients, suppliers and communities.

Procurement Plus
Our overarching buying approach, Procurement Plus, shapes how we work with suppliers to promote sustainability and deliver long-term value for our clients, suppliers and communities. We require our suppliers to adhere to our Supplier Standards of Conduct, which supplement our Code of Business Ethics, or to make an equivalent commitment.

Supplier Inclusion & Sustainability Program
Our Supplier Inclusion & Sustainability Program guides how we work with suppliers to promote environmental sustainability, human rights and supplier inclusion & diversity.

Sustainable Procurement Hub
We continue to drive innovation in supplier inclusion & sustainability by leveraging technology tools such as our Sustainable Procurement Hub, which allows us to assess and track our suppliers’ performance in environmental sustainability, human rights, supplier inclusion & diversity and ethics and compliance.

40	Accenture 2023 Proxy Statement

Proposal 01	Appointment of Directors

The Board recommends that you vote “FOR” the appointment of each of the Board’s director nominees listed above.

Accenture’s directors are elected at each annual general meeting of shareholders and hold office for one-year terms or until their successors are duly elected (unless his or her office is vacated earlier in accordance with our Articles of Association).
All of the director nominees are current Board members, except Martin Brudermüller, as described below. The Nominating, Governance & Sustainability Committee reviewed the performance and qualifications of the director nominees listed below and recommended to the Board, and the Board approved, that each be recommended to shareholders for appointment to serve for a one-year term.
Alan Jope was appointed by the Board as a director effective April 14, 2023, and is subject to reappointment by our shareholders at the 2024 Annual Meeting. In addition, in connection with our efforts to continually refresh the Board, the Board has nominated Martin Brudermüller for appointment by the shareholders of the Company at the 2024 Annual Meeting.
All of the nominees have indicated that they are willing and able to serve as directors. If any nominee becomes unwilling or unable to serve as a director, the Board may propose another person in place of that nominee, and the individuals designated as your proxies will vote to appoint that proposed person. Alternatively, the Board may decide to reduce the number of directors constituting the full Board.
As required under Irish law and our Articles of Association, the resolution in respect of this Proposal 1 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast with respect to each director nominee.
The text of the resolution in respect of Proposal 1 is as follows:
“By separate resolutions, to appoint the following 11 directors: Jaime Ardila; Martin Brudermüller; Alan Jope; Nancy McKinstry; Beth E. Mooney; Gilles C. Pélisson; Paula A. Price; Venkata (Murthy) Renduchintala; Arun Sarin; Julie Sweet and Tracey T. Travis.”

Director Characteristics and Succession Planning
Our Board is committed to regular renewal and refreshment and has continuously enhanced the director recruitment and selection process, resulting in a well-qualified and diverse group of director nominees. As part of that process, the Nominating, Governance & Sustainability Committee, which oversees succession planning for the Board and key leadership roles on the Board and its committees, regularly reviews the composition of our Board and assesses the skills and characteristics of our directors with a view towards enhancing the composition of our Board to support the Company’s evolving strategy.
Consistent with the Company’s Corporate Governance Guidelines, the Nominating, Governance & Sustainability Committee seeks to create a Board that is composed of individuals whose particular backgrounds, skills and expertise, when taken together, will provide the Board with the range of skills and expertise and diversity of perspectives to guide and oversee Accenture’s strategy, operations and management. The Nominating, Governance & Sustainability Committee seeks candidates who, at a minimum, have the following characteristics:

diversity of gender, race, ethnicity, geography, experience, perspectives, skills and tenure;	the time and energy to devote, and the ability to exercise judgment and courage, in fulfilling his or her oversight responsibilities; and

a professional background that would enable the candidate to develop a deep understanding of our business;	the ability to embrace Accenture’s values and culture, and the possession of the highest levels of integrity.

In addition, in light of the skills and expertise of the incumbent directors, the committee assesses the contribution that a particular candidate’s skills and expertise will make with respect to guiding and overseeing Accenture’s strategy, operations and management.

42	Accenture 2023 Proxy Statement

Proposal 01: Appointment of Directors
Board Diversity and Tenure
Consistent with the Company’s Corporate Governance Guidelines, the Nominating, Governance & Sustainability Committee also seeks geographic, age, gender, racial and ethnic diversity among the members of the Board. The Nominating, Governance & Sustainability Committee and the Board believe that considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders. Pursuant to our Corporate Governance Guidelines and Nominating, Governance & Sustainability Committee charter, as part of the search process for a new director, the Nominating, Governance & Sustainability Committee actively seeks out women and underrepresented candidates to include in the pool from which Board nominees are chosen and instructs any search firm engaged for the search to do so. The Board will assess its effectiveness in this regard as part of its annual Board and director evaluation process.
In addition, we believe that diversity with respect to tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of the Company. Therefore, we aim to maintain an appropriate balance of tenure across our directors. As a director refreshment mechanism, we have a director retirement age of 75. It is expected that any director reaching the age of 75 will complete the term to which he or she was elected and on a case-by-case basis, the Board may determine that a director may serve beyond 75. In furtherance of the Board’s active role in Board succession planning, the Board has appointed (or nominated for appointment) four new directors over the past five years, including new director nominee Martin Brudermüller.
Our director nominees reflect those efforts and the importance of diversity to the Board. Of our 11 director nominees:

Board Diversity	Board Tenure

Gender
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Diversity
¡

Tenure
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Board Committees Chaired by Women 50% of Committees	Board Committees Chaired by Racially and Ethnically Diverse Directors(1) 75% of Committees	Significant Board Refreshment 4 New Directors Over Past 5 Years	Age Distribution 63 Average Age of Director Nominees Age Range: 56-69
(1)For purposes of this proxy statement, racial and ethnic diversity is based on self-reported EEO-1 categories.

Accenture 2023 Proxy Statement	43

Proposal 01: Appointment of Directors
Qualifications and Experience of Director Nominees
In considering each director nominee for the Annual Meeting, the Board and the Nominating, Governance & Sustainability Committee evaluated such person’s background, qualifications, attributes and skills to serve as a director. The Board and the Nominating, Governance & Sustainability Committee considered the nomination criteria discussed above, as well as the years of experience many directors have had working together on the Board and the deep knowledge of the Company they have developed as a result of such service. The Board and the Nominating, Governance & Sustainability Committee also evaluated each of the director’s contributions to the Board and role in the operation of the Board as a whole, as applicable.
We believe our director nominees bring a well-rounded variety of experiences, qualifications, attributes and skills, and represent a mix of deep knowledge of the Company and fresh perspectives. The table below summarizes some of the experience, qualifications, attributes and skills of each individual director nominee. This summary is not intended to be an exhaustive list of each of our director nominee’s skills or contributions to the Board. Further information on each director nominee, including some of their specific experience, qualifications, attributes or skills, is set forth in “Proposal 1: Appointment of Directors—Director Nominee Biographies.”

	Senior Leadership Experience	Public Company Board Experience	Global Expertise	Finance, Accounting and Risk Management	Innovation and Technology	Investment Expertise	Government and Regulatory	Race/Ethnic Diversity	Gender
Ardila									M
Brudermüller									M
Jope									M
McKinstry									F
Mooney									F
Pélisson									M
Price									F
Renduchintala									M
Sarin									M
Sweet									F
Travis									F
Total	11	9	10	10	10	11	9	5	5F/6M
Skills Definitions

Senior Leadership Experience: Served in senior leadership roles at a large organization

Public Company Board Experience: Serving on the boards of other public companies

Global Expertise: Broad leadership experience with multinational companies or in international markets

Finance, Accounting and Risk Management: Significant expertise in corporate finance, financial accounting or enterprise risk management

Innovation and Technology: Managing technological change and driving technological innovation within an organization

Investment Expertise: Experience overseeing investment capital decisions, strategic investments and ventures & acquisitions activity

Government and Regulatory: Government experience as a member of the government or through extensive interactions with the government, policymakers and government agencies

44	Accenture 2023 Proxy Statement

Proposal 01: Appointment of Directors
Process for Selecting New Outside Directors
To identify, recruit and evaluate qualified candidates for the Board, the Board has used the services of professional search firms. In some cases, nominees have been individuals known to Board members or others through business or other relationships. In the case of Alan Jope, our chair and chief executive officer identified him as a potential director nominee and in the case of Martin Brudermüller, a third-party professional search firm identified him as a potential director nominee. Prior to their nominations, each of Mr. Jope and Dr. Brudermüller met separately with the Board’s chair and chief executive officer and each member of the Nominating, Governance & Sustainability Committee, which includes our independent Lead Director, who initially considered their candidacies. In addition, a professional search firm retained by the Nominating, Governance & Sustainability Committee verified information about the prospective candidates. A background check was also completed with respect to each candidate before a final recommendation was made to the Board. After review and discussion, the Nominating, Governance & Sustainability Committee recommended, and the Board approved, Mr. Jope’s appointment as a director and Dr. Brudermüller’s nomination at this Annual Meeting.
Director Overboarding Policy
Our Corporate Governance Guidelines require that ordinarily, directors may not serve on the boards of more than three public companies, in addition to Accenture’s Board, and directors who are chief executive officers of public companies may not serve on the boards of more than two other public companies, in addition to Accenture’s Board. To help the Board monitor compliance with our overboarding policy, directors who are considering joining other boards are required to advise the chair of the Board and the chair of the Nominating, Governance & Sustainability Committee in advance of accepting any such other board membership. Throughout the year, we also monitor our directors’ time commitments and in considering each director nominee for appointment or reappointment at the Annual Meeting, the Nominating, Governance & Sustainability Committee took into account each director’s public company leadership positions and other outside commitments to assess the director nominees’ compliance with our overboarding policy. As part of this review and consideration of our director nominees’ commitments, the Nominating, Governance & Sustainability Committee and the Board also considered that in fiscal 2023, each of our directors attended 100% of Board and committee meetings and the significant time commitment of each of the committee chairs, Mses. McKinstry and Price and Messrs. Pélisson and Sarin, in planning and preparing for committee meetings. In applying our policy to our director nominees, we have determined that they are all in compliance with Accenture’s policy. Our Nominating, Governance & Sustainability reviews our overboarding policy as part of its annual review of our Corporate Governance Guidelines. We also review the overboarding policies of our institutional investors on an ongoing basis, including with the Nominating, Governance & Sustainability Committee, as appropriate, and discuss such policies during investor engagements.
Director Orientation and Continuing Education
Accenture’s orientation program for new directors includes a discussion of a broad range of topics, including the background of the Company, the Board and its governance model, Accenture’s strategy and business operations, its financial statements and capital structure, the management team, talent strategy, brand and communications, key industry and competitive factors, the legal, compliance and ethical responsibilities of the Board and other matters crucial to the ability of a new director to fulfill his or her responsibilities. Our directors are expected to keep current on issues affecting Accenture and its industry and on developments with respect to their general responsibilities as directors. During the year, management also presents on topics that are timely and impactful to Accenture, and specific deep-dive sessions and workshops may be held with the committees or full Board to further increase directors’ understanding of issues affecting Accenture. For example, given the growing focus on and importance of ESG, the Nominating, Governance & Sustainability Committee, as well as the full Board when appropriate, receives updates and training on ESG topics. In addition, we have held deep-dive “director immersion” sessions in such topic areas as AI and blockchain. On occasion, individual directors or the full Board may visit various Accenture facilities in connection with Board meetings or deep-dive sessions with management. In addition to internal sessions, directors are also encouraged to seek external director education opportunities, for which Accenture will pay.

Accenture 2023 Proxy Statement	45

Proposal 01: Appointment of Directors
Process for Shareholders to Recommend Director Nominees
Our Corporate Governance Guidelines and Articles of Association address the processes by which shareholders may recommend director nominees, and the policy of the Nominating, Governance & Sustainability Committee is to welcome and consider any such recommendations. If you would like to recommend a future nominee for Board membership, you can submit a written recommendation in accordance with our Articles of Association and applicable law, including the name and other pertinent information for the nominee, to: Chair of the Nominating, Governance & Sustainability Committee, c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA, Attention: General Counsel and Corporate Secretary. As provided for in our Corporate Governance Guidelines, the Nominating, Governance & Sustainability Committee uses the same criteria for evaluating candidates regardless of the source of referral. Please note that Article 84(a)(ii) of our Articles of Association prescribes certain timing and nomination requirements with respect to any such recommendation, and Article 84(b) prescribes certain other requirements if an eligible shareholder wishes to have their nominee included in our proxy materials for our annual general meeting (see “Additional Information—Submission of Future Shareholder Proposals” for additional details on how to submit a director nominee for our 2025 annual general meeting).
Director Nominee Biographies
Set forth below are the biographies of our director nominees up for election at the Annual Meeting.

Jaime Ardila | 68 Independent Director since: 2013	Committee Membership: Finance Committee (Chair) Audit Committee Nominating, Governance & Sustainability Committee	Key Skills: •Senior Leadership Experience •Public Company Board Experience •Global Expertise •Finance, Accounting and Risk Mgmt. •Innovation and Technology •Investment Expertise •Government and Regulatory

Background:
Jaime Ardila was formerly the executive vice president of automobile manufacturer General Motors Company (“GM”), president of GM’s South America region and was a member of GM’s executive committee, from 2010 until his retirement in March 2016. He previously served as president and managing director of GM’s operations in Brazil, Argentina, Uruguay and Paraguay from November 2007 to June 2010. Prior to serving in that role, he served as vice president and chief financial officer of GM’s Latin America, Africa and Middle East region from March 2003 to October 2007, as president and managing director of GM Argentina from March 2001 to February 2003, and as president of GM Colombia from March 1999 to March 2001. Mr. Ardila joined GM in 1984 and held a variety of financial and senior positions with the company, primarily in Latin America, as well as in Europe and the United States. From 1996 to 1998, Mr. Ardila served as the managing director, Colombian Operations, of N. M. Rothschild & Sons Ltd and then rejoined GM in 1998 as president of GM Ecuador.
Mr. Ardila is a director of Goldman Sachs BDC, Inc. and chairman of the board of Nexa Resources S.A. He previously served on the board of Ecopetrol S.A. from 2016 to 2019.
Mr. Ardila earned a Bachelor of Arts degree in Economics from Jorge Tadeo Lozano University in Bogota, Colombia and holds a Master of Science in Economics from the London School of Economics.
Specific Expertise:
Mr. Ardila brings to the Board significant managerial, operational and global experience as a result of the various senior positions he has held with GM, including as executive vice president of GM and president of GM South America, as well as sustainability experience gained during his tenure as the Chairman of the Board of Trustees of The Nature Conservancy in Colombia. The Board also benefits from his broad experience in manufacturing and knowledge of the Latin American market.

46	Accenture 2023 Proxy Statement

Proposal 01: Appointment of Directors

Martin Brudermüller | 62 Independent New Director Nominee	Committee Membership: Audit Committee (subject to appointment at the Annual Meeting)	Key Skills: •Senior Leadership Experience •Public Company Board Experience •Global Expertise •Finance, Accounting and Risk Mgmt. •Innovation and Technology •Investment Expertise •Government and Regulatory

Background:
Dr. Martin Brudermüller has been chief executive officer and chairman of the board of executive directors (a board made up of solely management members, which is distinct from the supervisory board) of BASF SE (“BASF”), a global chemical company, since 2018. Dr. Brudermüller joined BASF in 1988. Prior to being appointed chief executive officer of BASF, Dr. Brudermüller held a variety of other leadership roles, including vice chairman of the board of executive directors and chief technology officer, as well as a member of the board of executive directors for 10 years for the Asia Pacific region, located in Hong Kong. Dr. Brudermüller is expected to step down from his roles at BASF in April 2024.
Dr. Brudermüller is a member of the supervisory board of Mercedes-Benz Group and its subsidiary, Mercedes-Benz AG.
Dr. Brudermüller earned a Master’s degree and holds a doctorate in Chemistry from the University of Karlsruhe, Germany. After earning his doctorate, he completed a post-doctorate at the University of California, Berkeley.
Specific Expertise:
Dr. Brudermüller will bring to the Board significant managerial, operational and global experience as well as a deep knowledge of process industries and manufacturing from his career at BASF. He will provide the Board with an important international perspective as a result of his extensive experience in the European and Asian markets. The Board will also benefit from his experience overseeing BASF’s sustainability initiatives, including those related to net zero technologies, and his knowledge of European Union sustainability regulations and practices.

Alan Jope | 59 Independent Director since: 2023	Committee Membership: Nominating, Governance & Sustainability Committee	Key Skills: •Senior Leadership Experience •Public Company Board Experience •Global Expertise •Finance, Accounting and Risk Mgmt. •Innovation and Technology •Investment Expertise •Government and Regulatory

Background:
Alan Jope was chief executive officer and a member of the board of directors of Unilever plc (“Unilever”), a multinational consumer products company, from 2019 through June 2023. Mr. Jope joined Unilever in 1985. Prior to being appointed as chief executive officer of Unilever, he served as president of Unilever’s Beauty & Personal Care division from 2014 to 2018. He also worked in various leadership roles in North America for 14 years and Asia for 13 years, including as president of Unilever Russia, Africa & Middle East from 2013 to 2014 and president of Unilever’s business across North Asia from 2011 to 2013.
Mr. Jope earned a Bachelor of Commerce degree with honours from Edinburgh University, Scotland, and graduated from Harvard Business School’s General Management Program. Recently, he was appointed Visiting Fellow at the University of Oxford.
Specific Expertise:
Mr. Jope brings to the Board significant managerial, operational and global experience as well as a deep knowledge of the consumer goods industry from his career at Unilever, including over four years as its chief executive officer. He provides the Board an important global perspective as a result of his extensive experiences in the North American, European and Asian markets. The Board also benefits from his experience overseeing sustainability initiatives at Unilever.

Accenture 2023 Proxy Statement	47

Proposal 01: Appointment of Directors

Nancy McKinstry | 64 Independent Director since: 2016	Committee Membership: Compensation, Culture & People Committee (Chair) Nominating, Governance & Sustainability Committee	Key Skills: •Senior Leadership Experience •Public Company Board Experience •Global Expertise •Finance, Accounting and Risk Mgmt. •Innovation and Technology •Investment Expertise •Government and Regulatory

Background:
Nancy McKinstry has been chief executive officer and chairman of the executive board (a board made up of solely management members, which is distinct from Wolters Kluwer’s independent supervisory board) of Wolters Kluwer N.V. (“Wolters Kluwer”), a global professional information services and solutions company, since September 2003 and a member of its executive board since 2001. Before assuming her current position, Ms. McKinstry gained more than a decade of experience with Wolters Kluwer and its North American subsidiaries, serving as chief executive officer of CCH Legal Information Services for three years and as chief executive officer of operations in North America. Earlier in her career, she was a principal with Booz & Company (formerly Booz Allen Hamilton Inc.), focusing on media and technology.
Ms. McKinstry is a director of Abbott Laboratories.
Ms. McKinstry earned a Bachelor of Arts degree in Economics from the University of Rhode Island, Kingston and holds an MBA in Finance and Marketing from Columbia University.
Specific Expertise:
Ms. McKinstry brings to the Board strong experience in the professional services sector from her long career at Wolters Kluwer, where she has led the company’s digital transformation, as well as broad international perspective and risk management experience as both the chief executive officer of a global company and a director of large, multinational companies. The Board also benefits from her experience in the European market and her background in the digital, media and technology industries. As chief executive officer, Ms. McKinstry also has experience overseeing Wolters Kluwer’s sustainability initiatives and its ESG software offerings to a wide range of industries.

Beth E. Mooney | 68 Independent Director since: 2021	Committee Membership: Compensation, Culture & People Committee Finance Committee	Key Skills: •Senior Leadership Experience •Public Company Board Experience •Finance, Accounting and Risk Mgmt. •Investment Expertise •Government and Regulatory

Background:
Beth E. Mooney was the chairman and chief executive officer of KeyCorp, a financial services company, from May 2011 to May 2020, when she retired. She previously served as KeyCorp’s president and chief operating officer from 2010 to 2011 and joined KeyCorp in 2006, as Vice Chair of Key Community Bank. Prior to that, Ms. Mooney was the senior executive vice president and chief financial officer at AmSouth Bancorporation (now Regions Financial Corporation) from 2004 to 2006 and before this role, she was senior executive vice president and president of the Tennessee Banking Group at AmSouth from 2000 to 2004. Earlier in her career, Ms. Mooney held senior positions at Bank One Corporation, DPL, Inc., Citicorp Real Estate, Hall Financial Group and Republic Bank of Texas/First Republic.
Ms. Mooney is a director of AT&T Inc. and Ford Motor Company.
Ms. Mooney earned a Bachelor’s degree from the University of Texas at Austin and holds an MBA in Finance from Southern Methodist University.
Specific Expertise:
Ms. Mooney brings to the Board a deep knowledge of the financial services industry based on a 30-year career at some of the country’s most prominent banking institutions. Her executive experience at KeyCorp, a large, highly-regulated public company, provides a unique perspective in the boardroom. The Board also benefits from Ms. Mooney’s extensive background in finance and risk management and her experience serving on the boards of global public companies.

48	Accenture 2023 Proxy Statement

Proposal 01: Appointment of Directors

Gilles C. Pélisson | 66 Independent Independent Lead Director Director since: 2012	Committee Membership: Nominating, Governance & Sustainability Committee	Key Skills: •Senior Leadership Experience •Public Company Board Experience •Global Expertise •Finance, Accounting and Risk Mgmt. •Innovation and Technology •Investment Expertise •Government and Regulatory

Background:
Gilles C. Pélisson has been our independent Lead Director since January 2020. Mr. Pélisson was chairman of TF1 Group, a leading French private broadcasting company, from February 2016 to February 2023 and served as chief executive officer of TF1 Group from February 2016 until October 2022. In February 2023, Mr. Pélisson joined Bouygues Group, the parent company to TF1 Group, as Senior Vice President. He previously served as chief executive officer of global hotel group Accor from 2006 until December 2010 and also as its chairman from 2009 until January 2011. Mr. Pélisson served as chief executive officer of mobile operator Bouygues Telecom from 2001 to 2005 and also as its chairman from 2004 to 2005. From 2000 to 2001, he was with the SUEZ group, where he led the 3G license bid for the Consortium Suez-Telefonica ST3G. Mr. Pélisson served as the chief executive officer of Disneyland Paris Resort from 1995 to 2000 and also as its chairman starting in 1997.
Mr. Pélisson earned a Bachelor of Business Administration degree from ESSEC in Paris and holds an MBA from the Harvard Business School.
Specific Expertise:
Mr. Pélisson brings to the Board significant managerial, operational and global experience from his tenure as chairman and chief executive officer of TF1 Group, as chairman and chief executive officer of Accor, as chairman and chief executive officer of Bouygues Telecom, as chairman and chief executive officer of Disneyland Paris and from other senior executive positions he has held at several other companies as well as his previous service as a director of other public company boards. The Board also benefits from his broad experience in the European and Asian markets and his experience overseeing environmental, social and governance initiatives, including at TF1 Group.

Paula A. Price | 62 Independent Director since: 2014	Committee Membership: Audit Committee (Chair) Compensation, Culture & People Committee	Key Skills: •Senior Leadership Experience •Public Company Board Experience •Global Expertise •Finance, Accounting and Risk Mgmt. •Innovation and Technology •Investment Expertise

Background:
From July 2018 through May 2020, Paula A. Price was the executive vice president and chief financial officer of Macy’s, Inc., an omni-channel retailer of apparel, accessories and other goods. From 2014 to 2018, she was a full-time senior lecturer at Harvard Business School. Prior to joining the faculty of Harvard Business School, she was executive vice president and chief financial officer of Ahold USA, a U.S. grocery retailer, which she joined in 2009. Prior to joining Ahold USA, Ms. Price was senior vice president, controller and chief accounting officer at CVS Caremark. Earlier in her career, Ms. Price was the chief financial officer of the Institutional Trust Services division of JPMorgan Chase & Co. and also held senior management positions at Prudential Insurance Co. of America, Diageo and Kraft Foods. A certified public accountant, she began her career at Arthur Andersen & Co.
Ms. Price is a director of Bristol Myers Squibb and Warner Bros. Discovery, Inc. She previously served as a director of DaVita Inc. from 2020 to 2022, Western Digital Corporation from 2014 to 2019 and 2020 to 2022, and Dollar General Corporation from 2014 to 2018.
Ms. Price earned a Bachelor of Science degree in Accountancy from DePaul University and holds an MBA in Finance and Strategy from the University of Chicago.
Specific Expertise:
Ms. Price brings to the Board broad experience across finance, general management and strategy gained from her service in senior executive and management positions at major corporations across several industries, including, in particular, the retail, financial services and consumer packaged goods industries. She brings to the Board an important perspective from her experience as a chief financial officer, a member of the faculty of Harvard Business School and from her service as a director of other public company boards. The Board also benefits from her extensive background in finance and accounting matters.

Accenture 2023 Proxy Statement	49

Proposal 01: Appointment of Directors

Venkata (Murthy) Renduchintala | 58 Independent Director since: 2018	Committee Membership: Audit Committee Finance Committee	Key Skills: •Senior Leadership Experience •Global Expertise •Innovation and Technology •Investment Expertise •Government and Regulatory

Background:
Dr. Venkata (Murthy) Renduchintala was chief engineering officer at Intel Corporation, a computer products and technology company, from November 2015 to August 2020. He also served as group president of Intel’s Technology, Manufacturing and Systems Architecture Group. Prior to joining Intel in 2015, Dr. Renduchintala held various senior positions at Qualcomm Incorporated, a mobile technology company, where he last served as executive vice president, Qualcomm Technologies and as co-president of Qualcomm CDMA Technologies from 2012 to 2015 and led the semiconductor business in the computer and mobile segments. Dr. Renduchintala joined Qualcomm Technologies in 2004 from Skyworks Solutions, Inc., where he was vice president and general manager of the Cellular Systems division from 2000 to 2004. Prior to Skyworks, he spent a decade with Philips Electronics, Inc. progressing to become vice president of engineering for its consumer communications business.
Dr. Renduchintala holds a Bachelor’s degree in Electrical Engineering, a Master’s degree in Business Administration and a Ph.D. in Digital Communications from the University of Bradford in England.
Specific Expertise:
Dr. Renduchintala brings to the Board global experience through his tenure as an executive at Intel Corporation and his other prior positions at Qualcomm, Skyworks and Philips Electronics. Dr. Renduchintala also brings deep technology expertise, with an important perspective on mobile Internet of Things, among other areas that are of relevance to Accenture. As Chief Engineering Officer at Intel Corporation, he also gained expertise in strategic technology-related investments and, as a member of Intel’s executive committee, oversaw the implementation of the cybersecurity and risk management policy.

Arun Sarin | 69 Independent Director since: 2015	Committee Membership: Nominating, Governance & Sustainability Committee (Chair) Compensation, Culture & People Committee	Key Skills: •Senior Leadership Experience •Public Company Board Experience •Global Expertise •Finance, Accounting and Risk Mgmt. •Innovation and Technology •Investment Expertise •Government and Regulatory

Background:
Arun Sarin was chief executive officer of Vodafone Group Plc (“Vodafone”), a telecommunications company, from 2003 until his retirement in 2008, and also served as a director of Vodafone from 1999 to 2008. Mr. Sarin began his career at Pacific Telesis Group in 1984. He progressed through various management positions there and at AirTouch Communications Inc., which Pacific Telesis spun off in 1994, and was named president and chief operating officer of AirTouch in 1997. After AirTouch merged with Vodafone in 1999, he was appointed chief executive officer of Vodafone’s U.S./Asia-Pacific region. He left Vodafone in 2000 to become chief executive officer of InfoSpace, Inc., and from 2001 until 2003, he served as chief executive officer of Accel-KKR Telecom. Mr. Sarin rejoined Vodafone in 2003 as its group chief executive officer. After his retirement in 2008, he served as a senior advisor to Kohlberg Kravis Roberts & Co. for five years.
Mr. Sarin is chairman of the board of Cerence, Inc. and a director of The Charles Schwab Corporation. He previously served as a director of Safeway, Inc. from 2009 to 2015, Blackhawk Network Holdings, Inc. (a subsidiary of Safeway, Inc.) from 2009 to 2018, Cisco Systems, Inc. from 2009 to 2020 and from 1998 to 2003, and as chairman of the board of Trepont Acquisition Corp I from 2020 to 2022.
Mr. Sarin earned a Bachelor of Science degree from the Indian Institute of Technology in Kharagpur, India and holds MBA and Master of Science (Engineering) degrees from the University of California-Berkeley.
Specific Expertise:
Mr. Sarin brings to the Board significant global, managerial and financial experience as a result of his tenure as chief executive officer at Vodafone and prior senior executive experience. The Board benefits from his technology background and experience in the telecommunications industry. Mr. Sarin also brings an important perspective from his service as a director of other global, public company boards, including with respect to ESG matters due to his public company experience serving as a member and chair of several governance committees.

50	Accenture 2023 Proxy Statement

Proposal 01: Appointment of Directors

Julie Sweet | 56 Chair and Chief Executive Officer Director since: 2019	Key Skills: •Senior Leadership Experience •Global Expertise •Finance, Accounting and Risk Mgmt. •Innovation and Technology •Investment Expertise •Government and Regulatory

Background:
Julie Sweet has been our chief executive officer and a member of the Board of Directors since September 2019 and became chair of our Board of Directors in September 2021. From June 2015 to September 2019, Ms. Sweet served as chief executive officer of Accenture’s business in North America. From March 2010 to June 2015, she was our general counsel, secretary and chief compliance officer. Prior to joining Accenture in 2010, Ms. Sweet was a partner for 10 years in the law firm Cravath, Swaine & Moore LLP.
Ms. Sweet earned a Bachelor of Arts degree from Claremont McKenna College and holds a Juris Doctor from Columbia Law School.
Specific Expertise:
Ms. Sweet brings to the Board a strong leadership track record from her tenure as a member of Accenture’s global management committee and senior leadership team. Given her current roles as chair and chief executive officer and her previous executive roles as chief executive officer of Accenture’s business in North America, the Company’s largest geographic market, and general counsel, secretary and chief compliance officer, Ms. Sweet also brings to the Board a broad understanding of the Company’s business, operations and growth strategy, as well as in-depth knowledge of sustainability issues relevant to the Company and our clients and experience incorporating sustainability initiatives into the Company’s and our clients’ goals and objectives. The Board also benefits from Ms. Sweet’s perspective from her external leadership as Trustee of the World Economic Forum and her public policy advocacy in the areas of innovation, technology’s impact on business and inclusion and diversity.

Tracey T. Travis | 61 Independent Director since: 2017	Committee Membership: Audit Committee Finance Committee	Key Skills: •Senior Leadership Experience •Public Company Board Experience •Global Expertise •Finance, Accounting and Risk Mgmt. •Innovation and Technology •Investment Expertise

Background:
Tracey T. Travis has been executive vice president and chief financial officer of The Estée Lauder Companies Inc. (“Estée Lauder”), a global manufacturer and marketer of skin care, makeup, fragrance and hair care products, since 2012. Before assuming her current position, Ms. Travis served as the senior vice president of finance and chief financial officer of Ralph Lauren Corporation from January 2005 through July 2012. From 2001 to 2004, Ms. Travis was with Limited Brands, where she served as senior vice president of Finance from 2002 to 2004 and chief financial officer of Intimate Brands Inc. from 2001 to 2002. From 1999 to 2001, Ms. Travis was chief financial officer of the Americas Group of American National Can, where she led both the finance and information technology groups. From 1989 to 1999, Ms. Travis held various management positions at PepsiCo/Pepsi Bottling Group. Ms. Travis began her career at General Motors Co. as an engineer and senior financial analyst.
Ms. Travis is a director of Meta Platforms, Inc. (formerly Facebook, Inc.).
Ms. Travis earned a Bachelor of Science degree in Industrial Engineering from the University of Pittsburgh and holds an MBA in Finance and Operations Management from Columbia University.
Specific Expertise:
Ms. Travis brings to the Board significant experience in both finance and operations management in various industries through her experience as the chief financial officer of Estée Lauder, where she also is responsible for information technology and enterprise risk management, and prior positions at Ralph Lauren, Limited Brands, PepsiCo and General Motors. Ms. Travis also brings an important perspective from her service as a director of other public company boards and as a former co-lead of ESG efforts at Estée Lauder.

Accenture 2023 Proxy Statement	51

Director Compensation
The Compensation, Culture & People Committee reviews and, based in part on the advice of its independent consultant, makes recommendations to the full Board with respect to the compensation of our independent directors annually or more frequently as circumstances may warrant. The full Board reviews these recommendations and makes a final determination on the compensation of our directors. The Compensation, Culture & People Committee’s review of director compensation in fiscal 2023 included consideration of the compensation practices of the boards of directors of relevant peer companies and the general market, as well as a study by its independent consultant, which was prepared at the request of the Compensation, Culture & People Committee. After review of the Compensation, Culture & People Committee’s recommendation, the Board approved the independent director compensation for fiscal 2023 described below. Please see “Compensation Discussion and Analysis” for a description of Accenture’s executive compensation program.
Elements of Director Compensation
Each independent director receives annual compensation in the form of an annual cash retainer and an annual equity retainer, as well as the additional retainers as noted below:

Additional Annual Director Compensation
Compensation Element	Amount

Retainer for Independent Lead Director	$60,000

Committee Membership Retainers	Committee Chair	Committee Member

Audit	$35,000	$17,500

Compensation, Culture & People	$30,000	$15,000

Finance	$25,000	$12,500

Nominating, Governance & Sustainability	$25,000	$12,500

(1)Each of our independent directors may elect to receive the annual retainer and other retainers in the form of cash, entirely in the form of restricted share units (“RSUs”) or one-half in cash and one-half in RSUs. Grants of RSUs to our directors are fully vested on the date of grant, and future delivery of the underlying shares is not dependent on a director’s continued service. Directors are entitled to a proportional number of additional RSUs on outstanding awards if we pay a dividend. The underlying shares for RSU awards granted in fiscal 2023 will be delivered one year after the grant date; directors may not further delay delivery of the shares. Newly appointed directors who are elected or appointed after the date of the annual general meeting will receive an initial award of fully vested RSUs valued at approximately $240,000 upon appointment to the Board in lieu of the annual RSU grant. The non-executive chair, if any, receives an additional award of fully vested RSUs valued at approximately $200,000.
Although the amounts of the annual and additional cash retainers remained unchanged from fiscal 2022, effective February 1, 2023, the Board approved a change to the payment timing for such cash retainers from annually to quarterly in arrears. There was no change to the payment timing for retainers that directors elect to receive in RSUs.

Accenture 2023 Proxy Statement	53

Director Compensation
Governance Features
Our compensation program for independent directors operates with the following governance features:
•Equity Ownership Requirements. Directors must maintain ownership of Accenture equity having a fair market value equal to three times the value of the annual director equity grant. This requirement must be met by each director within three years of joining the Board. Each of our directors who had been a director for three or more years met this requirement in fiscal 2023 (solely based on shares held and vested equity awards).
•Limit on Director Compensation. Annual limit of $750,000 in maximum aggregate compensation per individual independent director per fiscal year.
•Trading Windows. Our directors can only transact in Accenture securities during approved trading windows after satisfying mandatory clearance requirements.
•Hedging and Pledging Prohibition. Our Restricted Persons Trading policy and our Insider Trading policy prohibit our directors from hedging or pledging Accenture securities.
•Other Compensation. Our independent directors do not receive any non-equity incentive plan compensation, participate in any Accenture pension plans or have any non-qualified deferred compensation earnings. We provide our directors with directors and officers liability insurance as part of our corporate insurance policies, and have entered into indemnification agreements with each of our directors. We also reimburse our directors for reasonable travel and related fees and expenses incurred in connection with their participation in Board or Board committee meetings and other related activities, such as site visits and presentations in which they engage as directors.
Director Compensation for Fiscal 2023
The following table summarizes the annual compensation for our independent directors during fiscal 2023. As described above, the Board approved a change to the timing of director cash retainer payments, which became effective February 1, 2023. As a result, each non-employee director who elected to receive any portion of their annual and committee retainers in the form of cash received two quarterly payments during fiscal 2023 for the quarters ending in April and July, equal to 50% of the total annual and committee retainers, except for Alan Jope who was appointed to the Board effective as of April 14, 2023 and as a result received a pro rata portion of the quarterly payment for the quarter ending in April. The table below reflects only these two payments, as the payments for the quarters ending in October and January will be reported in next year’s Director Compensation for Fiscal 2024 table. With respect to directors who elected to receive their annual and committee retainers in RSUs, the table below reflects the full RSU award for a full four quarters of service, as such awards were granted in February 2023. The underlying shares for such RSU awards will be delivered one year after the grant date.

Name(1)	Fees Earned or Paid in Cash($)(2)	Stock Awards($)(3)(4)	All Other Compensation($)(5)	Total($)
Jaime Ardila	$82,500	$239,815	—	$322,315
Alan Jope	$37,019	$239,943	—	$276,962
Nancy McKinstry	$114,375	$239,857	—	$354,232
Beth E. Mooney	$68,750	$239,815	—	$308,565
Gilles C. Pélisson	$182,500	$239,910	—	$422,410
Paula A. Price	$80,000	$239,815	—	$319,815
Venkata (Murthy) Renduchintala	$70,000	$239,815	—	$309,815
Arun Sarin	$75,000	$239,815	—	$314,815
Frank K. Tang(6)	—	—	$47,501	$47,501
Tracey T. Travis	$140,000	$239,777	—	$379,777
(1)Our chair and chief executive officer, Julie Sweet, does not receive any compensation for her service as chair. Her fiscal 2023 compensation is reflected in the Executive Compensation section below.
(2)The annual retainers and additional retainers for Board committee service paid to our independent directors during fiscal 2023 were as follows:

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Director Compensation

Name	Annual Retainer($)	Committee Chair Retainer($)	Committee Member Retainer($)	Total($)
Jaime Ardila	$55,000	$12,500	$15,000	$82,500
Alan Jope(a)	$33,242	—	$3,777	$37,019
Nancy McKinstry(b)	$82,500	$22,500	$9,375	$114,375
Beth E. Mooney	$55,000	—	$13,750	$68,750
Gilles C. Pélisson(b)	$170,000	—	$12,500	$182,500
Paula A. Price	$55,000	$17,500	$7,500	$80,000
Venkata (Murthy) Renduchintala	$55,000	—	$15,000	$70,000
Arun Sarin	$55,000	$12,500	$7,500	$75,000
Frank K. Tang	—	—	—	—
Tracey T. Travis(b)	$110,000	—	$30,000	$140,000
(a)Mr. Jope, who was appointed to the Board effective as of April 14, 2023, received a pro rata portion of the standard annual retainer and additional retainer for Board committee service, based on the number of days remaining in the 2023 director compensation year after the date of his appointment.
(b)Ms. Travis and Mr. Pélisson elected to receive 100% of their retainers in the form of fully vested RSUs, with a grant date fair value approximately equal to the cash amount that they would otherwise have received for service over the following year. Ms. McKinstry elected to receive 50% of her retainers in the form of fully vested RSUs, with a grant date fair value approximately equal to 50% of the cash amount she would otherwise have received for service over the following year. The number of fully vested RSUs awarded was based on the fair market value of Accenture plc Class A ordinary shares on the date of grant, rounded down to the nearest number of whole shares.
(3)Represents aggregate grant date fair value of stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“Topic 718”). For more information, please refer to Note 13 (Share-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2023. Reflects the grant of a whole number of shares.
(4)The aggregate number of vested RSU awards for which shares had not yet been delivered and that remained outstanding at the end of fiscal 2023 for each of our independent directors was as follows:

Name	Aggregate Number of Vested RSU Awards Outstanding as of August 31, 2023
Jaime Ardila	863
Alan Jope	865
Nancy McKinstry	1,137
Beth E. Mooney	863
Gilles C. Pélisson	1,519
Paula A. Price	863
Venkata (Murthy) Renduchintala	863
Arun Sarin	863
Frank K. Tang	—
Tracey T. Travis	1,365
(5)The aggregate amount of perquisites and other personal benefits received by each of our independent directors in fiscal 2023, other than Mr. Tang, was less than $10,000.
(6)Under SEC rules, Mr. Tang is required to be included in the Director Compensation Table as he served on the Board during a portion of fiscal 2023. Mr. Tang retired from the Board on February 1, 2023 and did not receive any retainers during fiscal 2023. The amount included in the “all other compensation” column reflects tax preparation fees for Mr. Tang and the aggregate incremental cost of travel, meals, accommodation and gifts in connection with Mr. Tang’s and his spouse’s attendance at a dinner held at the April 2023 Board meeting in Ireland in honor of Mr. Tang’s retirement from the Board.

Accenture 2023 Proxy Statement	55

Beneficial Ownership
Beneficial Ownership of Directors and Executive Officers
To our knowledge, except as otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a person is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after December 4, 2023. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any shares that such person or group of persons has the right to acquire within 60 days after December 4, 2023 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group of persons.
The following beneficial ownership table sets forth, as of December 4, 2023, information regarding the beneficial ownership of Accenture plc Class A ordinary shares held by: (1) each of our director nominees and named executive officers; and (2) all of our current directors and executive officers as a group. No person listed below owns any Accenture plc Class X ordinary shares.

	Accenture plc Class A Ordinary Shares
Name of Beneficial Owner(1)	Shares Beneficially Owned(#)	% Shares Beneficially Owned
Jaime Ardila(2)	14,392	*
Martin Brudermüller	—	*
Alan Jope	—	*
Nancy McKinstry(3)	6,531	*
Beth E. Mooney(2)	2,008	*
Gilles C. Pélisson(4)	18,291	*
Paula A. Price(2)	7,134	*
Venkata (Murthy) Renduchintala(2)	4,588	*
Arun Sarin(2)	7,741	*
Tracey T. Travis(5)	7,334	*
Julie Sweet(6)	18,362	*
KC McClure(7)	44,287	*
Manish Sharma(8)	2,664	*
Jean-Marc Ollagnier(9)	195,458	*
James Etheredge(10)	6,033	*
All Directors and Executive Officers as a Group (18 Persons)(11)	461,795	*%
*Less than 1% of Accenture plc’s Class A ordinary shares outstanding.
(1)Address for all persons listed is c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA.
(2)Includes 867 RSUs that could be delivered as shares within 60 days from December 4, 2023.
(3)Includes 1,142 RSUs that could be delivered as shares within 60 days from December 4, 2023.
(4)Includes 1,526 RSUs that could be delivered as shares within 60 days from December 4, 2023.
(5)Includes 1,371 RSUs that could be delivered as shares within 60 days from December 4, 2023.
(6)Includes 9,417 RSUs that could be delivered as shares within 60 days from December 4, 2023.
(7)Includes 1,340 RSUs that could be delivered as shares within 60 days from December 4, 2023.
(8)Includes 2,077 RSUs that could be delivered as shares within 60 days from December 4, 2023.
(9)Includes 4,988 RSUs that could be delivered as shares within 60 days from December 4, 2023.
(10)Includes 1,340 RSUs that could be delivered as shares within 60 days from December 4, 2023.
(11)Includes 37,700 RSUs that could be delivered as shares within 60 days from December 4, 2023.

Accenture 2023 Proxy Statement	57

Beneficial Ownership
Beneficial Ownership of More Than 5%
Based on information available as of December 4, 2023, no person beneficially owned more than 5% of Accenture plc’s Class X ordinary shares, and the only persons known by us to be a beneficial owner of more than 5% of Accenture plc’s Class A ordinary shares outstanding (which does not include shares held by Accenture) were as follows:

	Accenture plc Class A Ordinary Shares
Name and Address of Beneficial Owner	Shares Beneficially Owned	% Shares Beneficially Owned
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(1)	57,794,521	8.7%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055(2)	47,399,862	7.1%
(1)Based solely on the information disclosed in a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group and certain related entities reporting sole power to vote or direct the vote over 0 Class A ordinary shares, sole power to dispose or direct the disposition of 55,142,670 Class A ordinary shares, shared power to vote or direct the vote over 943,535 Class A ordinary shares and shared power to dispose or direct the disposition of 2,651,851 Class A ordinary shares.
(2)Based solely on the information disclosed in a Schedule 13G/A filed with the SEC on January 31, 2023 by BlackRock, Inc. and certain related entities reporting sole power to vote or direct the vote over 42,051,032 Class A ordinary shares and sole power to dispose or direct the disposition of 47,399,862 Class A ordinary shares.
As of December 4, 2023, Accenture beneficially owned an aggregate of 39,519,697 Accenture plc Class A ordinary shares, or 5.9% of the issued Class A ordinary shares. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc.

58	Accenture 2023 Proxy Statement

Proposal 2

Non-Binding Vote to Approve Executive Compensation

Proposal 02	Non-Binding Vote to Approve Executive Compensation

The Board recommends that you vote “FOR” the approval of the compensation of our named executive officers.

We are pleased to provide our shareholders the opportunity to vote on a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis and compensation tables.
In considering their vote, we urge shareholders to review the information on Accenture’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis, as well as the discussion regarding the Compensation, Culture & People Committee in “Corporate Governance—Committees of the Board.”
The shareholder vote on this resolution will not be binding on management or the Board. However, the Board and the Compensation, Culture & People Committee value the opinions of our shareholders and will review and consider the voting results when making future compensation decisions for our named executive officers.
Shareholders continued to show strong support for our executive compensation programs, with more than 90% of the votes cast for the approval of our “say-on-pay” proposal at our 2023 annual general meeting of shareholders.
Accenture employs a pay-for-performance philosophy for our entire global management committee and all of our named executive officers. Our compensation philosophy and framework have resulted in compensation for our named executive officers that reflects the Company’s financial results and the other performance factors described in “—Compensation Discussion and Analysis—Process for Determining Executive Compensation.” Our annualized total shareholder return for the three-year period ended August 31, 2023 was 12%, which was in the 45th percentile among our peers, and our annualized total shareholder return for the five-year period ended August 31, 2023 was 16%, which was in the 78th percentile among our peers.
As required under Irish law, the resolution in respect of Proposal 2 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.
In accordance with our current policy of holding annual “say-on-pay” advisory votes, the next “say-on-pay” advisory vote is expected to occur at our 2025 annual general meeting of shareholders.
The text of the resolution in respect of Proposal 2 is as follows:
“Resolved, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and compensation tables, is hereby approved.”

60	Accenture 2023 Proxy Statement

Executive Compensation
Compensation Discussion and Analysis
In this section, we review the objectives and elements of Accenture’s executive compensation program, its alignment with Accenture’s performance and the 2023 compensation decisions regarding our named executive officers.
Fiscal 2023 Named Executive Officers
The Company’s named executive officers for the fiscal year ended August 31, 2023 and their titles are:

Julie Sweet Chair and Chief Executive Officer

KC McClure Chief Financial Officer

Manish Sharma(1) Chief Executive Officer—North America

Jean-Marc Ollagnier Chief Executive Officer—EMEA

James Etheredge(2) Former Chief Executive Officer—North America

(1)Mr. Sharma served as our chief operating officer during the fiscal year ended August 31, 2023, and assumed the role of chief executive officer—North America on September 1, 2023.
(2)Mr. Etheredge served as our chief executive officer—North America through August 31, 2023. Mr. Etheredge is retiring and currently serves as an advisor to the Company and is expected to continue in this position through his retirement from the Company on June 30, 2024.

62	Accenture 2023 Proxy Statement

Executive Compensation
Driving Reinvention, Delivering 360° Value
The core of our strategy is delivering 360° value to our clients, people, shareholders, partners and communities by helping them continuously reinvent.
The compensation of the Company’s named executive officers is tied to both Company and individual performance. The compensation program for the named executive officers is designed to reward them for their overall contribution to Company performance, including the Company’s execution against its business plan and the creation of 360° value for all stakeholders.
We achieved another strong year of financial performance(1) in fiscal 2023, with record new bookings, continued adjusted operating margin expansion and adjusted EPS growth, and very strong cash flow, driving shareholder value creation. These results continue to enable us to deliver 360° value for all our stakeholders.

	Revenues		Diluted Earnings Per Share		Free Cash Flow
¡		¡		¡

$64.1B
An increase of 4% in U.S. dollars and 8% in local currency from fiscal 2022, including revenues of $30.3 billion from North America, $21.3 billion from Europe(2) and $12.5 billion from Growth Markets

$10.77
A 1% increase from fiscal 2022 EPS of $10.71; after excluding the impact of business optimization costs of $1.28 per share and an investment gain of $0.38 per share, adjusted fiscal 2023 EPS of $11.67 increased 9%
$9.0B Defined as operating cash flow of $9.5 billion net of property and equipment additions of $528 million, with a free cash flow to net income ratio of 1.3

	New Bookings		Operating Margin		Cash Returned to Shareholders
¡		¡		¡

$72.2B An increase of 1% in U.S. dollars and 5% in local currency from fiscal 2022
13.7%
A decrease of 150 basis points from fiscal 2022 operating margin of 15.2%; after excluding business optimization costs of 170 basis points, adjusted operating margin was 15.4%, an expansion of 20 basis points
$7.2B Defined as cash dividends of $2.8 billion and share repurchases of $4.3 billion. In fiscal 2023, we paid dividends of $4.48 per share, a 15% increase over the prior year
(1)See “Reconciliation of GAAP Measures to Non-GAAP Measures.”
(2)In the first quarter of fiscal 2024, our Middle East and Africa market units moved from Growth Markets to Europe, and the Europe market is now referred to as our Europe, Middle East and Africa (EMEA) geographic market.

Accenture 2023 Proxy Statement	63

Executive Compensation
We measure our success by the 360° value we create for our clients, each other, our shareholders, partners and communities, including in the following key areas during fiscal 2023:

	Investments in Acquisitions		Research and Development
¡		¡

	$2.5B 25 strategic acquisitions to scale our business in high-growth areas, add skills and capabilities in new areas and deepen our industry and functional expertise		$1.3B Investment in assets, platforms and industry and functional solutions and in patents and pending patents

	Developing Our People		Promoting Our People
¡		¡

	$1.1B Investment in continuous learning and development. With our digital learning platform, we delivered approximately 40 million training hours, consistent with fiscal 2022		123,000 We celebrated approximately 123,000 promotions, demonstrating our continued commitment to creating vibrant careers and opportunities for our people

	Strong Leadership		Gender Equality
¡		¡

10,000
Approximately 10,000 Accenture leaders, with an average of 16 years of Accenture experience, and a global management committee (our primary management and leadership team) with an average of 23 years of Accenture experience
48% Of our global workforce are women, compared to our global goal of gender parity by 2025, and 30% of our managing directors are women, in line with our global goal of 30% women by 2025

	Commitment to Our Communities		Renewable Electricity
¡		¡

	4.3M People equipped with skills toward employment or entrepreneurship reported by programs supported through our Skills to Succeed initiative		100% We achieved our goal of 100% renewable electricity across our offices by the end of 2023

64	Accenture 2023 Proxy Statement

Executive Compensation
Overview of Compensation Elements
The primary elements of our fiscal 2023 executive compensation program for our named executive officers are set forth below.

	Pay Element	Payment Form	Description/Objectives

Fixed	Base Compensation	Cash	Provides a fixed level of compensation each year.

Reflects the executive’s leadership role.

Variable	Global Annual Bonus	Cash	Designed to tie pay to both individual and Company performance for the fiscal year.

Paid from funds accrued during the fiscal year based on Company financial performance, compared to the earnings target for the year.

	Key Executive Performance Share Program	Equity	The most significant element of compensation.

Vesting of awards is tied to meeting performance objectives related to operating income results and relative total shareholder return, in each case, over a 3-year period.

	Accenture Leadership Performance Equity Award Program	Equity	Recognize and reward Accenture leaders based on individual, team and Company performance, in each case, with respect to the prior fiscal year.

	Voluntary Equity Investment Program	Equity	Opportunity for eligible Accenture leaders to designate up to 30% of cash compensation to make monthly purchases of Accenture plc Class A ordinary Shares.

50% matching RSU grant following the end of the program year that generally vests 2 years later.

Compensation Practices
The Compensation, Culture & People Committee oversees the design and administration of the Company’s compensation programs, among other things. The Compensation, Culture & People Committee believes that a well-designed, consistently applied compensation program is fundamental to the Company’s culture of shared success. The compensation program for the named executive officers is designed to reward them for their overall contribution to Company performance, including the Company’s execution against its business plan and the creation of 360° value for all stakeholders. The Compensation, Culture & People Committee recognizes that in a professional services company, it is the collective leadership and individual contributions of our people around the world that are responsible for creating success for all of our stakeholders. Specifically, the program is designed to create shareholder value through:
•Pay-for-Performance by aligning compensation to company performance.
•Appropriate Pay Mix with an emphasis on performance-based compensation.
•Creating 360° Value with our culture of shared success, to deliver 360° value for our clients, people, shareholders, partners and communities.
•Competitive Benchmarking against our compensation peer group and similar roles across the broader market.
•Leadership Essentials demonstrated by executives are considered in determining compensation outcomes.

Accenture 2023 Proxy Statement	65

Executive Compensation
The Compensation, Culture & People Committee and management seek to ensure that our executive compensation programs align with our core compensation philosophy. We maintain the following policies and practices that drive our named executive officer compensation programs:

What we do

✓Align our executive pay with performance
✓Set challenging performance objectives
✓Provide an appropriate mix of short- and
long-term incentives
✓Align executive compensation with shareholder returns through performance-based vesting of equity incentive awards
✓Use appropriate peer groups when establishing compensation
✓Maintain meaningful equity ownership guidelines

✓Include caps on individual payouts in short- and long-term incentive plans
✓Maintain clawback policies applicable to cash and equity incentive awards (including both time- and performance-based)
✓Mitigate potential dilutive effects of equity awards through our share repurchase programs
✓Hold an annual “say-on-pay” advisory vote
✓Conduct annual compensation risk review and assessment
✓Retain an independent compensation consultant

What we don’t do

✗No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements
✗No “golden parachutes,” change in control payments or excise tax gross-ups
✗No change in control “single trigger” equity acceleration provisions
✗No dividends or dividend equivalents paid until vesting ✗No hedging or pledging of Company shares ✗No supplemental executive retirement plan

Pay-for-Performance
The Compensation, Culture & People Committee believes that total compensation for the Company’s named executive officers should closely align with the Company’s performance and each individual’s performance.
Our named executive officers are eligible to earn a cash bonus award under our Global Annual Bonus program, which is funded during the fiscal year based on Company financial performance compared to the earnings target for the year, and rewards them for Company and individual performance evaluated against performance objectives, as described below under “—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations.” We also use two primary equity compensation programs for our named executive officers: the Key Executive Performance Share Program, which rewards achievement over a prospective three-year performance period, and the Accenture Leadership Performance Equity Award Program, which rewards executives for performance in the preceding fiscal year.

66	Accenture 2023 Proxy Statement

Executive Compensation
When setting compensation, the Compensation, Culture & People Committee considers the Company’s performance and compensation earned over a multi-year period, in each case, relative to our peer group. As the graph below shows, the Company’s performance with respect to total shareholder return over a three-year period was at the 45th percentile among the companies in our peer group as of August 31, 2023. The realizable total direct compensation for our chair and chief executive officer over this same period was at the 34th percentile, which indicates that relative Company performance ranked higher than relative realizable pay, as compared to our peer group.
We define realizable total direct compensation as the sum of the following, based on information reported in each company’s most recent annual proxy statement:
1.all cash compensation earned during the preceding three-year period;
2.the value of all time-vested restricted shares, RSUs and stock options granted (or a ratable portion of the incremental value of any such awards modified) during the preceding three-year period as of August 31, 2023; and
3.the value of all performance-vested restricted shares and RSUs granted during the preceding three-year period, based on actual performance results or estimated performance to date (based on proxy disclosures) as of August 31, 2023.
The companies included in our peer group used for benchmarking executive compensation are identified under “— Role of Benchmarking” below.
As noted above, the Company’s performance with respect to total shareholder return over a three-year period was at the 45th percentile among the companies in our peer group as of August 31, 2023. The average realizable total direct compensation for all of our named executive officers for the same three-year period was at the 33rd percentile, which indicates that relative Company performance ranked higher than the average relative realizable pay of all of our named executive officers, as compared to our peer group.
Say-on-Pay Vote
Shareholders continued to show strong support for our executive compensation programs, with more than 90% of the votes cast for the approval of our “say-on-pay” proposal at our 2023 annual general meeting of shareholders. Given this strong support, which we believe demonstrates our shareholders’ satisfaction with the alignment of our named executive officers’ compensation and the Company’s performance, the Compensation, Culture & People Committee determined not to implement any significant changes to our compensation programs in fiscal 2023 as a result of the shareholder advisory vote.

Accenture 2023 Proxy Statement	67

Executive Compensation
Process for Determining Executive Compensation
With guidance from its independent compensation consultant, Pay Governance LLC (“Pay Governance”), the Compensation, Culture & People Committee reviews and approves a peer group annually in July for use in conducting competitive market benchmarking of compensation for our named executive officers. This peer group is used to provide a meaningful gauge of current pay practices and levels as well as overall compensation trends among companies engaged in the different aspects of the Company’s business for purposes of assessing compensation for our named executive officers, as further described under “—Role of Benchmarking.”
The Compensation, Culture & People Committee holds two meetings in October of each year. At the first meeting, the Compensation, Culture & People Committee, with input from the Nominating, Governance & Sustainability Committee, assesses overall Company performance for the completed fiscal year as well as the performance of our chair and chief executive officer. At this same meeting, the Compensation, Culture & People Committee reviews internal pay equity data and external benchmarking reports, as discussed below under “—Role of Benchmarking.” At the subsequent meeting, the Compensation, Culture & People Committee, with input from Pay Governance, considers this overall Company performance, such benchmarking and internal compensation references, as well as the chair and chief executive officer’s recommendations when determining each other individual named executive officer’s performance rating in assessing whether they exceeded, met or partially met their performance objectives for the year and setting their individual compensation levels.
Determining Company Performance
In October 2023, the Compensation, Culture & People Committee and the Nominating, Governance & Sustainability Committee, in consultation with Ms. Sweet and Ms. McClure, evaluated overall Company performance for fiscal 2023 by reviewing the results achieved against the performance objectives for the year (as discussed below under “—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations”) and then determined whether the Company exceeded, met or partially met the objectives as a whole for the year.
In assessing overall Company performance, the committees considered those aspects of the Company’s performance reflected in the “Proxy Summary—Financial Highlights” above. The committees recognized that during fiscal 2023, the Company navigated a tougher macro environment than anticipated at the beginning of fiscal 2023, and in particular the challenges faced by our Communications, Media and Technology industry group and North America market during fiscal 2023. The committees also noted that the Company delivered record new bookings, increased market share, very strong free cash flow and continued shareholder value creation, while continuing to significantly invest in our business, people and communities. In particular, the committees noted the Company’s deployment of over $2.5 billion across 25 acquisitions to scale our business in strategic growth areas, securing our rotation to 100% renewable electricity, rapidly taking a leadership position in generative AI and investing $1.1 billion in the training and development of our people. As a result, the committees set the Company’s performance rating for fiscal 2023 in the “meets” category, compared to “exceeds” for fiscal 2022.
The committees’ evaluation of Ms. Sweet’s performance is discussed below under “—Fiscal 2023 Compensation Decisions.”
At the second meeting in October of 2023, the Company’s performance rating was used as one of the key factors in setting levels of each of the performance elements of compensation for the named executive officers as described below. In approving compensation, the Compensation, Culture & People Committee took into account the individual performance rating for Ms. Sweet that it set, together with the Nominating, Governance & Sustainability Committee, and the individual performance ratings that it set, together with Ms. Sweet, for the other named executive officers. Applying these performance ratings, and after considering appropriate internal and external benchmarking data, the Compensation, Culture & People Committee then approved compensation for each named executive officer.
Performance Objectives Used in Evaluations
As discussed above, performance-based compensation is determined by evaluating performance against annual objectives. The objectives for fiscal 2023 were set forth in our annual shared success scorecard, which aligns to our fundamental and strategic priorities. These annual objectives go through multiple layers of review, including by the Compensation, Culture & People Committee’s independent compensation consultant, who confirms that the objectives are rigorous and challenging before being reviewed and approved by the Compensation, Culture & People Committee at the beginning of the fiscal year.

68	Accenture 2023 Proxy Statement

Executive Compensation
Performance against the shared success scorecard served as one of the components against which the Compensation, Culture & People Committee, together with the Nominating, Governance & Sustainability Committee, considered Ms. Sweet’s performance, and the Compensation, Culture & People Committee considered each other named executive officer’s performance, for fiscal 2023. The fiscal 2023 shared success scorecard included financial performance objectives that were established by reference to our business plan, including with respect to revenue growth in local currency, operating margin, earnings per share, new bookings and free cash flow, as well as other nonfinancial objectives, as described below. Our named executive officers also have additional objectives specific to their roles. We believe that encouraging our named executive officers, as well as other employees with management responsibility, to focus on a variety of performance objectives that reflect our commitment to creating value for our clients, people, shareholders, partners and communities reduces the incentive to take excessive risk with respect to any single objective. The Company does not apply a formula or use a predetermined weighting when comparing overall performance against the various objectives, and no single objective is material in determining individual performance and resulting pay decisions.
For fiscal 2023, approximately 500 Accenture employees in global and market level leadership teams, including each of the named executive officers and other members of the global management committee, were evaluated under the shared success scorecard, which included enterprise-wide objectives in the following key categories. In addition, leaders were evaluated under additional individual performance objectives where they could make a personal impact.

Financial Objectives		Our People

•Continued focus on fundamental metrics of overall financial success, including revenue growth, new bookings, operating margin, EPS and free cash flow, while delivering 360° value to all our stakeholders
•Growing faster than the market while delivering strong underlying profitability, enabling continued investment in our business, people and communities

•Achieving gender, racial and ethnic diversity and inclusion goals, toward a 50/50 gender-balanced workforce, 30% women managing directors and increased race and ethnicity representation
•Investing in our people through programs and experiences that foster well-being, belonging and connection, sense of purpose and development of marketable skills that lead to vibrant careers to help them achieve their professional and personal aspirations

Our Clients and Ecosystem Partners	Strategic Objectives	Sustainability

•Partnering with our clients to create 360° value, including through expanded usage of our client satisfaction methodology and our 360° value meter
•Maintaining #1 position for our leading ecosystem partners, including implementation of satisfaction methodology

•Achieving key objectives in strategic priority areas and growth initiatives, including cloud, Song, Industry X and security
•Driving 360° value differentiation by utilizing Accenture assets and developing and implementing solutions
•Continuing to increase the leadership position of our Company’s brand in the marketplace

•Achieving specific environmental goals, including a rotation to 100% renewable electricity by the end of 2023
•Continuing our commitment to our communities, including through our Skills to Succeed initiative

Accenture 2023 Proxy Statement	69

Executive Compensation
Fiscal 2023 Compensation Decisions
Summaries of the compensation decisions made by the Compensation, Culture & People Committee in recognition of our named executive officers’ performance during fiscal 2023 are described below.
Chair and Chief Executive Officer
In October 2023, the Compensation, Culture & People Committee and the Nominating, Governance & Sustainability Committee considered Ms. Sweet’s individual performance against the metrics described above under “—Process for Determining Executive Compensation.” The committees also took into account feedback solicited by our chief leadership & human resources officer from members of our executive committee and other senior leaders.
The committees set Ms. Sweet’s individual performance rating for fiscal 2023 at a level consistent with the overall Company performance rating, which was in the “meets” category and established her performance grant value modifier, as further described under “—Compensation Programs,” for purposes of determining the target value of her fiscal 2024 Key Executive Performance Share Program award, at 0.95X based on the Company’s two-year relative total shareholder return and fiscal 2023 performance. In making its compensation decisions, the Compensation, Culture & People Committee considered many factors, including the Company’s overall strong financial results under Ms. Sweet’s leadership, particularly against the backdrop of a more challenging macro environment than anticipated at the beginning of fiscal 2023, and taking decisive action in initiating business optimization actions to reduce structural costs and build resilience, which are being delivered ahead of schedule. The Committee specifically noted Ms. Sweet’s exceptional level of engagement with the Company’s clients and ecosystem partners globally, including maintaining our number one position with our leading ecosystem partners, and her continued focus on investing at scale and pivoting our Company to high growth areas, including taking an early leadership position in generative AI. The Committee also recognized Ms. Sweet’s commitment to, and progress towards, the Company’s inclusion and diversity and sustainability goals and the delivery of 360° value to our stakeholders.
At the October 2023 meetings, the Compensation, Culture & People Committee and its independent compensation consultant, Pay Governance, also discussed market trends and reviewed benchmarking reports, as discussed below under “—Role of Benchmarking.” As part of this review, when setting Ms. Sweet’s compensation based on her performance during fiscal 2023, the Compensation, Culture & People Committee considered the Company’s performance results for fiscal 2023, delivery on key business goals, as well as external market references (including absolute and relative performance against the Company’s peers) and internal compensation references.
Ms. Sweet was not involved in setting her compensation and was not present during the review of her performance or approval of her compensation. As a result of its fiscal 2023 assessments and consideration of data provided by its independent compensation consultant, the Compensation, Culture & People Committee approved the following compensation elements for Ms. Sweet in recognition of her achievements during fiscal 2023:

70	Accenture 2023 Proxy Statement

Executive Compensation

Julie Sweet Chair and Chief Executive Officer		74% of equity awards are granted under the Key Executive Performance Share Program and are subject to Company performance over a 3-year period

Pay Mix
6%
Base Compensation
14%
Fiscal 2023 Global Annual Bonus
80%
January 2024 Equity Awards
74%

Base Compensation (as of Dec. 1, 2023):	$1,550,000 (no change)
Fiscal 2023 Global Annual Bonus:	$3,317,000 (44% decrease from fiscal 2022)
Target Values of January 2024 Equity Awards:	•$14,250,000 under Key Executive Performance Share Program (5% decrease from January 2023 award) •$5,000,000 under Accenture Leadership Performance Equity Award Program (no change)
The chart above reflects the compensation elements that the Compensation, Culture & People Committee approved for Ms. Sweet in recognition of her achievements during fiscal 2023. In accordance with SEC rules, the numbers presented in the Summary Compensation Table for 2023 of this Proxy Statement include her base compensation paid during fiscal 2023, the long-term incentive equity awards granted to her in fiscal 2023 and her fiscal 2023 Global Annual Bonus payable in fiscal 2024.
Other Named Executive Officers
In determining the compensation of the other named executive officers based on their performance during fiscal 2023, Ms. Sweet submitted a recommendation to the Compensation, Culture & People Committee for the overall compensation of each of these officers for the committee’s review, discussion and approval. In making these recommendations, Ms. Sweet considered the following four factors:
•Company Performance. Company performance, as measured against objective and subjective measures under our shared success scorecard;
•Individual Performance. Each officer’s individual performance;
•Internal Benchmarks. Internal comparisons across members of our executive committee; and
•External Benchmarks. External market references.
The individual contributions and leadership of each of the other named executive officers were measured against the performance objectives as described above in “—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations.” Management and the Compensation, Culture & People Committee believe that this approach reflects that the leadership team is collectively responsible for a broad range of Company results and initiatives. In evaluating performance against the objectives, no formula or predetermined weighting was used, and no one objective was individually material.
Ms. Sweet discussed with the Compensation, Culture & People Committee the leadership role and performance of each of the other named executive officers. For the other named executive officers, to the extent applicable, Ms. Sweet also discussed with the Compensation, Culture & People Committee the financial results of the businesses for which they were responsible. In developing her recommendation to the Compensation, Culture & People Committee for the compensation of the named executive officers, Ms. Sweet considered information on market-comparable compensation provided by the Company’s compensation consultant, WTW plc (“WTW”). Before making the final compensation decisions for the year, the Compensation, Culture & People Committee reviewed and discussed Ms. Sweet’s recommendations, in consultation with its independent compensation consultant.

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As a result of its fiscal 2023 assessments and consideration of data provided by its independent compensation consultant, the Compensation, Culture & People Committee established a performance grant value modifier, as further described under “—Compensation Programs,” for purposes of determining the target value of each other named executive officer’s fiscal 2024 Key Executive Performance Share Program award, at 0.95X based on the Company’s two-year relative total shareholder return and fiscal 2023 performance, and approved the following compensation elements for Ms. McClure, Mr. Sharma and Mr. Ollagnier in recognition of their achievements during fiscal 2023:

KC McClure Chief Financial Officer		75% of equity awards are granted under the Key Executive Performance Share Program and are subject to Company performance over a 3-year period

Pay Mix
15%
Base Compensation
17%
Fiscal 2023 Global Annual Bonus
68%
January 2024 Equity Awards
75%

Base Compensation (as of Dec. 1, 2023):	$1,100,000 (no change)
Fiscal 2023 Global Annual Bonus:	$1,309,000 (37% decrease from fiscal 2022)
Target Values of January 2024 Equity Awards:	•$3,800,000 under Key Executive Performance Share Program (5% decrease from January 2023 award) •$1,300,000 under Accenture Leadership Performance Equity Award Program (no change)

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Manish Sharma(1) Chief Executive Officer—North America		75% of equity awards are granted under the Key Executive Performance Share Program and are subject to Company performance over a 3-year period

14%
Base Compensation
19%
Fiscal 2023 Global Annual Bonus
67%
January 2024 Equity Awards
Pay Mix
75%

Base Compensation (as of Dec. 1, 2023):	$1,100,000 (no change)(2)
Fiscal 2023 Global Annual Bonus:	$1,412,612 (27% decrease from fiscal 2022)
Target Values of January 2024 Equity Awards:	•$3,800,000 under Key Executive Performance Share Program (5% decrease from January 2023 award) •$1,300,000 under Accenture Leadership Performance Equity Award Program (no change)
(1)Mr. Sharma’s fiscal 2023 Global Annual Bonus amount was converted from Indian rupees to U.S. dollars at an exchange rate of 81.98885, which was the average of the monthly translation rates for fiscal 2023. For purposes of determining the percentage change of Mr. Sharma’s fiscal 2023 Global Annual Bonus compared to his fiscal 2022 Global Annual Bonus, Mr. Sharma’s fiscal 2022 Global Annual Bonus amount was converted from Indian rupees to U.S. dollars at an exchange rate of 75.90321, which was the average of the monthly translation rates for fiscal 2022.
(2)While the overall targeted value of Mr. Sharma’s base salary as of December 1, 2023, which was approved in U.S. dollars, was unchanged from the level in effect as of December 1, 2022, his base salary for fiscal 2023 was paid in Indian rupees resulting in the amount shown in the Summary Compensation Table after application of the average monthly translation rate for fiscal 2023.

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Jean-Marc Ollagnier(1) Chief Executive Officer—EMEA		75% of equity awards are granted under the Key Executive Performance Share Program and are subject to Company performance over a 3-year period

14%
Base Compensation
19%
Fiscal 2023 Global Annual Bonus
67%
January 2024 Equity Awards
Pay Mix
75%

Base Compensation (as of Dec. 1, 2023):	$1,016,368 (no change in local currency)
Fiscal 2023 Global Annual Bonus:	$1,459,156 (31% decrease from fiscal 2022)
Target Values of January 2024 Equity Awards:	•$3,800,000 under Key Executive Performance Share Program (5% decrease from January 2023 award) •$1,300,000 under Accenture Leadership Performance Equity Award Program (no change)
(1)The base compensation and fiscal 2023 Global Annual Bonus amounts for Mr. Ollagnier were converted from euros to U.S. dollars at an exchange rate of 0.94941, which was the average of the monthly translation rates for fiscal 2023.
The charts above reflect the compensation elements that the Compensation, Culture & People Committee approved for the other named executive officers in recognition of their achievements during fiscal 2023. In accordance with SEC rules, the numbers presented in the Summary Compensation Table for 2023 of this Proxy Statement include the named executive officers’ base compensation paid during fiscal 2023, the long-term incentive equity awards granted to them in fiscal 2023, their fiscal 2023 Global Annual Bonus and any special cash bonus, if any, such bonuses payable in fiscal 2024.
James Etheredge
Mr. Etheredge served as our chief executive officer—North America, through August 31, 2023. Mr. Etheredge is retiring and currently serves as an advisor to the Company. In connection with Mr. Etheredge’s retirement, the Company and Mr. Etheredge have entered into a retirement agreement pursuant to which Mr. Etheredge will remain employed through June 30, 2024, subject to earlier termination in accordance with the retirement agreement. During that period, Mr. Etheredge will continue to be paid an annual base salary of $1,100,000. Following the Compensation, Culture & People Committee’s assessment of the Company’s and his individual performance, Mr. Etheredge was awarded a $1,300,000 Performance Equity Award Program grant and a $1,155,660 fiscal 2023 Global Annual Bonus in respect of his fiscal 2023 service, in accordance with the terms of such programs. However, Mr. Etheredge will not participate in the Company’s fiscal 2024 Global Annual Bonus Plan and will not be granted any other equity awards on or after September 1, 2023. The retirement agreement also provides for a $1,000,000 bonus upon satisfactory fulfillment of certain service and transition responsibilities. Mr. Etheredge will not be entitled to severance upon his final separation of employment, but his previously granted equity awards will continue to vest in accordance with their terms, with outstanding performance-based Key Executive Performance Awards only vesting to the extent that the Company’s performance objectives are met over the three-year performance period for each such award. The retirement agreement also includes a general release of claims and non-disparagement and cooperation covenants.

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Role of Compensation Consultants
The Compensation, Culture & People Committee has engaged Pay Governance to serve as the Compensation, Culture & People Committee’s independent compensation consultant. Pay Governance and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation, Culture & People Committee on executive and director compensation. With respect to executive compensation, as requested by the Compensation, Culture & People Committee, Pay Governance advises the Compensation, Culture & People Committee on general marketplace trends in executive compensation, makes proposals for executive compensation programs, recommends peer companies for inclusion in competitive market analyses of compensation and otherwise advises the Compensation, Culture & People Committee with regard to the compensation of our chair and chief executive officer and members of our executive committee. Pay Governance also provides input for the Compensation, Culture & People Committee to consider regarding the final compensation packages of our chair and chief executive officer, as discussed under “—Process for Determining Executive Compensation.” In addition, Pay Governance provides input to the Compensation, Culture & People Committee for its annual review of director compensation, as discussed under “Director Compensation.”
Management separately receives benchmarking information with respect to the members of our executive committee from its compensation consultant, WTW, as described under “—Role of Benchmarking.” While WTW also acts as management’s compensation consultant in various capacities with respect to our global workforce and assists management in formulating its compensation recommendations for the members of our executive committee, the Compensation, Culture & People Committee has separately engaged Pay Governance as its independent compensation consultant to provide it with independent advice and to avoid any conflicts of interest. The Compensation, Culture & People Committee has assessed the independence of Pay Governance pursuant to the applicable rules and determined that its engagement does not raise any conflict of interest.
Role of Benchmarking
Pay Governance performs extensive analyses focusing on executive compensation opportunity, total realizable pay, the difficulty of achieving incentive plan goals, pay-for-performance alignment and the compensation levels of the chair and chief executive officer and other executive officers across our peer group companies. The Compensation, Culture & People Committee considers these analyses when determining the compensation of our named executive officers.
In addition, WTW prepares a report that includes a comparison of our named executive officers’ compensation to comparable roles within our proxy peer group companies, as well as the most recent data for similar roles across the world’s largest technology companies. The WTW report serves as one input to consider along with Company and individual performance, internal comparisons across members of our executive committee and alignment with our shared success compensation philosophy.
Because the future performance of the Company and the companies in our peer group are not known at the time that the compensation opportunities under the Company’s programs are established, the Compensation, Culture & People Committee also considers an annual review of the most recent historical alignment of pay and performance relative to the Company’s peers. This review is intended to help the Compensation, Culture & People Committee ensure that the Company aligns pay and performance relative to its peers and that our compensation programs are working as intended. The results of the review with respect to all of our named executive officers are summarized under “—Pay-for-Performance” above.

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Fiscal 2023 Peer Group
The Compensation, Culture & People Committee reviews and approves a peer group annually for use in conducting competitive market analyses of compensation for our named executive officers. We do not believe many companies compete directly with us in all lines of our business. However, the Compensation, Culture & People Committee identifies a peer group of relevant public companies for which data are available that are comparable to the Company in at least some areas of our business. Our peer group includes companies that have one or more of the following attributes, which were considered in the screening process to identify appropriate peers:
•Listed Company. Publicly traded securities listed on a U.S. stock exchange that are subject to reporting obligations that are similar to Accenture’s;
•Similar Business or Industry. Similar business or services operations in the industries and markets in which Accenture competes and/or a similar business reliance on human capital;
•Comparable Revenues. Revenues within a range similar to Accenture’s revenues;
•Competitor. Being a direct line-of-business competitor; and
•Global Scale. Large, global companies with multiple lines of business, typically S&P 100 companies with strong brand recognition.
In July 2023, based on the recommendations of the Compensation, Culture & People Committee’s independent compensation consultant, the Compensation, Culture & People Committee approved the removal of Aon plc from Accenture’s peer group and the addition of QUALCOMM Incorporated, which has revenues within a range more similar to Accenture’s revenues. The Compensation, Culture & People Committee believes the fiscal 2023 compensation peer group below accurately reflects Accenture’s size and complexity. The Compensation, Culture & People Committee further believes the fiscal 2023 compensation peer group provides a meaningful gauge of current pay practices and levels as well as overall compensation trends among companies engaged in the different aspects of the Company’s business for purposes of assessing fiscal 2023 compensation for our named executive officers. The Compensation, Culture & People Committee compares each named executive officer’s total target compensation to total target compensation for similar positions within this peer group when setting compensation levels, although the Compensation, Culture & People Committee excludes outliers when it determines, in consultation with its independent compensation consultant, that such exclusion is appropriate. This ensures that the Compensation, Culture & People Committee has the appropriate benchmarking data to compare pay levels of our named executive officers in the highly competitive and fluid executive labor market for large technology companies.

Peer Group for Assessing Fiscal 2023 Compensation
Chubb Limited Cisco Systems, Inc. Cognizant Technology Solutions Corporation General Dynamics Corporation Honeywell International Inc. Intel Corporation International Business Machines Corporation	Marsh & McLennan Companies, Inc. Microsoft Corporation Morgan Stanley Oracle Corporation QUALCOMM Incorporated(1) Salesforce, Inc. Visa Inc.

Accenture Vs. Peer Group(2)
Revenue	Market Capitalization

(1)Replaced Aon plc for fiscal 2023.
(2)Reflects the most recent fiscal year-end results.

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Compensation Programs
This section provides greater detail on the elements of our named executive officers’ compensation, which consist of the following:

Cash Compensation	Long-Term Equity Compensation

•Base Compensation •Global Annual Bonus	•Key Executive Performance Share Program •Accenture Leadership Performance Equity Award Program •Voluntary Equity Investment Program
Cash Compensation
Cash compensation for Accenture’s named executive officers consists of two components: base compensation and the Global Annual Bonus, each of which is described below.
Base Compensation
Base compensation provides a fixed level of compensation to the named executive officers each year and reflects each named executive officer’s leadership role, as opposed to individual performance. Base compensation may vary for named executive officers based on relative market compensation. Increases to base compensation, if any, generally take effect in connection with a promotion or at the beginning of the compensation year, which begins on December 1 of each year.
Global Annual Bonus
The Global Annual Bonus is designed to tie pay to both individual and Company performance for the fiscal year; in particular, financial performance compared to the earnings target established by the Compensation, Culture & People Committee at the start of the year. Final overall funding decisions are made at the end of the fiscal year based primarily upon the Company’s performance against this target and are subject to approval by the Compensation, Culture & People Committee.
Once the program’s Company-wide funding for the year is finalized, individual payouts are determined based on the Company’s overall performance against our shared success scorecard as well as each eligible employee’s career level within the Company and individual performance rating. Payments under this program are made after each fiscal year-end. The program is designed to provide higher incentive opportunities as employees advance through our career levels. A large number of Accenture employees are eligible for the Global Annual Bonus, including members of Accenture Leadership (more than 9,800 employees) and each of our named executive officers.
Each of the named executive officers was assigned a fiscal 2023 Global Annual Bonus target that is a percentage of his or her base salary as shown below. A named executive officer may earn more or less than his or her target award based upon the Company’s overall funding of the bonus pool and his or her individual annual performance rating, ranging from a minimum bonus of 0% up to a maximum bonus (assuming 100% funding of the fiscal 2023 bonus pool), as shown below.

Named Executive Officer	FY23 Minimum Bonus as a % of Target Bonus	FY23 Target Bonus as a % of Base Salary(1)	FY23 Maximum Bonus as a % of Target Bonus(1)
Julie Sweet	0%	250%	200%
KC McClure	0%	175%	171%
Manish Sharma	0%	175%	171%
Jean-Marc Ollagnier	0%	175%	171%
James Etheredge	0%	175%	171%
(1)Fiscal 2024 bonus levels as a percentage of base salary were unchanged for all of the named executive officers.

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The Compensation, Culture & People Committee took the Company’s fiscal 2023 performance into consideration in approving an overall funding percentage for the Global Annual Bonus that was partially funded, resulting in a decrease in the fiscal 2023 bonus of our chair and chief executive officer’s bonus by 44% compared to fiscal 2022, and an average decrease in the other named executive officers’ fiscal 2023 bonuses by 35%. In determining the final individual payout levels shown in the “Summary Compensation Table” below, the Compensation, Culture & People Committee considered the Company’s overall performance against the metrics included in its shared success scorecard, as described under “—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations,” and each executive’s individual annual performance rating, as described under “—Fiscal 2023 Compensation Decisions.”
Long-Term Equity Compensation
Our long-term equity compensation aligns the interests of our named executive officers with those of our shareholders. The Company intends for long-term equity compensation to constitute the most significant component of the compensation opportunity for the named executive officers. The Company offers all of its equity grants in the form of RSUs, which are subject to performance and/or time vesting requirements. With respect to fiscal 2023, our named executive officers were eligible to receive grants under the following primary programs, which encourage retention and align the interests of eligible participants with our shareholders.

Program	Eligible Employees	Objective

Key Executive Performance Share Program	Senior members of Accenture Leadership
Reward participants for driving the Company’s business to meet performance objectives related to operating income results and relative total shareholder return, in each case, over a 3-year performance period.

Accenture Leadership Performance Equity Award Program	Members of Accenture Leadership	Recognize and reward based on individual, team and Company performance, in each case, with respect to the prior year.

Voluntary Equity Investment Program	Members of Accenture Leadership	Encourage share ownership through voluntary share purchases, with a 50% matching RSU grant following the end of the program year that generally vests 2 years later.

Key Executive Performance Share Program
The Key Executive Performance Share Program is the program under which the Compensation, Culture & People Committee grants the majority of RSUs to the senior members of Accenture Leadership and is intended to be the most significant element of our named executive officers’ compensation over time.
The program takes operating income and total shareholder return into account, with operating income results weighted more heavily than total shareholder return. This approach recognizes that operating income more accurately reflects the Company’s performance against its objectives. Since vesting of grants under the program depends on Accenture’s cumulative performance against these metrics over the three-year period, a significant portion of the named executive officers’ realizable total direct compensation is aligned against performance over an extended period. Thus, for example, a period of poor performance against the Company’s operating income or relative total shareholder return targets could affect the ultimate vesting percentage for several years of RSU grants made to the named executive officers under this program. The Company also believes linking compensation to long-term Company performance encourages prudent risk management and discourages excessive risk taking for short-term gain.
Based on the Company’s cumulative operating income (weighted 75%) and relative total shareholder return (weighted 25%) for the three-year period from fiscal 2021 through fiscal 2023, the 2021 Key Executive Performance Share Program awards vested at 106.4% of the target level. Awards under our 2023 Key Executive Performance Share Program have a three-year performance period beginning on September 1, 2022 and ending on August 31, 2025.
•Operating Income Results. Up to 75% of the total RSUs will vest, if at all, at the end of the three-year performance period based upon the achievement of operating income targets by the Company during the performance period. For each fiscal year during the performance period, the Compensation, Culture & People Committee approves an operating income plan for this program that the Compensation, Culture & People Committee deems to be challenging. The aggregate of these three annual operating income plans forms the reference, or target, for

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measuring aggregate operating income results over the three years. Performance is then calculated as the actual aggregate operating income divided by the target aggregate operating income, with the percentage vesting of RSUs determined as shown in the table below.
•Relative Total Shareholder Return. Up to 25% of the total RSUs will vest, if at all, at the end of the three-year performance period based upon Accenture’s total shareholder return, as compared to the total shareholder return of the comparison companies listed below, together with the S&P 500 Total Return Index. Relative total shareholder return is determined by dividing the fair market value of the stock of a company at the end of the performance period (August 31, 2025), adjusted to reflect cash, stock or in-kind dividends paid on the stock of that company during the performance period, by the fair market value of that stock at the beginning of the performance period (September 1, 2022). In order to compare Accenture’s relative total shareholder return with that of our comparison companies and the S&P 500 Total Return Index, each company and the S&P 500 Total Return Index is ranked in order of its total shareholder return. Accenture’s percentile rank among the comparison companies and the S&P 500 Total Return Index is then used to determine the percentage vesting of RSUs as shown in the table below.

	Operating Income		Relative TSR
Performance Level(1)	Accenture Performance Rate vs. Target	Percentage of RSUs that Vest (Out of a Target of 75%)	Accenture Percentile Rank	Percentage of RSUs that Vest (Out of a Target of 25%)
Below Threshold	Below 80%	0%	Below 40th percentile	0%
Threshold	80%	37.5%	40th percentile	12.5%
Target	100%	75%	60th percentile	25%
Maximum	115% or greater	150.0%	At or above 80th percentile	50.0%
(1)We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between “Target” and “Maximum,” or between “Threshold” and “Target,” in each case on a linear basis.
The following comparison companies, together with the S&P 500 Total Return Index, are used for measuring relative total shareholder return for the 2023 Key Executive Performance Share Program. These companies are reviewed and approved by the Compensation, Culture & People Committee annually in advance of the applicable fiscal year.

Key Executive Performance Share Program Peer Group
Aon plc Capgemini SE Cisco Systems, Inc. Cognizant Technology Solutions Corporation DXC Technology Company General Dynamics Corporation Infosys Limited Intel Corporation	International Business Machines Corporation Marsh & McLennan Companies, Inc. Microsoft Corporation Oracle Corporation Salesforce, Inc. SAP SE S&P 500 Total Return Index Visa Inc.
This group of companies and the S&P 500 Total Return Index together represent a slightly different and broader list than the fiscal 2023 compensation peer group identified under “—Role of Benchmarking” above. These companies and the S&P 500 Total Return Index together were determined to yield a more appropriate comparative group for purposes of evaluating relative total shareholder return than the fiscal 2023 compensation peer group.
Accenture shares underlying the RSUs granted under the Key Executive Performance Share Program that vest are delivered following the Compensation, Culture & People Committee’s determination of the Company’s results with respect to the performance metrics. Each of our named executive officers received a grant of RSUs under the Key Executive Performance Share Program on January 1, 2022 and January 1, 2023. Each of our named executive officers, except Ms. Sweet, was eligible for provisional age-based vesting as of the grant dates. Provisional age-based vesting means that if a participant voluntarily terminates his or her employment after reaching age 50 and completing 15 years of continuous service, the participant is entitled to pro rata vesting of his or her award at the end of the three-year performance period based on the portion of the performance period during which he or she was employed. The vesting schedules for the Key Executive Performance Share Program awards that were outstanding at the end of fiscal 2023 are set forth in footnote 5 to the “Outstanding Equity Awards at August 31, 2023” table below.

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Grant Value Modifier. To further align our named executive officers’ pay with the Company’s performance, starting with the January 1, 2022 grants, the program includes a performance grant value modifier that is used to adjust the target value of each named executive officer’s Key Executive Performance Share award at the time of grant. The performance grant value modifier can range from 0.85X to 1.15X of the otherwise applicable guideline target value of such award and is set by the Compensation, Culture & People Committee based on the Company’s one-year and three-year absolute total shareholder return, as well as an overall assessment of the prior fiscal year performance. If the Company’s relative total shareholder return is below the 55th percentile over the prior two-year period in comparison to a group of third party identified compensation peers, the modifier is capped at 1.00X. The performance grant value modifier approved in October 2022 for January 1, 2023 grants to the named executive officers was set at 1.00X based on the Company’s two-year relative total shareholder return. The performance grant value modifier approved in October 2023 for January 1, 2024 grants to the named executive officers was set at 0.95X based on the Company’s two-year relative total shareholder return and fiscal 2023 performance.
Accenture Leadership Performance Equity Award Program
The Accenture Leadership Performance Equity Award Program is designed to recognize and reward members of Accenture Leadership based on individual, team and Company performance in the most recently completed fiscal year and is funded based on overall Company performance. Eligible members of Accenture Leadership receive equity grants in the form of time-vesting RSUs. These awards vest in three equal installments on each January 1 following the grant date until fully vested. However, grants under this program to participants who are age 50 or older on the date of grant have a shortened vesting schedule that is graduated based on the age of the participant on the grant date, with a one month vesting period applicable to participants who are age 56 or older on the grant date. As a result, a shorter vesting schedule applied to all or a portion of the RSUs granted under this program to each of our named executive officers in fiscal 2023, as further shown in the “Stock Vested in Fiscal 2023” table below. The actual vesting schedules for these awards outstanding at fiscal year-end are set forth in footnote 2 to the “Outstanding Equity Awards at August 31, 2023” table below.
Voluntary Equity Investment Program
Under the Voluntary Equity Investment Program, Accenture Leadership, in jurisdictions where permitted, may elect to designate up to 30% of their total cash compensation to this share purchase program. These amounts are deducted from after-tax income and used to make monthly purchases of Accenture plc Class A ordinary shares from Accenture at fair market value on the 5th of each month for deductions taken in the previous month. Participants are awarded a 50% matching RSU grant at the end of the program year in the form of one RSU for every two shares that have been purchased during the program year and that have not been sold or transferred prior to the matching grant date. This matching grant will generally vest in full two years from the date of the grant. Under the program, if a participant leaves Accenture or withdraws from the program prior to the award of the matching grant, he or she generally will not receive a matching grant.
In the last completed program year, which ran from January 2022 to January 2023, Mses. Sweet and McClure and Messrs. Etheredge and Sharma participated in the Voluntary Equity Investment Program and, based on their respective purchases through the program and held at year-end, received a grant of matching RSUs under the Voluntary Equity Investment Program in fiscal 2023 as indicated above and the “Grants of Plan-Based Awards for Fiscal 2023” table below.
The terms of all three of these programs provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to the same vesting conditions as the underlying awards.
Other Compensation
Consistent with the Company’s compensation philosophy, the Company provides only limited personal benefits to the named executive officers. Like many of our peer companies and consistent with local market practices, these include premiums paid on life insurance policies, tax-return preparation services and personal security arrangements, as may be needed from time to time, and for Ms. Sweet, the use of a car and driver and the use of a Company-provided aircraft for personal travel, which Ms. Sweet uses for security purposes and to maximize the time she is able to spend on the Company’s business. Ms. Sweet is fully responsible for all personal income taxes associated with such personal usage.

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Prior to assuming his role as chief executive officer—North America, Mr. Sharma was based in the United States on a temporary basis while serving as the Company’s chief operating officer. In accordance with the Company’s temporary assignment policy, Mr. Sharma received certain housing, transportation, tax differential and other payments related to his work assignment. Additional discussion of the personal benefits and other compensation provided to the named executive officers in fiscal 2023 is included in the “Summary Compensation Table” below.
Additional Information
Equity Ownership Requirements
The Company has an equity ownership requirement policy pursuant to which the Company’s most stringent share ownership requirements apply to the named executive officers. These share ownership requirements are intended to ensure that each of the named executive officers holds a meaningful ownership stake in Accenture. The Company intends that this ownership stake will further align the interests of the named executive officers and the Company’s shareholders. Under these requirements, each of the named executive officers is required to hold Accenture equity (which may include unvested equity) with a value equal to at least six times his or her base compensation by the fifth anniversary of becoming a named executive officer. Each of the named executive officers maintains ownership of Accenture equity in excess of this requirement. Named executive officers may only satisfy this ownership requirement through the holdings they acquire pursuant to the Company’s share programs.
Derivatives and Hedging
All employees, including our named executive officers, and members of the Board (or their designees) are prohibited from purchasing shares on margin or purchasing financial instruments, or otherwise engaging in transactions that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold directly or indirectly, whether or not such securities were acquired from Accenture’s equity compensation programs.
Pledging Company Securities
Our chair and chief executive officer, executive officers, members of our global management committee, other key employees and members of the Board are each prohibited from borrowing against any account in which the Company’s securities are held or pledging the Company’s securities as collateral for a loan.
Employment Agreements and Post-Termination Compensation
Each of the Company’s named executive officers has entered into an employment agreement with the Company’s local affiliate in the country in which he or she is employed. As more specifically described in “Potential Payments Upon Termination” below, certain of the employment agreements, as of the end of fiscal 2023, provide for various post-termination payments, some of which are conditioned on compliance with non-competition and non-solicitation obligations following termination. In addition, as of the end of fiscal 2023, members of Accenture Leadership employed in the United States, including Ms. Sweet and Ms. McClure were eligible for benefits under our Accenture Leadership Separation Benefits Plan, subject to, among other things, compliance with post-termination non-competition and non-solicitation obligations. As noted above, in “Fiscal 2023 Compensation Decisions,” Mr. Etheredge’s retirement agreement with the Company provides that he will not be eligible for such severance benefits. The Company’s employment agreements and the Accenture Leadership Separation Benefits Plan do not include guaranteed bonus amounts, “golden parachutes,” multi-year severance packages, significant accelerated vesting of stock awards or other payments triggered by a change in control, U.S. Internal Revenue Code section 280G or other tax gross-up payments related to a change in control, other than as may be required by local law. The named executive officers receive compensatory rewards that are tied to their own performance and the Company’s performance, rather than by virtue of longer-term employment agreements. This is consistent with the Company’s objective to reward each individual’s performance and his or her contribution to Company performance, including the achievement of its business objectives. Similarly, the Company does not contribute to pension plans for any of the named executive officers and does not offer significant deferred cash compensation or other post-employment benefits to such officers. Finally, members of Accenture Leadership employed in the United States who retire from the Company after reaching age 50 and who have achieved at least 10 years of service are also eligible to participate in the U.S. Retiree Medical Benefit Program, which provides partially subsidized medical insurance benefits for them and their dependents. For more information, see “Potential Payments Upon Termination” below.

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In October 2023, the Compensation, Culture & People Committee approved a standardized cash severance benefit which applies to the named executive officers, which is described further under “Potential Payments Upon Termination—Severance Benefits.”
No Change in Control Arrangements
As described above, the Company’s employment agreements do not contain guaranteed bonus amounts, “golden parachutes,” multi-year severance packages or guarantees, accelerated vesting of stock awards or other payments triggered by a change in control. Similarly, we do not provide our executives U.S. Internal Revenue Code section 280G or other tax gross-up payments related to a change in control.
Clawback Policies
Accenture maintains two clawback policies applicable to the named executive officers, a Mandatory Clawback Policy and a Senior Leadership Clawback Policy.
Under the Mandatory Clawback Policy, in the event the Company is required to prepare an accounting restatement due to the Company’s material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover the amount of any applicable incentive-based compensation received by an executive covered by the policy during the applicable recovery period (generally the prior three completed fiscal years) that exceeds the amount that otherwise would have been received had it been determined based on the restated financial statements. The Mandatory Clawback Policy complies with, and will be administered and interpreted consistent with Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended.
The Senior Leadership Clawback Policy applies to a broader group of individuals, including our chair and chief executive officer, current and former executive officers, members of the global management committee as well as our other senior leaders. Under the policy, to the extent permitted by applicable law and subject to the approval of the Compensation, Culture & People Committee, the Company may seek to recoup any incentive-based compensation (including cash incentives and time- and performance-based equity) awarded to any executive subject to the policy, if the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws and (a) the misconduct of an executive subject to the policy contributed to the noncompliance that resulted in the obligation to restate and (b) a lower award would have been made to the covered executive had it been based upon the restated financial results. In addition, under the Senior Leadership Clawback Policy, if the Compensation, Culture & People Committee determines, in its discretion, that an executive subject to the policy either (a) engaged in any misconduct that resulted in material financial, operational or reputational harm to the Company or (b) had supervisory authority over any employee(s) or business area that engaged in such misconduct and knew of, or was willfully blind to, such misconduct; then the Company may, to the extent permitted by applicable law, and subject to the approval of the Committee, recoup all or any portion of the cash or equity-based incentive compensation granted to, paid to or otherwise earned by the executive with respect to the period during which such misconduct occurred.
In addition, the existing equity grant agreements between Accenture and our named executive officers include recoupment provisions in specific circumstances, even after the awards have vested. In the event a named executive officer leaves the Company and competes against us within a specified time period (for example, by joining a competitor, targeting our clients or recruiting our employees in violation of the terms of such agreements) or in the event the named executive officer is terminated for cause (which generally includes engaging in any activity that the officer knows or should know would harm the business or reputation of Accenture or continued material failure to meet performance standards), where legally permissible, the award recipient is generally obligated to return to the Company the shares originally delivered to that recipient under our equity programs.

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Compensation Risk Assessment
In fiscal 2023, management performed an annual comprehensive review for the Compensation, Culture & People Committee regarding whether the risks arising from any of our compensation policies or practices are reasonably likely to have a material adverse effect on the Company. We believe that the structure of our compensation program does not encourage unnecessary or excessive risk taking. Our policies and practices include some of the following risk-mitigating characteristics:
•Governance Structure. Compensation programs operate within a governance and review structure that serves and supports risk mitigation;
•Compensation, Culture & People Committee Oversight. The Compensation, Culture & People Committee approves performance awards for our chair and chief executive officer and executive committee members after reviewing corporate and individual performance;
•Vesting Conditions. Vesting of performance-based equity awards, the most significant element of our named executive officers’ compensation opportunity over time, is determined based on achievement of certain metrics (including operating income relative to plan and total shareholder return relative to a peer group), measured on a cumulative basis over a three-year period;
•Balanced Incentives. Our compensation program includes a balance of annual and long-term incentive opportunities and of fixed and variable features;
•Multiple Performance Objectives. Focus on a variety of performance objectives, thereby diversifying the risk associated with any single indicator of performance;
•Equity Ownership Requirements. Members of Accenture Leadership who are granted equity are subject to our equity ownership requirements, which require all of those leaders to hold ownership stakes in the Company to further align their interests with the Company’s shareholders (see “Additional Information—Equity Ownership Requirements” above); and
•Clawback Policies. All incentive-based compensation is subject to clawback policies that may require the return of excess incentive-based compensation in the event of a financial restatement or all or any such compensation in the event an individual engages in misconduct (see “Additional Information—Clawback Policies” above).
Compensation, Culture & People Committee Report
The Compensation, Culture & People Committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that section with management. Based on its review and discussions with management, the Compensation, Culture & People Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K. This report is provided by the following independent directors, who compose the Compensation, Culture & People Committee:
The Compensation, Culture & People Committee
Nancy McKinstry, Chair
Beth E. Mooney
Paula A. Price
Arun Sarin
Compensation, Culture & People Committee Interlocks and Insider Participation
Our Compensation, Culture & People Committee is composed solely of independent directors. During fiscal 2023, the following directors served on our Compensation, Culture & People Committee: Nancy McKinstry, Beth E. Mooney, Paula A. Price and Arun Sarin. During fiscal 2023, no member of our Compensation, Culture & People Committee was an employee or officer or former officer of Accenture or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers have served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Compensation, Culture & People Committee during fiscal 2023.

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Executive Compensation
Summary Compensation Table
The table below sets forth the compensation earned by or paid to our named executive officers during the fiscal years ended August 31, 2021, 2022 and 2023. All amounts are calculated in accordance with SEC disclosure rules, including amounts with respect to our equity compensation plan awards.

Year	Salary($)	Bonus($)	Stock Awards($)(4)	Option Awards($)	Non-Equity Incentive Plan Compensation($)(5)	Change in Pension Value & Nonqualified Deferred Compensation Earnings($)(6)	All Other Compensation($)(7)	Total($)
Julie Sweet
Chair and chief executive officer
2023	$1,537,500	—	$26,075,827	—	$3,317,000	—	$620,579	$31,550,906
2022	$1,475,000	—	$25,490,513	—	$5,900,000	—	$835,595	$33,701,108
2021	$1,362,500	—	$15,943,246	—	$5,450,000	—	$329,645	$23,085,391
KC McClure
Chief financial officer
2023	$1,100,000	—	$7,096,546	—	$1,309,000	—	$7,912	$9,513,458
2022	$1,068,750	—	$7,887,317	—	$2,062,688	—	$7,842	$11,026,597
2021	$975,000	—	$3,964,393	—	$1,990,950	—	$7,842	$6,938,185
Manish Sharma(1)
Chief executive officer—North America
2023	$984,536	—	$6,899,876	—	$1,412,612	—	$973,905	$10,270,929
Jean-Marc Ollagnier(2)
Chief executive officer—EMEA
2023	$1,016,975	—	$6,625,765	—	$1,459,156	—	$29,091	$9,130,987
2022	$1,058,495	$350,000	$7,466,180	—	$2,116,989	—	$19,481	$11,011,145
2021	$1,097,891	—	$3,807,586	—	$2,236,159	—	$16,956	$7,158,592
James Etheredge(3)
Former chief executive officer—North America
2023	$1,100,000	—	$7,107,943	—	$1,155,660	—	$11,261	$9,374,864
2022	$1,068,750	—	$7,887,317	—	$2,137,500	—	$100,822	$11,194,389
(1)Mr. Sharma was not a named executive officer in fiscal 2021 or fiscal 2022. During fiscal 2023, Mr. Sharma was compensated in Indian rupees. We converted his fiscal 2023 compensation to U.S. dollars at an exchange rate of 81.98885, which was the average of the monthly translation rates for fiscal 2023.
(2)Mr. Ollagnier is compensated in euros. We converted his fiscal 2023 compensation to U.S. dollars at an exchange rate of 0.94941, which was the average of the monthly translation rates for fiscal 2023.
(3)Mr. Etheredge was not a named executive officer in fiscal 2021. Mr. Etheredge served as our chief executive officer—North America through August 31, 2023. Mr. Etheredge is retiring and currently serves as an advisor to the Company and is expected to continue in this position through his retirement from the Company on June 30, 2024. In connection with Mr. Etheredge’s retirement, the Company and Mr. Etheredge entered into a retirement agreement, the details of which are described in “Compensation Discussion and Analysis—Fiscal 2023 Compensation Decisions—Other Named Executive Officers” above.

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(4)Represents the aggregate grant date fair value of stock awards granted during each of the years presented, computed in accordance with Topic 718, without taking into account estimated forfeitures. For more information, please refer to Note 13 (Share-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2023. Terms of the stock awards for fiscal 2023 performance are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above. With respect to amounts included for the Key Executive Performance Share Program awards, the grant date fair value determined in accordance with Topic 718 is based on probable outcome as of the grant date, using historical total shareholder return performance and anticipated operating income performance, and assumes vesting between target and maximum. Assuming the achievement of either the probable outcome as of the grant date or maximum performance, the aggregate grant date fair value of the Key Executive Performance Share Program awards for each fiscal year included in this column would be as follows:

		Key Executive Performance Share Program
	Year	Grant Date Fair Value Based on Probable Outcome	Grant Date Fair Value Based on Maximum Achievement
Ms. Sweet	2023	$19,972,396	$29,999,844
	2022	$20,040,477	$22,424,829
	2021	$12,663,243	$15,299,783
Ms. McClure	2023	$5,325,867	$7,999,800
	2022	$6,166,215	$6,899,852
	2021	$2,669,110	$3,224,830
Mr. Sharma	2023	$5,325,867	$7,999,800
Mr. Ollagnier	2023	$5,325,867	$7,999,800
	2022	$6,166,215	$6,899,852
	2021	$2,669,110	$3,224,830
Mr. Etheredge	2023	$5,325,867	$7,999,800
	2022	$6,166,215	$6,899,852
As described above under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Accenture Leadership Performance Equity Award Program,” awards under our Accenture Leadership Performance Equity Award Program are typically granted in January in recognition of prior fiscal year performance. Thus, a portion of the amounts reported under “Stock Awards” each year in the Summary Compensation Table was granted in recognition of the prior fiscal year’s performance.
(5)Amounts reflect payments that were made under the Global Annual Bonus program with respect to the 2023, 2022 and 2021 fiscal years, respectively. The terms of the Global Annual Bonus are summarized under “Compensation Discussion and Analysis—Compensation Programs—Cash Compensation—Global Annual Bonus” above.
(6)Mr. Sharma’s benefit under the India Gratuity Plan decreased by $1,956 during fiscal 2023 as a result of the effect of currency fluctuations. Thus, no value is shown here. For more information on the post-employment benefit payable to Mr. Sharma under the India Gratuity Plan refer to the “Pension Benefits for Fiscal 2023” table below.
(7)In accordance with the SEC’s disclosure rules, perquisites and other personal benefits provided to Ms. McClure and Mr. Etheredge for fiscal 2023 are not included because the aggregate incremental cost of these items was less than $10,000 per individual. The incremental costs of perquisites and other personal benefits provided to Ms. Sweet for fiscal 2023 included tax preparation fees, personal security arrangements, use of a car and driver and $575,285 for personal use of a Company-provided aircraft, which, in light of the results of an independent security study, the Company encourages Ms. Sweet to use for security and business productivity reasons, up to a maximum aggregate annual Company cost of $600,000 per fiscal year. The aggregate incremental cost of such personal usage is calculated based on the variable operating costs to the Company of any personal flights. Ms. Sweet is fully responsible for all personal income taxes associated with such personal usage. The incremental cost of perquisites and other personal benefits provided to Mr. Sharma for fiscal 2023 include amounts related to his temporary work assignment in the United States provided in accordance with the Company’s temporary assignment policy, including tax preparation fees, per diem payments, immigration and relocation advisory services for long-term assignments, supplemental medical insurance premium payments, ground transportation expenses, $42,530 in travel expenses associated with home country visits, $78,677 to offset taxes associated with certain medical expenses, $173,565 in housing costs and $621,373 in tax differential payments. The incremental cost of perquisites and other personal benefits provided to Mr. Ollagnier for fiscal 2023 included $6,337 for tax preparation services and $4,160 for medical insurance premium payments.
Also included for fiscal 2023 are life insurance premium payments of $8,701 for Ms. Sweet, $7,842 for Ms. McClure, $10,677 for Mr. Etheredge, $2,180 for Mr. Sharma, $10,274 for Mr. Ollagnier and payments of $1,495 to Ms. Sweet, $70 to Ms. McClure and $584 to Mr. Etheredge as reimbursement for tax equalization payments. The amounts further include $153 for Ms. Sweet for matching charitable contributions made by the Company on her behalf, and $3,902 for Mr. Ollagnier for profit-sharing contributions mandated by French law and $2,559 for matching contributions to a Company savings plan.

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Executive Compensation
Grants of Plan-Based Awards for Fiscal 2023
The table below summarizes each grant of an equity or non-equity award made to the named executive officers during fiscal 2023 under any incentive plan.

Name	Grant Date	Date of Committee Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock and Option Awards($)(3)
			Threshold($)	Target($)	Maximum($)	Threshold(#)		Target(#)		Maximum(#)
Julie Sweet	1/1/2023	10/19/2022	—	—	—	28,329	(4)	56,658	(4)	113,316	(4)	—		$19,972,396
	1/1/2023	10/19/2022	—	—	—	—		—		—		18,886	(5)	$4,999,974
	1/5/2023	7/11/2022	—	—	—	—		—		—		3,776	(6)	$1,103,457
	—	10/19/2022	—	$3,843,750	$7,687,500	—		—		—		—		—
KC McClure	1/1/2023	10/19/2022	—	—	—	7,554	(4)	15,109	(4)	30,217	(4)	—		$5,325,867
	1/1/2023	10/19/2022	—	—	—	—		—		—		4,910	(5)	$1,299,898
	1/5/2023	7/11/2022	—	—	—	—		—		—		1,611	(6)	$470,781
	—	10/19/2022	—	$1,925,000	$3,300,000	—		—		—		—		—
Manish Sharma	1/1/2023	10/19/2022	—	—	—	7,554	(4)	15,109	(4)	30,217	(4)	—		$5,325,867
	1/1/2023	10/19/2022	—	—	—	—		—		—		4,910	(5)	$1,299,898
	1/5/2023	7/11/2022	—	—	—	—		—		—		938	(6)	$274,111
	—	10/19/2022	—	$1,722,938	$2,953,608	—		—		—		—		—
Jean-Marc Ollagnier(1)	1/1/2023	10/19/2022	—	—	—	7,554	(4)	15,109	(4)	30,217	(4)	—		$5,325,867
	1/1/2023	10/19/2022	—	—	—	—		—		—		4,910	(5)	$1,299,898
	—	10/19/2022	—	$1,779,706	$3,050,925	—		—		—		—		—
James Etheredge	1/1/2023	10/19/2022	—	—	—	7,554	(4)	15,109	(4)	30,217	(4)	—		$5,325,867
	1/1/2023	10/19/2022	—	—	—	—		—		—		4,910	(5)	$1,299,898
	1/5/2023	7/11/2022	—	—	—	—		—		—		1,650	(6)	$482,178
	—	10/19/2022	—	$1,925,000	$3,300,000	—		—		—		—		—
(1)The equity awards to Mr. Ollagnier were granted under our French Qualified Sub-plan to our Share Incentive Plan (the “French Qualified Sub-plan”). Although those awards generally have the same terms and conditions as the corresponding awards granted to Leadership in other countries, these awards contain additional restrictions and provisions that allow the awards to qualify for favorable tax treatment in France, as described in the “Nonqualified Deferred Compensation for Fiscal 2023” table below.
(2)Represents the cash award target opportunity range pursuant to the Global Annual Bonus program, the terms of which are summarized under “Compensation Discussion and Analysis—Compensation Programs—Cash Compensation—Global Annual Bonus” and “Compensation Discussion and Analysis—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations” above. For Ms. Sweet, the cash award target was 250% of her base compensation and for the other named executive officers, the cash award target was 175% of base compensation. The amounts for Mr. Ollagnier, who is compensated in euros, and Mr. Sharma, who is compensated in Indian rupees, were converted into U.S. dollars at exchange rates of 0.94941 and 81.98885, respectively, which were the averages of the monthly translation rates for fiscal 2023. For the actual amounts to be paid to each of the other named executive officers, see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above and the applicable footnote. Amounts reported under the “Maximum” column represent the highest end of the target opportunity range based on the Company’s overall funding of the fiscal 2023 bonus pool.
(3)Represents the grant date fair value of each equity award computed in accordance with Topic 718, without taking into account estimated forfeitures. With respect to the RSU grants made pursuant to the 2023 Key Executive Performance Share Program, the grant date fair value assumes vesting between target and maximum.
(4)Reflects RSU grants made pursuant to the 2023 Key Executive Performance Share Program, the terms of which are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Key Executive Performance Share Program” above.
(5)Represents RSU grants made pursuant to the 2023 Accenture Leadership Performance Equity Award Program in recognition of fiscal year 2022 performance, the terms of which are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Accenture Leadership Performance Equity Award Program” above.
(6)Represents matching RSU grants made pursuant to the Voluntary Equity Investment Program, the terms of which are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Voluntary Equity Investment Program” above.

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Outstanding Equity Awards at August 31, 2023
The following table provides details about each outstanding equity award held by our named executive officers as of August 31, 2023.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(#)(2)(3)	Market Value of Shares or Units of Stock That Have Not Vested($)(3)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(4)
Julie Sweet	56,588	$18,321,497	112,776	$36,513,486
KC McClure	2,965	$959,978	32,352	$10,474,607
Manish Sharma	3,018	$977,138	29,154	$9,439,191
Jean-Marc Ollagnier(1)	—	—	32,352	$10,474,607
James Etheredge	3,005	$972,929	32,352	$10,474,607
(1)Awards to Mr. Ollagnier were granted under our French Qualified Sub-plan, as described in the “Nonqualified Deferred Compensation for Fiscal 2023” table below.
(2)Consists of the following outstanding RSUs, including RSUs awarded in connection with dividend adjustments:

	Award	Grant Date	Number	Vesting
Ms. Sweet	2023 Accenture Leadership Performance Equity Award Program	January 1, 2023	6,372	In full on January 1, 2024
	2021 Voluntary Equity Investment Program	January 5, 2022	3,006	In full on January 5, 2024
	2022 Voluntary Equity Investment Program	January 5, 2023	3,821	In full on January 5, 2025
	2021 Key Executive Performance Share Program	January 1, 2021	43,389	In full on October 18,2023
Ms. McClure	2021 Voluntary Equity Investment Program	January 5, 2022	1,334	In full on January 5, 2024
	2022 Voluntary Equity Investment Program	January 5, 2023	1,631	In full on January 5, 2025
Mr. Sharma	2023 Accenture Leadership Performance Equity Award Program	January 1, 2023	1,657	In full on January 1, 2024
	2021 Voluntary Equity Investment Program	January 5, 2022	411	In full on January 5, 2024
	2022 Voluntary Equity Investment Program	January 5, 2023	950	In full on January 5, 2025
Mr. Etheredge	2021 Voluntary Equity Investment Program	January 5, 2022	1,334	In full on January 5, 2024
	2022 Voluntary Equity Investment Program	January 5, 2023	1,671	In full on January 5, 2025
(3)Pursuant to the provisional age-based vesting conditions of their awards under the 2021 Key Executive Performance Share Program, the awards to each of the named executive officers, except Ms. Sweet, under the programs are treated as having vested as of August 31, 2023. See the “Stock Vested in Fiscal 2023” table below.
(4)Values determined based on August 31, 2023 closing market price of Accenture plc Class A ordinary shares of $323.77 per share.
(5)Consists of the following outstanding RSUs, including RSUs awarded in connection with dividend adjustments:

	Key Executive Performance Share Program
Fiscal Year:	2023	2022
Award Date:	January 1, 2023	January 1, 2022
Based on Plan Achievement Level:	Target	Maximum
Ms. Sweet	57,320	55,456
Ms. McClure	15,287	17,065
Mr. Sharma	15,287	13,867
Mr. Ollagnier(a)	15,287	17,065
Mr. Etheredge	15,287	17,065
RSUs granted pursuant to the 2022 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2021 and ending August 31, 2024, as determined by the Compensation, Culture & People Committee following the end of fiscal 2024. RSUs granted pursuant to the fiscal 2023 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria for the period beginning September 1, 2022 and ending August 31, 2025, as

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determined by the Compensation, Culture & People Committee following the end of fiscal 2025. The terms of the 2023 Key Executive Performance Share Program are summarized above in “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation.”
Results for the 2022 and 2023 Key Executive Performance Share Program cannot be determined at this time. As results to date indicate achievement between the target and maximum levels for the 2022 Key Executive Performance Share Program and achievement between threshold and target for the 2023 Key Executive Performance Share Program, the amounts reflected in the column with respect to those programs are the maximum and target amounts, respectively.
(a)Granted under our French Qualified Sub-plan, as described in the “Nonqualified Deferred Compensation for Fiscal 2023” table below.
Stock Vested in Fiscal 2023
The table below sets forth the number of shares acquired in fiscal 2023 as a result of the vesting of RSUs awarded to our named executive officers under our compensatory equity programs.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Julie Sweet	89,489	$23,723,722
KC McClure	15,701	$4,785,547
Manish Sharma	13,337	$4,024,863
Jean-Marc Ollagnier	15,004	$4,602,035
James Etheredge	15,636	$4,768,337
(1)Reflects vesting of RSUs, as further described below. The terms of our current programs under which we award RSUs to our named executive officers are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above.

	Program	Number of Shares Acquired on Vesting	Date of Acquisition
Ms. Sweet	2020 Key Executive Performance Share Program(a)	57,105	10/19/2022
	2020 Next Generation Leadership Performance Share Program(b)	12,713	10/19/2022
	2022 Accenture Leadership Performance Equity Award Program	3,669	1/1/2023
	2023 Accenture Leadership Performance Equity Award Program	12,639	2/1/2023
	2020 Voluntary Equity Investment Program	3,363	1/5/2023
Ms. McClure	2021 Key Executive Performance Share Program(c)	9,150	8/31/2023
	2023 Accenture Leadership Performance Equity Award Program	4,930	2/1/2023
	2020 Voluntary Equity Investment Program	1,621	1/5/2023
Mr. Sharma	2021 Key Executive Performance Share Program(c)	7,342	8/31/2023
	2021 Accenture Leadership Performance Equity Award Program	762	1/1/2023
	2022 Accenture Leadership Performance Equity Award Program	1,633	1/1/2023
	2023 Accenture Leadership Performance Equity Award Program	3,286	2/1/2023
	2020 Voluntary Equity Investment Program	314	1/5/2023
Mr. Ollagnier	2021 Key Executive Performance Share Program(c)(d)	9,150	8/31/2023
	2023 Accenture Leadership Performance Equity Award Program(c)	4,968	2/1/2023
	2020 Voluntary Equity Investment Program(d)	886	1/5/2023
Mr. Etheredge	2021 Key Executive Performance Share Program(c)	9,150	8/31/2023
	2023 Accenture Leadership Performance Equity Award Program	4,930	2/1/2023
	2020 Voluntary Equity Investment Program	1,556	1/5/2023
(a)Vesting of the 2020 Key Executive Performance Share Program awards, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2019 and ended August 31, 2022, was determined by the Compensation, Culture & People Committee on October 19, 2022. Pursuant to the 2020 Key Executive Performance Share Program, 150% of the target award of RSUs vested on October 19, 2022, after the end of fiscal 2022, based on the Company’s achievement of specified performance criteria over the three-year performance period. Because as of August 31, 2022, pursuant to the provisional age-based vesting provisions of their awards, each of the named executive

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officers, except Ms. Sweet, had fully satisfied the service criteria for vesting, 100% of the earned awards granted to them were treated as having vested in full as of that date; however, none of the awards actually vested until the stated vesting date of October 19, 2022. For more information on these provisional vesting terms, see “Potential Payments Upon Termination—Long-Term Equity Compensation” below.
(b)The 2020 Next Generation Leadership Performance Share Program was a one-time award program implemented by the Company in March 2020. The Compensation, Culture & People Committee granted performance-based RSUs, each with a target value of $1,500,000, to each of the members of the Company’s then-serving global management committee members, including Ms. Sweet. Awards under the program vested based on Accenture’s cumulative performance over the three-year performance period that began on September 1, 2019 and ended on August 31, 2022. Pursuant to the 2020 Next Generation Leadership Performance Share Program, 146.4% of the target award of RSUs vested on October 19, 2022, after the end of the fiscal 2022, based on the Company’s achievement of specified performance criteria over the three-year performance period. Ms. Sweet is the only named executive officer with shares vesting in Fiscal Year 2023 under the Next Generation Leadership Performance Share Program because she was excluded from the provisional age-based vesting conditions of awards under the program, pursuant to which the awards to each Ms. McClure, Mr. Ollagnier, Mr. Sharma and Mr. Etheredge were treated as having vested as of August 31, 2022.
(c)Vesting of the 2021 Key Executive Performance Share Program awards, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2020 and ended August 31, 2023, was determined by the Compensation, Culture & People Committee on October 18, 2023. Pursuant to the 2021 Key Executive Performance Share Program, 106.4% of the target award of RSUs vested on October 18, 2023, after the end of fiscal 2023, based on the Company’s achievement of specified performance criteria over the three-year performance period. Because as of August 31, 2023, pursuant to the provisional age-based vesting provisions of their awards, each of the named executive officers, except Ms. Sweet, had fully satisfied the service criteria for vesting, 100% of the earned awards granted to them are being treated as having vested in full as of that date; however, none of the awards actually vested until the stated vesting date of October 18, 2023. For more information on these provisional vesting terms, see “Potential Payments Upon Termination—Long-Term Equity Compensation” below.
(d)Awards to Mr. Ollagnier were granted under our French Qualified Sub-plan, as described in the “Nonqualified Deferred Compensation for Fiscal 2023” table below.
(2)Reflects the aggregate fair market value of shares vested on the applicable date(s) of vesting.
Nonqualified Deferred Compensation for Fiscal 2023
Mr. Ollagnier’s equity awards were granted under our French Qualified Sub-plan. Although these awards generally have the same terms and conditions as the corresponding awards granted to Accenture Leadership in other countries, these awards contain additional restrictions and provisions that allow the awards to qualify for favorable tax treatment in France. Under such restrictions and provisions, Accenture plc Class A ordinary shares underlying vested RSUs cannot be delivered until the first anniversary from the date of grant and are subject to a two-year minimum holding period from grant date. The following table sets forth information with respect to RSUs awarded to Mr. Ollagnier that have vested, but for which the underlying Accenture plc Class A ordinary shares were not immediately delivered to him.

Name	Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year($)(1)	Aggregate Earnings in Last Fiscal Year($)(2)	Aggregate Withdrawals/ Distributions($)(3)	Aggregate Balance at Last Fiscal Year End($)(4)
Jean-Marc Ollagnier	—	$1,377,181	$20,604	$841,889	$1,608,489
(1)Represents the aggregate fair market value on the applicable date of vesting of the Accenture plc Class A ordinary shares underlying RSUs that vested during fiscal 2023, but for which the underlying shares were not immediately delivered to the named executive officer. Such value is included in the “Stock Vested in Fiscal 2023” table above.
(2)Represents earnings on undelivered Accenture plc Class A ordinary shares underlying RSUs that have vested, but for which the underlying shares were not immediately delivered to the named executive officer, including adjustments to such awards to reflect Accenture’s payments of dividends on its Accenture plc Class A ordinary shares during fiscal 2023 pursuant to the terms of those awards and adjustments to the aggregate fair market value of the underlying shares and dividend shares. No such earnings are considered above-market or preferential and, accordingly, are not included in the “Summary Compensation Table” above.
(3)Represents the aggregate fair market value on the applicable date of delivery during fiscal 2023 of the Accenture plc Class A ordinary shares underlying RSUs.
(4)Represents the aggregate fair market value at August 31, 2023 of the Accenture plc Class A ordinary shares underlying RSUs that have vested, but for which the underlying shares had not yet been delivered to the named executive officer as of that date. The value is determined based on the August 31, 2023 closing market price of Accenture plc Class A ordinary shares of $323.77 per share.

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Pension Benefits for Fiscal 2023
Mr. Sharma, who was previously based in India, participates in the India Gratuity Plan, which is a broad-based statutory benefit program that provides a lump-sum payment, based on Mr. Sharma’s years of service and a defined percentage of his final monthly rate of salary, upon termination of employment. This benefit is capped at INR 2,000,000 and Mr. Sharma has currently accrued the maximum benefit.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Manish Sharma(1)	India Gratuity Plan	28	$24,394	—
(1)Mr. Sharma’s Indian Gratuity Benefit will be payable in Indian rupees. We converted the amount he would be entitled to receive to U.S. dollars at an exchange rate of 81.98885, which was the average of the monthly translation rates for fiscal 2023.
Potential Payments Upon Termination
Employment Agreements
As of the end of fiscal 2023, Mr. Ollagnier was entitled to specified payments in connection with the termination of his employment under his employment agreement and the requirements of French law:
•payments for his post-employment non-competition and non-solicitation obligations, equal to 35% of 12 months’ base and bonus compensation (based on the average amount received over the 12 months preceding termination), except that those payments can be reduced or limited to the extent the Company chooses not to enforce the non-competition and non-solicitation obligations. Such amounts are payable monthly over the 12-month period following termination;
•three-months’ notice (or payment of three-months’ base and bonus compensation (based on the average amount received over the 12 months preceding termination) in lieu of notice) except in the case of serious or gross misconduct, payable in a lump sum; and
•except in the case of voluntary resignation, a severance payment under the collective bargaining agreement that applies under French law to all Accenture employees in France, equal to one-third of a month of base and bonus compensation (based on the average amount received over the 12 months preceding termination) per year of service, up to a maximum of 12 months, payable in a lump sum.
As of the end of fiscal 2023, Mr. Sharma was subject to our standard employment agreement for members of Accenture Leadership in India. This agreement provides for 120 days’ notice (or payment in lieu of such notice) in the event of any termination of Mr. Sharma’s employment other than for cause. On December 1, 2023, Mr. Sharma relocated to the United States, entered into our standard employment agreement for members of Accenture Leadership in the United States and became eligible for our U.S. Retiree Medical Benefits Program, which is described further below.
If the employment of Mr. Sharma or Mr. Ollagnier had been terminated as of August 31, 2023 (the last business day of fiscal 2023), they would have been entitled to receive the following amounts pursuant to their respective employment agreements and applicable local legal requirements:

	Aggregate Termination Payments
	Voluntary Termination($)(1)	Involuntary Termination Without Notice($)(2)
Jean-Marc Ollagnier(3)	$1,219,387	$5,574,342
Manish Sharma(4)	$—	$323,683
(1)Amounts shown in this column reflect an amount equal to 35% of 12 months of Mr. Ollagnier’s fiscal 2023 base compensation and his fiscal 2022 bonus amounts. Such payments are conditioned upon Mr. Ollagnier’s continued compliance with the non-competition and non-solicitation obligations set forth in his employment agreement for a period of 12 months following termination of employment.

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(2)Amounts shown in this column reflect the following: (a) for Mr. Ollagnier, an amount equal to (x) 35% of 12 months of his fiscal 2023 base compensation and his fiscal 2022 bonus amounts, (y) 12 months of his fiscal 2023 base compensation and fiscal 2022 bonus amounts and (z) three months of his fiscal 2023 base compensation and fiscal 2022 bonus amounts; and (b) for Mr. Sharma, an amount equal to 120 days’ pay in lieu of notice.
(3)Mr. Ollagnier is compensated in euros. We converted the amount he would be entitled to receive in respect of his base compensation to U.S. dollars at an exchange rate of 0.94941, which was the average of the monthly translation rates for fiscal 2023, and the amount he would be entitled to receive with respect to his fiscal 2022 Non-Equity Incentive Plan Compensation amounts at an exchange rate of 0.90221, which was the average of the monthly translation rates for fiscal 2022.
(4)Mr. Sharma was compensated in Indian rupees in fiscal 2023. We converted the amount he would be entitled to receive to U.S. dollars at an exchange rate of 81.98885, which was the average of the monthly translation rates for fiscal 2023.
U.S. Accenture Leadership Separation Benefits Plan and U.S. Retiree Medical Benefits Program
As of the end of fiscal 2023, members of Accenture Leadership employed in the United States, including Mses. Sweet and McClure, were eligible for benefits under our U.S. Accenture Leadership Separation Benefits Plan and our U.S. Retiree Medical Benefits Program. With respect to Mr. Etheredge, as noted above, in “Fiscal 2023 Compensation Decisions,” Mr. Etheredge’s retirement agreement with the Company provides that he will not receive severance benefits in connection with his retirement; however, he remains eligible for our U.S. Retiree Medical Benefits Program. Estimated benefits under these plans are summarized in the table below. As noted above, under “Employment Agreements,” Mr. Sharma became eligible for benefits under our U.S. Retiree Medical Benefits Program as of December 1, 2023.
With respect to our most senior leaders, the U.S. Accenture Leadership Separation Benefits Plan provides that, subject to the terms and conditions of the plan, and contingent upon the execution of a separation agreement (which requires, among other things, a complete release of claims and affirmation of existing post-departure obligations, including, where legally permissible, non-compete and non-solicitation requirements), if the employment of a member of Accenture Leadership is involuntarily terminated, other than for “cause” (as defined under the plan) or certain other exceptions listed in the plan, including terminations following a leave of absence or in connection with a business transaction where the individual is offered a position with a successor, the terminated executive is entitled to receive the following:
•if the termination is for reasons unrelated to performance: (1) an amount equal to six months of base compensation, plus (2) one week of base compensation for each completed year of service (up to an additional eight weeks of base compensation), plus (3) a $12,000 COBRA payment (which is related to health and dental benefits); or
•if the termination is for reasons related to performance: (1) an amount equal to four months of base compensation, plus (2) an $8,000 COBRA payment.
All such payments will be made in a lump sum. In addition, under this plan, members of Accenture Leadership who are eligible for the plan benefits described above, including those terminated for reasons related to performance, are entitled to 12 months of outplacement benefits, which is provided by an outside firm selected by Accenture, at a maximum cost to Accenture of $11,000 per person.
Members of Accenture Leadership employed in the United States who retire from the Company after reaching age 50 and who have achieved at least 10 years of service are also eligible to participate in the U.S. Retiree Medical Benefits Program, which provides partially subsidized medical insurance benefits for the retired members of Accenture Leadership and their dependents.

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The following table sets forth estimated benefits (assuming each individual terminated employment on August 31, 2023) under the U.S. Accenture Leadership Separation Benefits Plan and U.S. Retiree Medical Benefits Program for the named executive officers employed in the United States as of August 31, 2023.

	U.S. Accenture Leadership Separation Benefits Plan		U.S. Retiree Medical Benefits Program
	Potential Payments if Termination is for Reasons Unrelated to Performance($)(1)	Potential Payments if Termination is for Reasons Related to Performance($)(2)	Estimated Present Value of Future Benefits($)(3)
Julie Sweet	$1,028,288	$531,500	$190,593
KC McClure	$742,231	$385,667	$169,284
James Etheredge(4)	$742,231	$385,667	$202,851
(1)Amounts shown in this column reflect for each applicable named executive officer: (a) an amount equal to six months plus eight weeks of his or her annual base compensation, (b) a $12,000 COBRA payment and (c) $11,000 of outplacement services.
(2)Amounts shown in this column reflect for each applicable named executive officer: (a) an amount equal to four months of his or her annual base compensation, (b) an $8,000 COBRA payment and (c) $11,000 of outplacement services.
(3)The estimated present value of these medical insurance benefits is calculated (a) assuming each individual retired on August 31, 2023 (the last business day of fiscal 2023) or the earliest age at which they would be eligible for retirement and commenced receiving benefits immediately thereafter, (b) using a discount rate of 5.00% and (c) using mortality rates from U.S. mortality tables released by the Society of Actuaries.
(4)Mr. Etheredge served as our chief executive officer—North America through August 31, 2023. Mr. Etheredge is retiring and currently serves as an advisor to the Company and is expected to continue in this position through his retirement from the Company on June 30, 2024. In connection with his retirement he is eligible to receive the compensation described in “Compensation Discussion and Analysis—Fiscal 2023 Compensation Decisions—Other Named Executive Officers” above, but is not entitled to any severance or separation benefits.
Long-Term Equity Compensation
Death or Disability
The terms of our equity grant agreements for programs other than the Key Executive Performance Share Program provide for the immediate acceleration of vesting in the event of the termination of the program participant’s employment due to death or disability. The equity grant agreements for our Key Executive Performance Share Program provide for provisional vesting of the awards in the event of the termination of the participant’s employment due to death or disability. Provisional vesting means that, while the timing of vesting of such awards is not accelerated due to death or disability, vesting continues to occur as if the participant’s employment had not terminated under those circumstances.
With respect to each of our named executive officers, the number of RSUs that would have vested under these circumstances and the aggregate market value of such RSUs as of the last business day of fiscal 2023 (based on the closing price per share on August 31, 2023) is equal to the amount and value of shares set forth in the “Stock Awards” columns of the “Outstanding Equity Awards at August 31, 2023” table above. Although vesting cannot yet be determined for the 2022 and 2023 Key Executive Performance Share Program awards, as results to date indicate achievement between the target and maximum levels for the 2022 Key Executive Performance Share Program and achievement between threshold and target for the 2023 Key Executive Performance Share Program, the amounts reflected in the column with respect to those programs are the maximum and target amounts, respectively.

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Other Terminations
The terms of our equity grant agreements for the Accenture Leadership Performance Equity Award Program also provide that, in the event of an involuntary termination of the program participant’s employment, RSUs scheduled to vest within 12 months of termination immediately vest. However, shares underlying such RSUs will not be delivered until after the scheduled vesting date unless the program participant dies before such date.
The terms of our equity grant agreements for the Voluntary Equity Investment Program provide that (1) in the event of an involuntary termination of the program participant’s employment prior to the first anniversary of the grant date, 50% of the RSUs will immediately vest and (2) in the event of an involuntary termination that occurs on or after the first anniversary of the grant date, all of the RSUs will immediately vest. In both cases, however, the shares underlying the RSUs will not be delivered until after the scheduled vesting date, unless the program participant dies before such date.
The terms of our equity grant agreements for the Key Executive Performance Share Program also provide for provisional vesting of the awards in the event of (1) voluntary termination of the program participant’s employment after reaching age 50 and completing 15 years of continuous service or (2) involuntary termination without cause. In such cases, the participant is entitled to pro rata vesting of his or her award at the end of the three-year performance period based on the portion of the performance period during which he or she was employed.
Qualifying members of our global management committee who retire on or after the fiscal year-end but before the following February 1 receive a cash payment in recognition of their prior fiscal year performance rather than receiving the shares underlying RSUs under the Accenture Leadership Performance Equity Award Program that they would have received had they not retired before that date.
The following table sets forth the amounts each named executive officer would have been entitled to receive under these provisions if his or her employment had been terminated as of August 31, 2023:

Name	Vesting of Equity Awards following Voluntary Termination($)(1)(2)	Vesting of Equity Awards following Involuntary Termination($)(1)(2)	Cash Payment in Lieu of Equity Awards Following Retirement($)(3)
Julie Sweet	$14,048,057	$35,859,470	$5,000,000
KC McClure	$5,333,463	$6,029,569	$1,300,000
Manish Sharma	$4,643,186	$5,466,533	$866,667
Jean-Marc Ollagnier	$5,333,463	$5,333,463	$1,300,000
James Etheredge(4)	$5,333,463	$6,036,044	$1,300,000
(1)The amounts in this column reflect the aggregate value of the vesting of RSU awards previously granted to the named executive officers under the termination provisions described above. Although vesting cannot yet be determined for the 2022 and 2023 Key Executive Performance Share Program awards, as results to date indicate achievement between the target and maximum levels for the 2022 Key Executive Performance Share Program and achievement between threshold and target for the 2023 Key Executive Performance Share Program, the amounts reflected in the column with respect to those programs are the maximum and target amounts, respectively.
(2)Values determined based on the August 31, 2023 closing market price of Accenture plc’s Class A ordinary shares of $323.77 per share.
(3)Amounts shown in this column reflect the applicable portions of the grant date fair value of RSU awards to be made in January 2024 under the Accenture Leadership Performance Equity Award Program, which were approved by the Compensation, Culture & People Committee following the end of fiscal 2023.
(4)Mr. Etheredge served as our chief executive officer—North America through August 31, 2023. Mr. Etheredge is retiring and currently serves as an advisor to the Company and is expected to continue in this position through his retirement from the Company on June 30, 2024. In connection with his retirement, he is eligible to receive the compensation described in “Compensation Discussion and Analysis—Fiscal 2023 Compensation Decisions—Other Named Executive Officers” above, but is not entitled to any severance or separation benefits.

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Severance Benefits
In October 2023, the Compensation, Culture & People Committee approved a standardized cash severance benefit which applies to the named executive officers, pursuant to which such individuals will be entitled to eight months’ base salary on a termination without cause in lieu of any other severance entitlements to which they may be entitled, including under the U.S. Separation Benefits Plan and employment agreements. In addition, such individuals will be eligible for additional vesting of certain outstanding awards under the Accenture Leadership Performance Equity Award Program and the Voluntary Equity Investment Program in the event of certain qualifying terminations.
Pay Ratio
In accordance with SEC rules, we are providing the ratio of the annual total compensation of our chair and chief executive officer to the annual total compensation of our median employee. We used the same median employee in our pay ratio calculation for 2023 as we used in 2022 and 2021, as permitted under the SEC rules, because there has been no change in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure.
Our Employees
As described above, we used the same median employee in our pay ratio calculation for 2023 as we used in 2022 and 2021. Based on the 2021 methodology, as of August 31, 2021, we employed more than 624,000 people, with offices and operations in 50 countries. Because of the geographical distribution of our workforce, our compensation program reflects many factors to determine how we compensate our employees in different countries around the world.
Our Fiscal 2023 Pay Ratio
Applying a cost-of-living adjustment, our identified median employee is located in India, with annual total compensation for fiscal 2023 of $49,842. Comparing this to the annual total compensation of our chair and chief executive officer of $31,550,906, our pay ratio was 633:1. Without the cost-of-living adjustment, the identified median employee is also located in India, with annual total compensation for fiscal 2023 of $20,670, resulting in a ratio of 1,526:1.
Pay Ratio Methodology
Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the following methodology:
•Identifying the Global Employee Population. We used our global employee population as of August 31, 2021, and excluded the following employees, who represent less than 2% of our employees: (i) 10,531 from businesses mainly in the digital space that we acquired during fiscal 2021, and (ii) 51 in Andorra and 35 in Taiwan. As a result of these exclusions, we considered a population of 613,739 employees.
•Identifying the Median Employee. We used annual base salary as of August 31, 2021 and applied the World Bank’s Purchasing Power Parity conversion factors to adjust the employees’ base salary and the median employee’s total annual compensation to the cost-of-living in the U.S., where our chair and chief executive officer resides. We then identified a median from this group. We applied this same process without the cost-of-living adjustment as well. Foreign currencies were converted into U.S. dollars using the average of the monthly translation rates for fiscal 2021.
Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for Ms. Sweet(1)	Compensation Actually Paid to Ms. Sweet(2)	Average Summary Compensation Table Total for Other NEOs(3)	Average Compensation Actually Paid to Other NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (in thousands)	Company-Selected Measure (Operating Income)(7) (in thousands)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
2023	$31,550,906	$28,942,633	$9,672,559	$9,633,011	$141	$148	$7,003,530	$9,873,035
2022	$33,701,108	$28,901,232	$11,074,958	$9,061,110	$123	$111	$6,988,960	$9,367,181
2021	$23,085,391	$37,443,329	$9,169,307	$17,503,467	$142	$129	$5,990,545	$7,621,529
(1)    The dollar amounts reported are the amounts reported in the “Total” column of our Summary Compensation Table for Ms. Sweet.
(2)    The dollar amounts reported represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to the Summary Compensation Table total compensation to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for Ms. Sweet	Minus: Reported Value of Equity Awards(a)	Plus: Equity Award Adjustments(b)	Compensation Actually Paid to Ms. Sweet
2023	$31,550,906	$26,075,827	$23,467,554	$28,942,633
2022	$33,701,108	$25,490,513	$20,690,637	$28,901,232
2021	$23,085,391	$15,943,246	$30,301,184	$37,443,329
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following:

Year	Year End Fair Value of Equity Awards Granted During Year	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards as of Year End	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value from Prior Year End to Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Total Equity Award Adjustments
2023	$23,058,480	($985,468)	$3,545,266	($2,150,724)	$23,467,554
2022	$15,376,508	$1,834,332	$2,559,726	$920,071	$20,690,637
2021	$19,433,928	$10,159,051	$814,091	($105,886)	$30,301,184
The valuation methodologies used to calculate fair values did not materially differ from those disclosed at the time of grant. For performance-based awards, fair values were calculated based on the probable outcome of the performance conditions as of the relevant valuation date. With respect to the portion of key executive performance awards for which operating income targets had not yet been established, we have assumed target performance.
(3)    The dollar amounts reported represent the average of the amounts reported in the “Total” column of the Summary Compensation Table for the Company’s named executive officers (NEOs) as a group (excluding Ms. Sweet) for each applicable year. The NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, KC McClure, Manish Sharma, Jean-Marc Ollagnier and James Etheredge; (ii) for 2022, KC McClure, James Etheredge, Jean-Marc Ollagnier and Gianfranco Casati; and (iii) for 2021, KC McClure, Gianfranco Casati, Jean-Marc Ollagnier and David P. Rowland.

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(4)    The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs listed in footnote 3, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to such NEOs during the applicable year. In accordance with the SEC rules, the following adjustments were made to the average Summary Compensation Table total compensation for each year to determine the compensation actually paid:

Year	Average Reported Summary Compensation Table Total for Other NEOs	Minus: Average Reported Value of Equity Awards(a)	Plus: Average Equity Award Adjustments(b)	Average Compensation Actually Paid to Other NEOs
2023	$9,672,559	$6,932,532	$6,892,984	$9,633,011
2022	$11,074,958	$7,676,749	$5,662,900	$9,061,110
2021	$9,169,307	$5,234,486	$13,568,646	$17,503,467
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following:

Year	Average Year End Fair Value of Equity Awards Granted During Year	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards as of Year End	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Change in Fair Value from Prior Year End to Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Total Average Equity Award Adjustments
2023	$5,745,655	$421,987	$1,270,366	($545,024)	$6,892,984
2022	$4,328,897	$54,433	$1,111,234	$168,336	$5,662,900
2021	$4,782,247	$3,714,350	$1,433,820	$3,638,230	$13,568,646
The valuation methodologies used to calculate fair values did not materially differ from those disclosed at the time of grant. For performance-based awards, fair values were calculated based on the probable outcome of the performance conditions as of the relevant valuation date. With respect to the portion of key executive performance awards for which operating income targets had not yet been established, we have assumed target performance.
(5)    Cumulative TSR is calculated by dividing (a) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end of each fiscal year and August 31, 2020, by (b) the Company’s share price as of August 31, 2020.
(6)    The peer group used for this purpose is the S&P 500 Information Technology Sector Index.
(7)    Operating income is the most heavily weighted performance measure under the Key Executive Performance Share Program, which is intended to be the most significant element of our named executive officers’ compensation over time, as described in greater detail in “Executive Compensation – Compensation Discussion and Analysis.” In accordance with the terms of such program, operating income for fiscal year 2023 was adjusted for purposes of the Key Executive Performance Share Program and is calculated and shown here as GAAP operating income excluding the impact of business optimization initiatives. The Compensation, Culture & People Committee did not make any adjustments to GAAP operating income under the Key Executive Performance Share Program for fiscal years 2021 and 2022 and GAAP operating income is shown in this column for such years. See “Reconciliation of GAAP Measures to Non-GAAP Measures.”
Financial Performance Measures
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our named executive officers to create 360° value for all. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s named executive officers, for the most recently completed fiscal year, to the Company’s performance are as follows:
•Operating income
•Relative total shareholder return
•Earnings per share

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Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid (CAP) Versus TSR
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Compensation Actually Paid (CAP) Versus Net Income
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Compensation Actually Paid (CAP) Versus Operating Income(1)
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(1)See footnote 7 above.

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Proposal 03	Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan

The Board recommends that you vote “FOR” the approval of the Amended and Restated Accenture plc 2010 Share Incentive Plan.

Our Board, based on the recommendation of the Compensation, Culture & People Committee, has approved an amendment and restatement of the Amended and Restated Accenture plc 2010 Share Incentive Plan (the “SIP” and as so amended and restated, the “Amended SIP”), subject to approval by our shareholders at the Annual Meeting. In approving the Amended SIP and particularly the additional shares to be authorized under the Amended SIP, the Compensation, Culture & People Committee considered the information described below. If approved, this amendment and restatement will, among other things:
•Authorize an additional 14 million shares for issuance under the Amended SIP.
•Although we currently do not grant options, add an explicit prohibition on reload option grants.
•Update the recoupment provisions to reflect that the Company’s Mandatory Clawback Policy and the Company’s Senior Leadership Clawback Policy apply to all awards granted under the SIP.

As of December 4, 2023, 19,571,757 shares remained available under the SIP for future grants, 15,148,853 shares were subject to outstanding RSUs, and we expect to make awards covering approximately 5,200,000 shares between the date of this proxy statement and the Annual Meeting. We expect that if the Amended SIP is approved by our shareholders, the additional shares will be sufficient to allow us to make equity awards in the amounts we believe are necessary for the next two to three years.
Why We Recommend You Approve the Amended SIP
•We must recruit, retain and motivate high-performers. The ability to issue equity is fundamental to our compensation strategy. Being a people-based business, our success is dependent, in large part, on our ability to use market relevant compensation to recruit, retain and motivate the most talented professionals to serve our clients.
•We proactively manage affordability to prevent dilution. Our ratio of share repurchases to share issuances has resulted in a net impact of a reduction to our weighted average diluted shares each year, and we expect the impact of our repurchases to continue to exceed our issuances in the near term. Our overhang has averaged 6% over the past three years. We calculate overhang as the number of shares available for issuance under our equity compensation plans (including pursuant to outstanding awards), divided by that number plus the total number of outstanding shares.
•We use equity compensation to align employee and shareholder interests. Equity compensation is a critical means of aligning the interests of our employees with those of our shareholders. Our employees, particularly members of Accenture Leadership, whose equity is tied to Company and individual performance, are motivated under our current equity compensation plans to drive the business to maximize returns over the long term. We believe this, in part, has resulted in the long-term value we have created for our shareholders.
•We have a disciplined annual share granting practice. Our burn rate has averaged 1.1% over the past three years and 1.2% over the past five years. During the last five years, our burn rate has ranged between 0.9% and 1.4%. Of our total employee population of approximately 733,000, approximately 52,000 (composed of Accenture Leadership and other senior employees) are eligible for equity awards, and only those employees rated as high-performers (a fraction of this group) receive equity awards in any given year.

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Proposal 03: Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan
Three-Year Burn Rate
The three-year burn rate is calculated as the total number of shares granted under the SIP as a percentage of the annual weighted average diluted shares.
Anticipated Future Equity Awards under the Amended SIP
Consistent with past practice, we expect to make awards of approximately 5,200,000 shares between the date of this proxy statement and the Annual Meeting, the majority of which will be our annual performance RSU awards made in January 2024 (including awards that will vest, if at all, based on the Company’s performance over a three-year period). These awards include the awards to our named executive officers, as described under “Executive Compensation—Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above. Also included in the estimated number of awards to be made during that period are the annual matching grant awards to the participants in the Voluntary Equity Investment Program, described under “Executive Compensation—Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above, and potential grants to recognize eligible newly hired or promoted employees.
The Company is not currently contemplating any specific grants under the Amended SIP other than the annual grants of RSUs to directors for fiscal 2024 (which are currently anticipated to be similar to the annual grants for fiscal 2023 described under “Director Compensation—Elements of Director Compensation” above).
Plan Summary
The principal features of the Amended SIP are summarized below. The summary is qualified in its entirety by reference to the full text of the Amended SIP. A copy of the Amended SIP is attached as Annex A to this proxy statement, marked to show the proposed amendments, and is incorporated herein by reference. Definitions in this Proposal 3 are applicable only within this section.
Administration
The Amended SIP will be administered by the Compensation, Culture & People Committee of the Board (the “Committee”), which may delegate its duties and powers in whole or in part to any subcommittee consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto) and “independent directors” within the meaning of the NYSE-listed company rules, including those applicable to directors serving on a compensation committee. Additionally, the Committee may delegate the authority to grant awards under the Amended SIP to any employee or group of employees of Accenture plc, provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time. The Committee is authorized to interpret the Amended SIP and to establish, amend and rescind any rules and regulations relating to it and to make any other determinations that it deems necessary or desirable for the administration of the Amended SIP. Consistent with the provisions of the plan, the Committee has the authority to establish the terms and conditions of any award under the Amended SIP and to waive any terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee may determine the number of shares subject to any award.
Eligibility
The Committee may grant awards under the Amended SIP only to employees, directors or other service providers of the Company or its affiliates who are selected by the Committee to participate in the Amended SIP (“Participants”). Awards may also, in the discretion of the Committee, be made under the Amended SIP in assumption of, or in substitution for, outstanding awards previously granted by Accenture plc, its affiliates or an entity that becomes an affiliate. The number of shares underlying any substitute awards will be counted against the aggregate number of shares available for awards under the Amended SIP.

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Proposal 03: Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan
As of December 4, 2023, approximately 52,000 employees, including our executive officers, would be eligible to participate in the programs approved under the Amended SIP. In addition, a small number of other service providers that we may engage from time-to-time, along with the nine non-employee members of the Board, are eligible to participate in the Amended SIP. The closing price of Accenture plc Class A ordinary shares as reported on the New York Stock Exchange was $336.43 on December 4, 2023.
Share Reserve Under the Amended SIP
The total number of Accenture plc Class A ordinary shares that may be used to satisfy awards under the Amended SIP (inclusive of awards previously granted and settled under the SIP) is 141 million, which is inclusive of the additional 14 million shares requested to be approved under this proposal.
Prohibition on Share Recycling Under the Amended SIP
The total number of Accenture plc Class A ordinary shares that may be used to satisfy awards under the Amended SIP may consist, in whole or in part, of unissued shares or previously-issued shares. The issuance or transfer of shares or the payment of cash to a participant upon the exercise or payment of any award will reduce the total number of shares available under the Amended SIP by the full number of shares that had been covered by the award, even if fewer shares are delivered due to a “net settlement” of awards or withholding to cover taxes. Shares subject to awards that terminate, lapse or are cancelled without payment of consideration may again be used to satisfy awards under the Amended SIP.
Limits on Director Compensation
The maximum number of shares subject to awards that may be granted during a fiscal year to any non-employee director, taken together with any cash retainer paid to such non-employee director in respect of such fiscal year, may not exceed $750,000 in total value.
Term
Awards may be granted under the Amended SIP until December 9, 2029, but awards granted before that date may extend beyond that date.
Dividends and Dividend Equivalents
As determined by the Committee, dividends and dividend equivalent rights may accrue with respect to awards granted under the Amended SIP, but no dividends or dividend equivalents may be paid or settled unless and until, and then only to the extent that, the applicable underlying award vests.
Terms and Conditions of Options
Options granted under the Amended SIP will be, as determined by the Committee, non-qualified stock options or incentive stock options (“ISOs”), as described in section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes (or other types of options in jurisdictions outside the United States), as evidenced by the related award agreements. Options granted will be subject to the following terms and conditions and to such other terms and conditions as the Committee determines.
Exercise Price; Exercisability; Minimum Vesting Period. Options granted under the Amended SIP will have a purchase price per share (“exercise price”) that is not less than the fair market value of a share on the date of grant and will be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no case will an option vest and become exercisable until the lapse of at least one year from the date of grant. The expiration date for options granted under the Amended SIP will be determined by the Committee upon option grant and set forth in the grant agreements governing the options, but in any case, shall not exceed 10 years from the date of grant. Under the Amended SIP, “fair market value” is generally defined as the average of the high and low trading prices on the New York Stock Exchange on the applicable date.
Exercise of Options. Except as otherwise provided in the Amended SIP or in an award agreement, an option may be exercised for all, or from time to time any part, of the shares for which it is then exercisable. The exercise date of an option will be the later of the date a notice of exercise is received by Accenture plc and, if applicable, the date payment is received by Accenture plc. Except as otherwise provided in an award agreement, the purchase price for the shares as to which an option is exercised shall be paid in full no later than the time when the shares are delivered following the exercise of the option.

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Proposal 03: Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan
ISOs. The Committee may grant options under the Amended SIP that are intended to be ISOs only to employees of the Company and its qualified subsidiaries, not to non-employee directors or service providers. No ISO will have a per-share exercise price of less than the fair market value of a share on the date granted or have a term in excess of 10 years. However, no ISO may be granted to any participant who, at the time of such grant, owns more than 10% of the total combined voting power of all classes of shares of Accenture plc, unless:
•the exercise price for the ISO is at least 110% of the fair market value of a share on the date the ISO is granted; and
•the date on which the ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted.
All options granted under the Amended SIP are intended to be nonqualified stock options, unless the applicable award agreement expressly states that the option is intended to be an ISO. If an option is intended to be an ISO, and if for any reason the option (or portion thereof) does not qualify as an ISO, then, to the extent of the nonqualification, the option (or portion thereof) will be regarded as a nonqualified stock option granted under the Amended SIP, provided that the option (or portion thereof) otherwise complies with the Amended SIP’s requirements relating to nonqualified stock options.
Repricing; Reload Options. Once issued and outstanding under the Amended SIP, the exercise price of any option may not be reduced at any time during the term of such option without shareholder approval. In addition, options will not be granted under the Amended SIP in consideration for and will not be conditioned upon the delivery of shares to the Company in payment of the exercise price and/or tax withholding obligation under any other option.
Terms and Conditions of Share Appreciation Rights
Grants. The Committee, in its sole discretion, also may grant a share appreciation right independent of an option or a share appreciation right in connection with an option, or a portion thereof. A share appreciation right granted in connection with an option:
•may be granted at the time the related option is granted or at any time prior to the exercise or cancellation of the related option;
•will cover the same number of shares covered by an option (or such lesser number of shares as the Committee may determine); and
•will be subject to the same terms and conditions as the option, except for any conditions on its exercisability or transferability as the Committee deems fit to impose, or any additional limitations as may be included in an award agreement.
Terms. The exercise price per share of a share appreciation right will be an amount determined by the Committee that is not less than the fair market value of a share on the date of grant. The expiration date for share appreciation rights granted under the Amended SIP will be determined by the Committee upon granting of a share appreciation right and set forth in a grant agreement governing the share appreciation rights, but in any case, shall not exceed 10 years from the date of grant. No share appreciation right shall vest before the first anniversary of the grant date. Each share appreciation right granted independent of an option will entitle a participant upon exercise to a payment from Accenture plc of an amount equal to:
•the excess of the fair market value on the exercise date of one share over the exercise price per share, times
•the number of shares covered by the share appreciation right.
Each share appreciation right granted in conjunction with an option, or a portion thereof, will entitle a participant to surrender to Accenture plc the unexercised option, or any portion thereof, and to receive from Accenture plc in exchange an amount equal to:
•the excess of the fair market value on the exercise date of one share over the exercise price per share, times
•the number of shares covered by the option, or portion thereof, which is surrendered.
The date a notice of exercise is received by Accenture plc will be the exercise date. Payment will be made in shares or in cash, or partly in shares and partly in cash, all as determined by the Committee. If the payment is made, in whole or in part, in newly issued shares, the participant will agree to pay to Accenture plc the aggregate par value of such shares. Share appreciation rights may be exercised from time to time upon actual receipt by Accenture plc of written notice of exercise stating the number of shares with respect to which the share appreciation right is being exercised.

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Proposal 03: Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan
Repricing. Once issued and outstanding under the Amended SIP, the exercise price of any share appreciation right may not be reduced at any time during the term of such share appreciation right without shareholder approval.
Other Share-Based Awards
The Committee, in its sole discretion, may grant awards of shares, awards of restricted shares, awards of RSUs representing the right to receive shares and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares (“other share-based awards”). These other share-based awards will be in such form, and dependent on such conditions, as the Committee determines. This includes, without limitation, the right to receive one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other share-based awards may be granted alone or in addition to any other awards granted under the Amended SIP. Subject to the provisions of the Amended SIP, the Committee will determine:
•to whom and when other share-based awards will be made;
•the number of shares to be awarded under (or otherwise related to) these other share-based awards;
•whether these other share-based awards will be settled in cash, shares or a combination of cash and shares; and
•all other terms and conditions of the other share-based awards (including, without limitation, their vesting provisions, any required payments to be received from participants and other provisions ensuring that all shares so awarded and issued be fully paid and non-assessable).
Adjustments upon Certain Events
Generally. In the event of any change in the outstanding shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or repurchase or exchange of shares or other corporate exchange, or any distribution to shareholders of shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be equitable, as to:
•the number or kind of shares or other securities or property issued or reserved for issuance pursuant to the Amended SIP or pursuant to outstanding awards;
•the grant price or exercise price of any option or share appreciation right;
•any applicable performance measures or performance vesting terms with respect to outstanding awards; and/or
•any other affected terms of any award.
Change in Control. In the event of a change in control (as defined below), the Committee may, in its sole discretion, provide for the termination of an award upon the consummation of the change in control and:
•the payment of a cash amount in exchange for the cancellation of an award which, in the case of options and share appreciation rights, may equal the excess, if any, of the fair market value of the shares subject to such options or share appreciation rights over the aggregate exercise price of such options or share appreciation rights; and/or
•the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted.
The occurrence of any of the following events will constitute a “change in control”:
•any person (other than Accenture plc, any trustee or other fiduciary holding securities under an employee benefit plan of Accenture plc, or any company owned, directly or indirectly, by the shareholders of Accenture plc in substantially the same proportions as their ownership of shares of Accenture plc) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Accenture plc, representing 50% or more of the combined voting power of Accenture plc’s then-outstanding securities;

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Proposal 03: Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan
•during any period of 24 consecutive months, individuals who at the beginning of that period constitute the Board, and any new director (other than a director nominated by any person (other than the Board) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a change in control) whose election by the Board or nomination for election by Accenture plc’s shareholders has been approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
•the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation, in which Accenture plc is involved, other than a merger, consolidation or amalgamation which would result in the shareholders of Accenture plc immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of Accenture plc or such surviving entity outstanding immediately after such merger, consolidation or amalgamation; or
•the complete liquidation of Accenture plc or the sale or disposition by Accenture plc of all or substantially all of Accenture plc’s assets.
Restrictions on Transfer
Unless otherwise determined by the Committee, an award will not be transferable or assignable by the participant other than by will or by the laws of descent and distribution. An award exercisable after the death of a participant may be exercised by the legatees, personal representatives or distributees of the participant.
Amendments or Termination
The Board may amend, alter or discontinue the Amended SIP, but no amendment, alteration or discontinuation will be made which:
•without the approval of the shareholders of Accenture plc, would (except for the adjustments upon certain events described above) increase the total number of shares reserved for the purposes of the Amended SIP; or
•without the consent of a participant, would materially adversely affect any of the rights of the participant under any award granted to the participant under the Amended SIP.
The Committee may amend the Amended SIP, however, in such manner as it deems necessary to permit awards to meet the requirements of the Code or other applicable laws.
Recoupment
Awards granted under the Amended SIP will be subject to recoupment in accordance with any clawback policies that the Company maintains or adopts, including the Company’s Mandatory Clawback Policy and the Company’s Senior Leadership Clawback Policy. In addition, the Committee may impose other clawback, recovery or recoupment provisions in an award agreement, including but not limited to a reacquisition right in respect of previously acquired shares or other cash or property in the event of misconduct.
Existing Plan Benefits
The following table contains information regarding the number of shares subject to all options and other equity awards granted under the SIP since its adoption in 2010 through August 31, 2023. Please refer to the description of grants made to named executive officers in the last fiscal year described in the “Grants of Plan-Based Awards for Fiscal 2023” table. Grants made to non-employee directors in the last fiscal year are described in “Director Compensation.”

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Proposal 03: Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan

Name & Principal Position	# of Shares Covered by Options	# of Shares Covered by Restricted Share Units(1)(2)
Julie Sweet	—	704,788
Chair and Chief Executive Officer
KC McClure	—	129,379
Chief Financial Officer
Manish Sharma	—	122,188
Chief Executive Officer—North America
Jean-Marc Ollagnier	—	279,803
Chief Executive Officer—EMEA
James Etheredge	—	185,415
Former Chief Executive Officer—North America
All Current Executive Officers as a Group	—	1,897,478
All Current Non-Employee Members of the Board as Group	—	113,146
All Current Employees as a Group (Excluding Executive Officers and Board Members)	5,022	57,292,651
(1)With respect to amounts included for the Key Executive Performance Share Program, RSUs granted pursuant to such program will vest, if at all, based on the Company’s achievement of the specified performance criteria. Results for the 2022 and 2023 Key Executive Performance Share Program cannot be determined at this time, as results to date indicate achievement between the target and maximum levels for the 2022 Key Executive Performance Share Program and achievement between threshold and target for the 2023 Key Executive Performance Share Program, the amounts reflected in the column with respect to those programs are the maximum and target amounts, respectively.
(2)Reflects all RSUs previously granted under the SIP to each specified individual or group, without regard to whether or the extent to which such awards subsequently were vested or forfeited, as well as currently unvested awards.
The following summary briefly describes current U.S. federal income tax consequences of grants that may be made under the Amended SIP. The summary is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, however, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Amended SIP are encouraged to consult with their own professional tax advisors concerning tax aspects of rights under the Amended SIP and should be aware that tax laws may change at any time.
Stock Options. An employee to whom an ISO that qualifies under section 422 of the Code is granted generally will not recognize income at the time of grant or exercise of such option (although special alternative minimum tax rules may apply to the employee upon option exercise). No federal income tax deduction will be allowable to Accenture plc upon the grant or exercise of such ISO.
When the employee sells shares acquired through the exercise of an ISO more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the option price. If the employee does not hold such shares for this period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder, and Accenture plc will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.
An employee to whom an option that is not an ISO (a “non-qualified option”) is granted will not recognize income at the time of grant of such option. When such employee exercises a non-qualified option, the employee will recognize ordinary compensation income equal to the excess, if any, of the fair market value as of the date of a non-qualified option exercise of the shares the employee receives, over the option exercise price. The tax basis of such shares will be equal to the exercise price paid plus the amount includable in the employee’s gross income, and the employee’s holding period for such shares will commence on the day after which the employee recognized taxable income in respect of such shares. When the employee sells such shares, the employee will recognize capital gain or loss depending on the period of time the shares were held. Subject to applicable provisions of the Code and regulations thereunder, Accenture plc or one of its affiliates will generally be entitled to a federal income tax deduction in respect of the exercise of non-qualified options in an amount equal to the ordinary compensation income recognized by the employee. Any such compensation includable in the gross income of an employee in respect of a non-qualified option will be subject to appropriate federal, state, local and foreign income and employment taxes.

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Proposal 03: Approval of Amended and Restated Accenture plc 2010 Share Incentive Plan
Restricted Shares. Unless an election is made by the participant under section 83(b) of the Code, the grant of an award of restricted shares will have no immediate tax consequences to the participant. Generally, upon the lapse of restrictions (as determined by the applicable restricted share agreement between the participant and Accenture plc), a participant will recognize ordinary income in an amount equal to the product of (1) the fair market value of a share of Accenture plc on the date on which the restrictions lapse, less any amount paid with respect to the Award of restricted shares, multiplied by (2) the number of restricted shares with respect to which restrictions lapse on such date. The participant’s tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted shares. The participant’s holding period will commence on the date on which the restrictions lapse.
A participant may make an election under section 83(b) of the Code within 30 days after the date of transfer of an award of restricted shares to recognize ordinary income on the date of award based on the fair market value of ordinary shares of Accenture plc on such date. An employee making such an election will have a tax basis in the restricted shares equal to the sum of the amount the employee recognizes as ordinary income and any amount paid for such restricted shares, and the employee’s holding period for such restricted shares for tax purposes will commence on the date after such date.
With respect to restricted shares upon which restrictions have lapsed, when the employee sells such shares, the employee will recognize capital gain or loss depending on the period of time the shares were held.
Restricted Share Units. A participant to whom a RSU is granted generally will not recognize income at the time of grant (although the participant may become subject to employment taxes when the right to receive shares becomes “vested” due to retirement eligibility or otherwise). Upon delivery of ordinary shares of Accenture plc in respect of an RSU, a participant will recognize ordinary income in an amount equal to the product of (1) the fair market value of a share of Accenture plc on the date on which the ordinary shares of Accenture plc are delivered, multiplied by (2) the number of ordinary shares of Accenture plc delivered.
Other Share-based Awards. With respect to other share-based awards paid in cash or ordinary shares, participants will generally recognize ordinary income equal to the fair market value of the ordinary shares or the amount of cash paid on the date on which delivery of shares or payment in cash is made to the participant.
Code Section 409A. Section 409A of the Code generally provides rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) upon the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the Amended SIP may constitute “deferred compensation” within the meaning of and subject to section 409A. While the Committee intends to administer and operate the Amended SIP and establish terms with respect to awards subject to section 409A in a manner that will avoid the imposition of additional taxation under section 409A upon a participant, the Company cannot assure participants that additional taxation under section 409A will be avoided in all cases.
The text of the resolution in respect of Proposal 3 is as follows:
“Approval be and is hereby given to the adoption by the Company of the Amended and Restated Accenture plc 2010 Share Incentive Plan in accordance with the marked provisions of a document entitled “Amended and Restated Accenture plc 2010 Share Incentive Plan (as proposed to be amended and restated)” (the “Amended SIP”), which has been made available to shareholders prior to the meeting and that the directors be and are hereby authorized to take all such actions with reference to the Amended SIP as may be necessary to ensure the adoption and operation of the Amended SIP.”

106	Accenture 2023 Proxy Statement

Proposal 04	Approval of Amended and Restated Accenture plc 2010 Employee Share Purchase Plan

The Board recommends that you vote “FOR” approval of the Amended and Restated Accenture plc 2010 Employee Share Purchase Plan.

Our Board, based on the recommendation of the Compensation, Culture & People Committee, has approved an amendment and restatement of the Amended and Restated Accenture plc 2010 Employee Share Purchase Plan (the “2010 ESPP” and as so amended and restated, the “Amended 2010 ESPP”), subject to approval of our shareholders at the Annual Meeting. If approved, this amendment and restatement will, among other things:
•Authorize an additional 45 million shares for issuance under the Amended 2010 ESPP.
•Extend the term of the 2010 ESPP until December 13, 2033.
Approximately 8,728,590 shares remained available for issuance under the 2010 ESPP as of December 4, 2023. We expect that if the proposed Amended 2010 ESPP is approved by our shareholders, the additional shares will be sufficient to allow us to continue to offer the 2010 ESPP for the next five to seven years.

Plan Summary
The principal features of the Amended 2010 ESPP are summarized below. The summary is qualified in its entirety by reference to the full text of the Amended 2010 ESPP, a copy of which is attached to this proxy statement as Annex B, marked to show the proposed amendments, and is incorporated herein by reference. Definitions in this Proposal 4 are applicable only within this section.
Administration
The Amended 2010 ESPP will be administered by the Compensation, Culture & People Committee of the Board (the “Committee”), which may delegate its duties and powers in whole or in part as it determines. The Committee is authorized to interpret the Amended 2010 ESPP, to establish, amend and rescind any rules and regulations relating to it and to make any other determinations that it deems necessary or desirable for the administration of the Amended 2010 ESPP.
Eligibility; Election to Participate
Any individual who is an employee of Accenture plc or of a subsidiary of Accenture plc that is selected to participate in the Amended 2010 ESPP by the Committee in its sole discretion is eligible to participate in the Amended 2010 ESPP, unless any employee is specifically excluded by the Committee (either individually or by reference to a group or category of employees) from participation. Without limiting the generality of the foregoing, the Committee may exclude from participation:
•employees whose customary employment is 20 hours or less per week within the meaning of section 423(b)(4)(B) of the Code;
•employees whose customary employment is for not more than five months in any calendar year within the meaning of section 423(b)(4)(C) of the Code;
•employees who, if granted an option, would immediately thereafter own shares possessing five percent or more of the total combined voting power or value of all classes of shares of Accenture plc or of its parent or subsidiary corporation within the meaning of section 423(b)(3) of the Code. For this purpose, the rules of section 424(d) of the Code will apply in determining share ownership of an individual, and shares which the employee may purchase under outstanding options will be treated as shares owned by the employee; and
•employees who are highly compensated employees within the meaning of section 414(q) of the Code.

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Proposal 04: Approval of Amended and Restated Accenture plc 2010 Employee Share Purchase Plan
The Committee will set forth procedures pursuant to which eligible employees may elect to participate in a given offering period under the Amended 2010 ESPP (which may be on different terms for different eligible employees or subgroups thereof). An “offering period” is a period of time established by the Committee from time to time, not to exceed 27 months.
As of December 4, 2023, approximately 733,000 employees, including Accenture Leadership and other senior employees, were eligible to participate in the Amended 2010 ESPP.
Shares Subject to the Amended 2010 ESPP
The total number of Accenture plc Class A ordinary shares which may be issued or transferred under the Amended 2010 ESPP is 135 million, which is inclusive of the additional 45 million shares requested to be approved under this proposal. The shares may consist, in whole or in part, of unissued shares or previously issued shares.
Grant of Option on Enrollment; Purchase Price
With respect to an offering period, each eligible employee who elects to participate in the Amended 2010 ESPP (a “participant”) will be granted an option to subscribe for or purchase (as of the last date of an offering period, or “purchase date”) a number of shares equal to the lesser of:
•the maximum number of shares that a participant may purchase on any given purchase date (as determined by the Committee); or
•the number determined by dividing the amount accumulated in an account to which payroll deductions of a participant, or other payments made by a participant to the extent provided by the Committee, are credited (“payroll deduction account”) during an offering period by the purchase price per share (“purchase price”).
The purchase price at which a share will be issued or sold for a given offering period will be established by the Committee (and may differ among participants, as determined by the Committee in its sole discretion) but will in no event be less than 85% of the lesser of:
•the fair market value of a share on the first day of the offering period (the “offering date”); or
•the fair market value of a share on the purchase date.
Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares
Payroll deductions (to the extent permitted by applicable local law) will be made on each day that a participant is paid during an offering period. The deductions will be made at the participant’s election as a percentage of the participant’s compensation in 1% increments, from 1% up to such maximum percentage of the participant’s compensation (or maximum dollar amount) as is permitted by the Committee from time to time with respect to that participant. Maximum percentage or dollar amount may differ among participants. For a given offering period, payroll deductions will commence on the offering date and will end on the related purchase date, unless sooner altered or terminated as provided in the Amended 2010 ESPP. A participant’s “compensation” will be defined from time to time by the Committee in its sole discretion with respect to any option or offering period and may be defined differently for different participants for purposes of the Amended 2010 ESPP. Except as otherwise defined by the Committee, “compensation” will (1) include a participant’s base salary, annual bonuses, commissions, overtime and shift pay, in each case prior to reductions for pre-tax contributions made to a plan or salary reduction contributions to a plan excludable from income under sections 125 or 402(g) of the Code, and (2) exclude severance pay, stay-on bonuses, long-term bonuses, retirement income, change in control payments, contingent payments, income derived from share options, share appreciation rights and other equity-based compensation and other forms of special remuneration.
Unless otherwise determined by the Committee, a participant may not change the rate of payroll deductions once an offering period has commenced. The Committee will specify procedures by which a participant may increase or decrease the rate of payroll deductions for subsequent offering periods.

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Proposal 04: Approval of Amended and Restated Accenture plc 2010 Employee Share Purchase Plan
All payroll deductions made with respect to a participant will be credited to the participant’s payroll deduction account and will be deposited with the general funds of Accenture plc. To the extent permitted by applicable local law, no interest will accrue on the amounts credited to that payroll deduction account. All payroll deductions received or held by Accenture plc may be used by it for any corporate purpose, and Accenture plc will not be obligated to segregate these payroll deductions, to the extent permitted by applicable local law. Except to the extent provided by the Committee, a participant may not make any separate cash payments into the participant’s payroll deduction account, and payment for shares purchased under the Amended 2010 ESPP may not be made in any form other than by payroll deduction.
On each purchase date, Accenture plc will apply all funds then in the participant’s payroll deduction account to purchase shares pursuant to the option granted on the offering date for that offering period. In the event that the number of shares to be purchased by all participants in any offering period exceeds the number of shares then available for issuance under the Amended 2010 ESPP, Accenture plc will make a pro rata allocation of the remaining shares in as uniform a manner as practicable and as the Committee, in its sole discretion, determines to be equitable, and all funds not used to purchase shares on the purchase date will be returned, without interest (to the extent permitted by applicable local law), to the participants.
As soon as practicable following the end of each offering period, the number of shares purchased by each participant will be deposited into an account established in the participant’s name. Unless otherwise permitted by the Committee in its sole discretion, dividends that are declared on the shares held in that account will be reinvested in whole or fractional shares.
Withdrawal; Termination of Employment
Each participant may withdraw from participation in respect of an offering period or from the Amended 2010 ESPP under such terms and conditions as are established by the Committee in its sole discretion. Upon a participant’s withdrawal from participation in respect of any offering period or from the Amended 2010 ESPP, all accumulated payroll deductions in the payroll deduction account will be returned, without interest (to the extent permitted by applicable local law), to that participant, and that participant will not be entitled to any shares on the purchase date or thereafter with respect to the offering period in effect at the time of withdrawal. The participant will be permitted to participate in subsequent offering periods pursuant to terms and conditions established by the Committee in its sole discretion.
A participant will cease to participate in the Amended 2010 ESPP upon the participant’s termination of employment for any reason. All payroll deductions credited to the former participant’s payroll deduction account as of the date of termination will be:
•in the event termination is due to a transfer to a subsidiary of Accenture plc, applied to the purchase of shares on the next purchase date; or
•in the event termination is due to any other reason, returned, without interest (to the extent permitted by applicable local law), to the former participant or to the former participant’s designated beneficiary, as the case may be, and the former participant or beneficiary will have no future rights in any unexercised options under the Amended 2010 ESPP, unless the participant again becomes an eligible employee.
Adjustments upon Certain Events
Generally. In the event of any change in the outstanding shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or repurchase or exchange of shares or other corporate exchange, or any distribution to shareholders of shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be equitable, as to:
•the number or kind of shares or other securities or property issued or reserved for issuance pursuant to the Amended 2010 ESPP;
•the number or kind of shares or other securities subject to outstanding options;
•the purchase price; and/or
•any other affected terms of these options.

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Proposal 04: Approval of Amended and Restated Accenture plc 2010 Employee Share Purchase Plan
Change in Control. In the event of a change in control (as defined below), the Committee in its sole discretion and without liability to any person may terminate the then current offering period and take other actions, if any, as it deems necessary or desirable with respect to any option as of the date of the consummation of the change in control. For purposes of the Amended 2010 ESPP, a “change in control” would be deemed to occur upon any of the following events (which are the same events that constitute a “change in control” under the Amended 2010 SIP described in Proposal 3):
•any person (other than Accenture plc, any trustee or other fiduciary holding securities under an employee benefit plan of Accenture plc, or any company owned, directly or indirectly, by the shareholders of Accenture plc in substantially the same proportions as their ownership of shares of Accenture plc) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Accenture plc, representing 50% or more of the combined voting power of Accenture plc’s then-outstanding securities;
•during any period of 24 consecutive months, individuals who at the beginning of that period constitute the Board, and any new director (other than a director nominated by any person (other than the Board) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a change in control) whose election by the Board or nomination for election by Accenture plc’s shareholders has been approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
•the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation, in which Accenture plc is involved, other than a merger, consolidation or amalgamation which would result in the shareholders of Accenture plc immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of Accenture plc or such surviving entity outstanding immediately after such merger, consolidation or amalgamation; or
•the complete liquidation of Accenture plc or the sale or disposition by Accenture plc of all or substantially all of Accenture plc’s assets.
Restrictions on Transfer
Options granted under the Amended 2010 ESPP will not be transferable or assignable by the participant other than by will or by the laws of descent and distribution.
Amendment or Termination
The Amended 2010 ESPP will continue until the earliest to occur of the following:
•termination of the Amended 2010 ESPP by the Board;
•issuance of all of the shares reserved for issuance under the Amended 2010 ESPP; or
•December 13, 2033.
The Board may amend, alter or discontinue the Amended 2010 ESPP, but no amendment, alteration or discontinuation will be made which:
•without the approval of the shareholders of Accenture plc, would (except for the adjustments upon certain events described above) increase the total number of shares reserved for the purposes of the Amended 2010 ESPP; or
•without the consent of a participant, would materially adversely affect the rights of a participant under any option granted to the participant under the Amended 2010 ESPP.
The Committee may amend the Amended 2010 ESPP, however, in such manner and terminate any offering period (in whole or in part) as it deems necessary to permit the granting of options meeting the requirements of the Code or other applicable laws.

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Proposal 04: Approval of Amended and Restated Accenture plc 2010 Employee Share Purchase Plan
Existing Plan Benefits
The following table contains information regarding the number of shares purchased under the 2010 ESPP since its adoption in 2010 through August 31, 2023. Please refer to the description of grants made to named executive officers in the last fiscal year described in the “Grants of Plan-Based Awards for Fiscal 2023” table.

Name & Principal Position	# of Shares Purchased Under the ESPP
Julie Sweet	31,695
Chair and Chief Executive Officer
KC McClure	21,355
Chief Financial Officer
Manish Sharma	6,598
Chief Executive Officer—North America
Jean-Marc Ollagnier	1,723
Chief Executive Officer—EMEA
James Etheredge	42,743
Former Chief Executive Officer—North America
All Current Executive Officers as a Group	199,263
All Current Non-Employee Members of the Board as Group	—
All Current Employees as a Group (Excluding Executive Officers and Board Members)	40,842,626
Tax Withholding
Accenture plc has the right to withhold from a participant such withholding taxes as may be required by federal, state, local or other law, or to otherwise require the participant to pay such withholding taxes. Unless the Committee specifies otherwise, a participant may elect to pay a portion or all of such withholding taxes by:
•delivery of shares, provided that such shares have been held by the participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles); or
•having shares up to the applicable withholding tax rate as may be provided by federal, state, local or other law, withheld by Accenture plc from any shares that otherwise would have been received by the participant.
Federal Income Tax Information
The following summary briefly describes U.S. federal income tax consequences of rights under the Amended 2010 ESPP. The summary, however, is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Amended 2010 ESPP should consult their own professional tax advisors concerning tax aspects of rights under the Amended 2010 ESPP.
Generally
The Amended 2010 ESPP is not intended to qualify for special tax treatment under section 423 of the Code. Therefore, an amount equal to the difference (if any) between the fair market value of the ordinary shares on the purchase date and the purchase price will be treated as ordinary income to participants at the time of such purchase. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss (long-term or short-term, depending on how long the shares were held before the sale). The participant’s employer will generally be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant in the United States as a result of such disposition, subject to the satisfaction of any tax-reporting obligations.

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Proposal 04: Approval of Amended and Restated Accenture plc 2010 Employee Share Purchase Plan
Code Section 409A
Section 409A of the Code generally provides rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) upon the service provider who is entitled to receive the deferred compensation. Certain purchase rights that may be granted under the Amended 2010 ESPP may constitute “deferred compensation” within the meaning of and subject to section 409A. While the Committee intends to administer and operate the Amended 2010 ESPP in a manner that will avoid the imposition of additional taxation under section 409A upon a participant, we cannot assure you that additional taxation under section 409A will be avoided in all cases. In the event Accenture plc is required to delay delivery of shares or any other payment under the Amended 2010 ESPP in order to avoid the imposition of an additional tax under section 409A, Accenture plc will deliver such shares (or make such payment) on the first day that would not result in the participant incurring any tax liability under section 409A.
Resolution
The text of the resolution in respect of Proposal 4 is as follows:
“Approval be and is hereby given to the adoption by the Company of the Amended and Restated Accenture plc 2010 Employee Share Purchase Plan in accordance with the marked provisions of a document entitled “Amended and Restated Accenture plc 2010 Employee Share Purchase Plan (as proposed to be amended and restated)” (the “Amended 2010 ESPP”), which has been made available to shareholders prior to the meeting and that the directors be and are hereby authorized to take all such actions with reference to the 2010 ESPP as may be necessary to ensure the adoption and operation of the Amended 2010 ESPP.”
Securities Authorized for Issuance under Equity Compensation Plans as of August 31, 2023
The following table sets forth, as of August 31, 2023, certain information related to our compensation plans under which Accenture plc Class A ordinary shares may be issued. As of December 4, 2023, 19,571,757 shares remained available for issuance under the SIP for future grants and 8,728,590 shares remained available for issuance under the 2010 ESPP. As of such date, the Company had 666,511,551 Class A ordinary shares outstanding (which includes 39,519,697 shares held by Accenture), 318,441 Class X ordinary shares outstanding, 15,148,853 shares subject to outstanding RSUs and no shares subject to outstanding stock options.

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in 1st Column)
Equity compensation plans approved by shareholders:
2001 Share Incentive Plan	9,265	(1)	$—	—
Amended and Restated 2010 Share Incentive Plan	16,061,394	(2)	$—	19,452,323
Amended and Restated 2010 Employee Share Purchase Plan	—		N/A	10,480,686
Equity compensation plans not approved by shareholders	—		N/A	—
Total	16,070,659			29,933,009
(1)Consists of 9,265 restricted share units.
(2)Consists of 16,061,394 restricted share units, with performance-based awards assuming maximum performance.
(3)Does not reflect restricted stock units because these awards have no exercise price.

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Audit
Audit Committee Report
The Audit Committee is composed entirely of independent directors, each of whom meets the independence and experience requirements set forth by the SEC and the NYSE. In addition, each member of the Audit Committee qualifies as an independent director and possesses the requisite competence in accounting or auditing in satisfaction of the requirements for audit committees prescribed by the Companies Act 2014.
The Audit Committee operates pursuant to a written charter, which may be accessed through the Governance Principles section of our website at www.accenture.com/us-en/about/governance/company-principles. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements and internal controls over financial reporting, subject to any requirements under Irish law. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. KPMG, Accenture’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework (2013). As part of the Audit Committee’s oversight function, the Audit Committee:
•Reviewed and discussed the Company’s annual audited financial statements, assessment of the effectiveness of internal control over financial reporting and quarterly financial statements with management and with KPMG;
•Reviewed related matters and disclosure items, including the Company’s earnings press releases, and performed its regular review of critical accounting policies and the processes by which the Company’s chief executive officer and chief financial officer certify the information contained in its quarterly and annual filings;
•Discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•Received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG their independence and related matters.
In addition, in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended to the Board of Directors the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended August 31, 2023 for filing with the SEC and approved the Company’s Irish financial statements for presentation to the Company’s shareholders. The Audit Committee also recommended during fiscal 2024 that KPMG be re-appointed as the Company’s independent registered public accounting firm to serve until the Company’s annual general meeting of shareholders in 2025 and that the Board submit this appointment to the Company’s shareholders for ratification at the Annual Meeting. This report is provided by the following independent directors, who compose the Audit Committee:
The Audit Committee
Paula A. Price, Chair
Jaime Ardila
Venkata (Murthy) Renduchintala
Tracey T. Travis

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Proposal 05	Non-Binding Ratification of Appointment of Independent Auditor and Binding Authorization of the Board to Determine its Remuneration

The Board recommends that you vote “FOR” the non-binding ratification of the appointment of KPMG as independent registered public accounting firm and the binding authorization of the Board, acting through the Audit Committee, to determine KPMG’s remuneration.

Shareholders are being asked to vote to ratify, in a non-binding vote, the appointment of our independent registered public accounting firm, KPMG, and also to vote to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine KPMG’s remuneration. Upon the Audit Committee’s recommendation, the Board has recommended the re-appointment of KPMG as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the fiscal year ending August 31, 2024. Although ratification is not required by our Memorandum and Articles of Association or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. KPMG has served as our auditor since 2002, and we believe that the continued retention of KPMG is in the best interests of the Company and its shareholders. If our shareholders fail to ratify the selection, it will be regarded as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
In evaluating and selecting the Company’s independent registered public accounting firm, the Audit Committee considers, among other things: the historical and recent performance of our current independent auditor; external data on audit quality and performance, including Public Company Accounting Oversight Board reports; and the capabilities, audit approach, industry experience, independence and tenure of the audit firm. To help maintain the independence of our auditor, the Audit Committee periodically considers the rotation of our independent auditor and the advisability and potential impact of selecting a different independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG’s lead engagement partner.
We expect that one or more representatives of KPMG will attend the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to appropriate questions.
As required under Irish law, the resolution in respect of Proposal 5 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.
The text of the resolution in respect of Proposal 5 is as follows:
“To ratify, in a non-binding vote, the appointment of KPMG as the independent registered public accounting firm for the Company until the next annual general meeting of the Company in 2025 and to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine its remuneration.”

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Proposal 05: Non-Binding Ratification of Appointment of Independent Auditor and Binding Authorization of the Board to Determine its Remuneration
Independent Auditor’s Fees
The following table describes fees for services rendered by KPMG, Accenture’s principal accountant, for the years ended August 31, 2023 and August 31, 2022.

(in thousands of U.S. dollars)	2023	2022
Audit Fees(1)	$25,616	$24,212
Audit-Related Fees(2)	$1,446	$2,135
Tax Fees(3)	$1,650	$1,334
All Other Fees(4)	$4	$3
Total Fees	$28,716	$27,684
(1)Audit Fees, including those for statutory audits, include the aggregate fees recorded for the fiscal year indicated for professional services rendered by KPMG for the audit of Accenture plc’s annual financial statements and review of financial statements included in Accenture’s Forms 10-K and Forms 10-Q. Audit Fees also include fees for the audit of Accenture’s internal control over financial reporting.
(2)Audit-Related Fees include the aggregate fees recorded during the fiscal year indicated for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of Accenture plc’s financial statements and not included in Audit Fees. Audit-Related Fees also include fees for merger and acquisition due diligence services and ESG assurance services.
(3)Tax Fees include the aggregate fees recorded during the fiscal year indicated for professional services and products provided by KPMG for tax compliance, tax advice and tax planning.
(4)All Other Fees include the aggregate fees recorded during the fiscal year indicated for products and services provided by KPMG, other than the services reported above. These fees include other consulting services. The Audit Committee concluded that the provision of these services and related fees does not affect the independence of KPMG.
Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
Pursuant to its charter, the Audit Committee is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditor. The Audit Committee has delegated to its chair the authority to review and pre-approve any such engagement or relationship, which may be proposed in between its regular meetings. Any such pre-approval is subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting. In connection with the approval of any non-audit services, the Audit Committee concluded that the provision of these services and related fees do not affect the independence of KPMG.

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Annual Irish Law Proposals

Proposal 06	Board Authority to Issue Shares

The Board recommends that you vote “FOR” granting the Board authority to issue shares under Proposal 6.

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares that are part of the company’s authorized but unissued share capital. Our current authorization, approved by shareholders at our 2023 annual general meeting, will expire on August 1, 2024. We are presenting this Proposal 6 to renew the Board’s authority to issue our authorized shares on the terms set forth below.
We understand that it is customary practice for Irish companies with U.S. listings to seek shareholder authority to issue up to 20% of a company’s issued ordinary share capital and for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice, we are seeking approval to authorize the Board to issue up to a maximum of 20% of our issued ordinary share capital as of December 4, 2023 (the latest practicable date before this proxy statement), for a period expiring 18 months from the passing of this resolution, unless otherwise varied, revoked or renewed. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.
Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, we note that, because we are an NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.
As required under Irish law, the resolution in respect of Proposal 6 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.
The text of the resolution in respect of Proposal 6 is as follows:
“That the directors be and are hereby generally and unconditionally authorized with effect from the passing of this resolution to exercise all powers of the Company to allot relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal amount of $14,338.33 (133,373,998 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of the Company as of December 4, 2023 (the latest practicable date before this proxy statement)), and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

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Annual Irish Law Proposals

Proposal 07	Board Authority to Opt-Out of Pre-Emption Rights

The Board recommends that you vote “FOR” granting the Board authority to opt-out of pre-emption rights under Proposal 7.

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). Because our current authority will expire on August 1, 2024, we are presenting this Proposal 7 to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.
We understand that it is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of (1) the issuance of shares for cash in connection with any rights issue and (2) the issuance of shares for cash, if the issuance is limited to up to 20% of a company’s issued ordinary share capital. In order to preserve the Board’s capacity to implement acquisitions and capital raising activities, we are seeking the full customary 20% authority. It is also customary practice for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice in Ireland, we are seeking this authority for a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed or revoked. We expect to continue to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.
Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization sought for Proposal 6, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund or to refinance the funding of acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.
As required under Irish law, the resolution in respect of Proposal 7 is a special resolution that requires the affirmative vote of at least 75% of the votes cast. In addition, under Irish law, the Board may only be authorized to opt-out of pre-emption rights if it is authorized to issue shares, which authority is being sought in Proposal 6.
The text of the resolution in respect of Proposal 7 is as follows:
“As a special resolution, that, subject to the passing of the resolution in respect of Proposal 6 as set out above and with effect from the passing of this resolution, the directors be and are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (as defined in section 1023 of that Act) for cash, pursuant to the authority conferred by Proposal 6 as if sub-section (1) of section 1022 did not apply to any such allotment, provided that this power shall be limited to:

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Annual Irish Law Proposals

(a)the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and
(b)the allotment (other than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $14,338.33 (133,373,998 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of the Company as of December 4, 2023 (the latest practicable date before this proxy statement)).
and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

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Annual Irish Law Proposals

Proposal 08	Determine Price Range for Re-Allotment of Treasury Shares

The Board recommends that you vote “FOR” the determination of the price range at which Accenture plc can re-allot shares that it acquires as treasury shares.

Our historical open-market share repurchases and other share buyback activities result in some of our ordinary shares being returned as treasury shares. Our executive compensation program, the 2010 Employee Share Purchase Program, the 2010 Share Incentive Plan and our other compensation programs make use of treasury shares that we acquire through our various share buyback activities.
Under Irish law, our shareholders must authorize the price range at which Accenture plc may re-allot any shares held in treasury as new shares of Accenture plc. In this proposal, that price range is expressed as a percentage of the minimum and maximum of the closing market price on the day preceding the day on which the relevant share is re-allotted. Irish law requires that this authorization be renewed by our shareholders every 18 months, and we therefore expect that it will continue to be proposed at subsequent annual general meetings.
The authority being sought from our shareholders provides that the minimum and maximum prices at which a treasury Class A ordinary share may be re-allotted are 95% (or nominal value where the re-allotment of treasury shares is required to satisfy an obligation under any compensation program (including any share scheme or option scheme)) and 120%, respectively, of the closing market price of the Class A ordinary shares on the NYSE the day preceding the day on which the relevant share is re-allotted, except as described below. Any re-allotment of treasury shares will only be at price levels that the Company considers to be in the best interests of our shareholders.
As required under Irish law, the resolution in respect of Proposal 8 is a special resolution that requires the affirmative vote of at least 75% of the votes cast.
The text of the resolution in respect of Proposal 8 is as follows:
“As a special resolution, that the re-allotment price range at which any treasury Class A ordinary shares for the time being held by Accenture plc may be re-allotted shall be as follows:
(a)The maximum price at which a treasury Class A ordinary share may be re-allotted shall not be more than 120% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-allotted by Accenture plc.
(b)The minimum price at which a treasury Class A ordinary share may be re-allotted shall be the nominal value of the share where such a share is required to satisfy an obligation under any compensation program (including any share scheme or option scheme) operated by Accenture plc or, in all other cases, not less than 95% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-allotted by Accenture plc.
(c)The re-allotment price range as determined by paragraphs (a) and (b) shall expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of Section 109 and/or 1078 of the Companies Act 2014.”

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Questions and Answers About the Annual Meeting
Why did I receive these proxy materials?
We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. We either (1) mailed you a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) notifying each shareholder entitled to vote at the Annual Meeting how to vote and how to electronically access a copy of this proxy statement and our Annual Report for the fiscal year ended August 31, 2023 (referred to as the “Proxy Materials”) or (2) mailed you a paper copy of the Proxy Materials and a proxy card in paper format. You received these Proxy Materials because you were a shareholder of record as of the close of business on December 4, 2023. If you have not received, but would like to receive, a paper copy of the Proxy Materials and a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice of Internet Availability.
What is the date, time and location of the Annual Meeting?
We will hold the Annual Meeting at 12:00 pm local time on Wednesday, January 31, 2024, at The Dock, located at 7 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland, subject to any adjournments or postponements. For directions to the meeting, you may contact our General Counsel and Corporate Secretary, c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA.
Who is entitled to vote?
The Board has set December 4, 2023 as the record date for the Annual Meeting. All persons who were registered holders of Accenture plc’s Class A ordinary shares and/or Class X ordinary shares at the close of business on that date are shareholders of record for the purposes of the Annual Meeting and will be entitled to receive notice of, and to attend and vote at, the Annual Meeting. Beneficial owners who, at the close of business on the record date, held their shares in an account with a broker, bank or other holder of record generally cannot vote their shares directly and instead must instruct the record holder how to vote their shares.
As of the close of business on the record date, there were 666,511,551 Class A ordinary shares outstanding (which includes 39,519,697 shares held by Accenture) and 318,441 Class X ordinary shares outstanding. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc. Each shareholder of record is entitled to one vote per Class A ordinary share and one vote per Class X ordinary share on each matter submitted to a vote of shareholders. Holders of Class A ordinary shares and Class X ordinary shares will vote together, and not as separate classes, on all matters being considered at the Annual Meeting. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a completed proxy by the voting deadlines set forth below. At the close of business on the record date, Accenture plc did not have any non-voting shares in issue.
How do I vote?
Registered shareholders (that is, shareholders who hold their shares directly with our transfer agent, Computershare) can vote in any of the following ways:
•By Telephone: Call 1 (800) 690-6903 from the United States. You will need to use the 16-digit control number you were provided on your proxy card or Notice of Internet Availability, and follow the instructions given by the voice prompts.
•Via the Internet: Go to www.proxyvote.com to vote via the Internet using the 16-digit control number you were provided on your proxy card or Notice of Internet Availability. You will need to follow the instructions on the website.

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Questions and Answers About the Annual Meeting
•By Mail: If you received a paper copy in the mail of the Proxy Materials and a proxy card, you may mark, sign, date and return your proxy card in the enclosed postage-paid envelope. You may also appoint a proxy to attend, speak and vote your shares at the Annual Meeting by submitting the proxy card (or proxy form set out in section 184 of the Companies Act 2014) and delivering such proxy to the General Counsel and Corporate Secretary at Accenture plc, 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. The proxy need not be a registered shareholder. Proxies must be received by the deadlines set forth below under “What are the deadlines to submit my vote?”
If you sign and return your proxy, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board as described in this proxy statement. If any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then the named proxies will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.
If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card by mail.
•By Scanning the QR Code: Scan the QR Code located on your proxy card or Notice of Internet Availability to access www.proxyvote.com and vote your shares online. Additional software may be required for scanning.
•In Person: Attend the Annual Meeting in Dublin or send a personal representative with an appropriate proxy to vote by poll card at the meeting. Please contact our General Counsel and Corporate Secretary, c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA, for additional information about sending a personal representative on your behalf. For information about how to attend the Annual Meeting, please see “What do I need to be admitted to the Annual Meeting?” below.
If I am a beneficial owner of shares held in street name, how do I vote?
If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting.
If I am a current or former Accenture employee with employee plan shares held by UBS Financial Services, Inc., how do I vote?
If you are a current or former Accenture employee with shares received through our employee plans and held by UBS Financial Services, Inc. (“UBS”), you may receive one proxy card that covers the shares held for you by UBS, as well as any other shares registered directly in your name. You may submit one proxy for all of these shares via the Internet, by telephone or by mail in the same manner, and by the same deadlines, as described herein for registered shareholders.
It is important that you vote your shares held by UBS. If you do not submit your vote, your shares held by UBS will not be voted on any proposals.
Participants with shares received through employee plans, including shares held through UBS, may attend and vote their shares at the Annual Meeting by following the instructions in the section “What do I need to be admitted to the Annual Meeting?” below.

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Questions and Answers About the Annual Meeting
What are the deadlines to submit my vote?
The deadlines to submit your votes for the Annual Meeting are set forth below.

Internet Visit www.proxyvote.com Votes cast by Internet must be received by 11:59 pm EST on January 30, 2024	Mail Mail your proxy card Votes cast by mail must be received by 11:59 pm EST on January 30, 2024

Telephone Call 1 (800) 690-6903 Votes cast by phone must be received by 11:59 pm EST on January 30, 2024	QR Code Scan the QR Code Votes cast by scanning the QR Code must be received by 11:59 pm EST on January 30, 2024
Can I revoke my proxy or change my vote after I have voted?
Yes. If you are a registered shareholder and previously voted by Internet, telephone, scanning a QR Code or mail, you may revoke your proxy or change your vote by:
•voting at a later date by Internet, telephone or scanning the QR code as set forth above before the closing of those voting facilities at 11:59 pm EST on January 30, 2024;
•mailing a proxy card (or form of proxy set out in section 184 of the Companies Act 2014) that is properly signed and dated with a later date than your previous vote and that is received no later than 11:59 pm EST on January 30, 2024;
•attending the Annual Meeting in Dublin and submitting a new poll card during the meeting; or
•sending a written notice of revocation to our General Counsel and Corporate Secretary, c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA, which must be received before the commencement of the Annual Meeting.
If you are a current or former employee and your employee plan shares are held by UBS, you may revoke your proxy and change your vote in the same manner as described above for registered shareholders.
If you are a beneficial owner of shares held in street name, you must contact the holder of record to revoke a previously authorized proxy.
What do I need to be admitted to the Annual Meeting?
For shareholders who plan to attend the Annual Meeting, at the entrance to the Annual Meeting in Dublin, we will request to see your admission ticket and valid photo identification, such as a driver’s license or passport. We encourage you to request an admission ticket for the Annual Meeting in advance. You may request admission tickets by visiting www.proxyvote.com and following the instructions provided. You will need the 16-digit control number included on your proxy card, voter instruction form or Notice of Internet Availability. If you do not request an admission ticket in advance, we will need to determine if you owned ordinary shares on the record date by:
•asking to review evidence of your share ownership as of December 4, 2023, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting; or
•verifying your name and share ownership against our list of registered shareholders.
If you are acting as a proxy, we will need to review a valid written legal proxy signed by the registered owner of the ordinary shares granting you the required authority to attend the meeting and vote such shares.
What constitutes a quorum?
In order to establish a quorum at the Annual Meeting there must be at least three shareholders present in person or by proxy who have the right to attend and vote at the meeting and who together hold shares representing more than 50% of the votes that may be cast by all shareholders of record. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as present.

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Questions and Answers About the Annual Meeting
How are votes counted?
You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the proposals presented. A vote “FOR” will be counted in favor of the proposal or respective director nominee and a vote “AGAINST” will be counted against each proposal or respective nominee. An “ABSTAIN” vote will not be counted “FOR” or “AGAINST” and will have no effect on the voting results for any of the proposals in this proxy statement. Representatives of Broadridge Investor Communication Solutions, Inc. will tabulate the votes cast at the Annual Meeting and American Election Services, LLC will act as our Inspector of Election.
What is a “broker non-vote”?
If you are a beneficial owner whose shares are held of record by a broker, we encourage you to instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal for which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” Your broker will, however, still be able to register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum and will be able to vote on proposals for which the broker has discretionary authority to vote.
What is the voting standard for each of the proposals discussed in the proxy statement?
The chart below summarizes the voting standards and effects of broker non-votes and abstentions on the outcome of the vote for the proposals at the Annual Meeting.

Proposals		Board Recommendation	Voting Standard	Broker Discretionary Voting Allowed	Broker Non-Votes	Abstentions
1	Appointment of Directors	FOR each nominee	Majority of Votes Cast	No	No effect	No effect
2	Advisory Vote on Executive Compensation	FOR	Majority of Votes Cast	No	No effect	No effect
3	Approve the Amended and Restated Accenture plc 2010 Share Incentive Plan	FOR	Majority of Votes Cast	No	No effect	No effect
4	Approve the Amended and Restated Accenture plc 2010 Employee Share Purchase Plan	FOR	Majority of Votes Cast	No	No effect	No effect
5	Ratify the Appointment and Approve Remuneration of Auditor	FOR	Majority of Votes Cast	Yes	N/A	No effect
6	Grant Board Authority to Issue Shares	FOR	Majority of Votes Cast	Yes	N/A	No effect
7	Grant Board Authority to Opt-Out of Pre-emption Rights	FOR	75% of Votes Cast	Yes	N/A	No effect
8	Determine Price Range for the Re-Allotment of Treasury Shares	FOR	75% of Votes Cast	Yes	N/A	No effect
There is no cumulative voting in the appointment of directors. The appointment of each director nominee will be considered and voted upon as a separate proposal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then the director will not be appointed and the position on the Board that would have been filled by the director nominee will become vacant; provided, however, that in the event Martin Brudermüller is not appointed, the size of the Board will remain at 10 directors and there will not be a vacancy with respect to the position on the Board that would have been filled by Dr. Brudermüller. The Board has the ability to fill the vacancy upon the recommendation of its Nominating, Governance & Sustainability Committee, in accordance with Accenture plc’s Articles of Association, subject to re-appointment by Accenture plc’s shareholders at the next annual general meeting of shareholders.

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Questions and Answers About the Annual Meeting
Who will pay for the cost of this proxy solicitation?
Accenture will bear the costs of soliciting proxies from the holders of our Class A ordinary shares and Class X ordinary shares. Proxies may be solicited on our behalf by our directors, officers and other selected Accenture employees telephonically, electronically or by other means of communication, and by Morrow Sodali LLC, whom we have hired to assist in the solicitation of proxies. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Morrow Sodali LLC will receive a fee of $25,000, plus reasonable out-of-pocket costs and expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending the materials to beneficial owners.

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Additional Information
Availability of Materials
Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual General Meeting of Shareholders to Be Held on January 31, 2024: The proxy statement, our Annual Report for the fiscal year ended August 31, 2023 and our Irish financial statements are available free of charge at www.proxyvote.com.
Householding of Shareholder Documents
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement or a single notice of internet availability of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” reduces the volume of duplicate information received at households and helps to reduce costs and environmental impact. While the Company does not household, a number of brokerage firms with account holders who are Accenture shareholders have instituted householding. Once a shareholder has consented or receives notice from his or her broker that the broker will be householding materials to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until one or more of the shareholders revokes his or her consent. If your Notice of Internet Availability or your annual report and proxy statement, as applicable, have been househeld and you wish to receive separate copies of these documents now and/or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, you may notify your broker. You can also request and the Company will promptly deliver a separate copy of the Notice of Internet Availability or the Proxy Materials by writing or calling our Investor Relations Group at the following address, telephone number or email address: Accenture, Investor Relations, 395 Ninth Avenue, 60th Floor, New York, NY 10001, USA; telephone number, +1 (703) 948-5150 in the United States and Puerto Rico, and +(353) (1) 407-8203 outside the United States and Puerto Rico; or email, investor.relations@accenture.com.
Submission of Future Shareholder Proposals
Our annual general meeting of shareholders for 2025 is expected to be held in February 2025. In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by us by August 15, 2024. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to our General Counsel and Corporate Secretary, c/o Accenture, 500 W. Madison, Chicago, Illinois 60661, USA. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the SEC and our Articles of Association.
Pursuant to our Articles of Association, a shareholder must give notice of any intention to propose a person for appointment as a director not less than 120 nor more than 150 days before the first anniversary of the date of the proxy statement for our prior year’s annual general meeting (“traditional advance notice”). In addition, shareholders have the right, subject to certain terms and conditions, to have their nominee included in our proxy materials for the applicable Annual Meeting (“proxy access”). Subject to our Articles of Association, any notice of an intention to nominate a person for appointment as a director pursuant to traditional advance notice or proxy access must be received by our General Counsel and Corporate Secretary on or after July 16, 2024 but no later than August 15, 2024. Unless a shareholder who wishes to present a proposal at the Annual Meeting (other than a proposal to appoint a person as a director outlined above) outside the processes of Rule 14a-8 of the Exchange Act has submitted such proposal to us by the close of business on October 29, 2024, subject to applicable rules, we will have discretionary authority to vote on any such proposal with respect to all proxies submitted to us even when we do not include in our proxy statement advice on the nature of the matter and how we intend to exercise our discretion to vote on the matter. In addition to satisfying the deadlines in the traditional advance notice provisions of our Articles of Association, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to our General Counsel and Corporate Secretary no later than December 2, 2024.

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Additional Information
Irish law currently provides that shareholders holding 10% or more of the total voting rights may request that the directors call an extraordinary general meeting at any time. The shareholders who wish to request an extraordinary general meeting must deliver to Accenture’s principal executive office a written notice, signed by the shareholders requesting the meeting and stating the purposes of the meeting. If the directors do not, within 21 days of the date of delivery of the request, proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting, but any meeting so convened cannot be held after the expiration of three months from the date of delivery of the request. These provisions of Irish law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.
About Accenture
Accenture is a leading global professional services company that helps the world’s leading businesses, governments and other organizations build their digital core, optimize their operations, accelerate revenue growth and enhance citizen services—creating tangible value at speed and scale. We are a talent- and innovation-led company with approximately 733,000 people serving clients in more than 120 countries. Technology is at the core of change today, and we are one of the world’s leaders in helping drive that change, with strong ecosystem relationships. We combine our strength in technology and leadership in cloud, data and AI with unmatched industry experience, functional expertise and global delivery capability. We are uniquely able to deliver tangible outcomes because of our broad range of services, solutions and assets across Strategy & Consulting, Technology, Operations, Industry X and Song. These capabilities, together with our culture of shared success and commitment to creating 360° value, enable us to help our clients reinvent and build trusted, lasting relationships. We measure our success by the 360° value we create for our clients, each other, our shareholders, partners and communities.
Accenture plc is organized under the laws of Ireland and maintains its principal executive office in Ireland at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. Our telephone number in Ireland is +(353) (1) 646-2000. You may contact our Investor Relations Group by telephone in the United States and Puerto Rico +1 (703) 948-5150 and outside the United States and Puerto Rico at +(353) (1) 407-8203; by e-mail at investor.relations@accenture.com; or by mail at Accenture, Investor Relations, 395 Ninth Avenue, 60th Floor, New York, NY 10001, USA.
Our website address is www.accenture.com. We use our website as a channel of distribution for company information. We make available, free of charge, on the Investor Relations section of our website (https://investor.accenture.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to section 13(a) or 15(d) of the Exchange Act. We also make available other reports filed with or furnished to the SEC under the Exchange Act through our website, including our proxy statements and reports filed by officers and directors under section 16(a) of the Exchange Act, as well as our Code of Business Ethics, our Corporate Governance Guidelines and the charters of each of the Board’s committees. You may request any of these materials and information in print, free of charge, by contacting our Investor Relations Group at Accenture, Investor Relations, 395 Ninth Avenue, 60th Floor, New York, NY 10001, USA. We do not intend for information contained on our website to be part of this proxy statement.
In addition, the SEC maintains an Internet site (https://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers, including Accenture, that file electronically with the SEC. Copies of materials we file with the SEC may be reviewed on and printed from the SEC website.

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Additional Information
Reconciliation of GAAP Measures to Non-GAAP Measures
In this proxy statement, Accenture discloses the following non-GAAP financial measures:
•Revenues. Percentage changes in revenues on a local currency basis. Financial results in local currency are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign currency exchange rates. This approach is used for all results where the functional currency is not the U.S. dollar. Accenture’s management believes that information regarding changes in its revenues that excludes the effect of fluctuations in foreign currency exchange rates facilitates meaningful comparison of its revenues.
•Earnings Per Share. Earnings per share for fiscal 2023, 2021 and fiscal 2020, excluding gains related to our investment in Duck Creek Technologies. Additionally, fiscal 2023 operating margin and earnings per share exclude the impact of business optimization costs. Accenture’s management believes that information regarding the effects of the investment gains and business optimization costs facilitates understanding as to both the impact of these items and Accenture’s financial performance.
•Free Cash Flow. Free cash flow (defined as operating cash flow net of property and equipment additions). Accenture’s management believes that this information provides meaningful additional information regarding Accenture’s liquidity.
While Accenture’s management believes that this non-GAAP financial information is useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
Reconciliation of GAAP Measures to Non-GAAP Measures

	Year Ended August 31, 2023
(in thousands of U.S. dollars, except per share amounts)	As Reported (GAAP)	Business Optimization(1)	Investment Gains(2)	Adjusted (Non-GAAP)
Operating Income	$8,809,889	$1,063,146	$—	$9,873,035
Operating Margin	13.7%	1.7%	—%	15.4%
Income before income taxes	9,139,332	1,063,146	(252,920)	9,949,558
Income tax expense	2,135,802	247,365	(8,840)	2,374,327
Net Income	$7,003,530	$815,781	($244,080)	$7,575,231
Effective tax rate	23.4%	23.3%	3.5%	23.9%
Diluted earnings per share	$10.77	$1.28	($0.38)	$11.67
(1)Costs recorded in connection with our business optimization initiatives, primarily for employee severance.
(2)Gain recognized related to our investment in Duck Creek Technologies.

	Year Ended August 31, 2021
(in thousands of U.S. dollars, except per share amounts)	As Reported (GAAP)	Investment Gains(1)	Adjusted (Non-GAAP)
Income before income taxes	$7,761,116	($271,009)	$7,490,107
Income tax expense	1,770,571	(41,440)	1,729,131
Net income	$5,990,545	($229,569)	$5,760,976
Effective tax rate	22.8%		23.1%
Diluted earnings per share	$9.16	($0.36)	$8.80
(1)Gain recognized related to our investment in Duck Creek Technologies.

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Additional Information

	Year Ended August 31, 2020
(in thousands of U.S. dollars, except per share amounts)	As Reported (GAAP)	Investment Gains(1)	Adjusted (Non-GAAP)
Income before income taxes	$6,774,331	($332,074)	$6,442,257
Income tax expense	1,589,018	(52,407)	1,536,611
Net income	$5,185,313	($279,667)	$4,905,646
Effective tax rate	23.5%		23.9%
Diluted earnings per share	$7.89	($0.43)	$7.46
(1)Gain recognized related to our investment in Duck Creek Technologies.
Forward-Looking Statements & Website References
This proxy statement contains forward-looking statements within the meaning of section 27A of the Securities Act, as amended, and section 21E of the Exchange Act. Words such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “aspires,” “intends,” “believes,” “estimates,” “positioned,” “continues,” “maintain,” “remain,” “goal,” “target,” “plan,” “recurring” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. For a more detailed discussion of these factors, see the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K filed with the SEC. Our forward-looking statements speak only as of the date of this proxy statement or as of the date they are made, and we undertake no obligation to update them, notwithstanding any historical practice of doing so. Forward-looking and other statements in this document may also address our corporate responsibility progress, plans, and goals (including environmental and inclusion & diversity matters), and the inclusion of such statements is not an indication that these contents are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. We caution you that these statements are not guarantees of future performance, nor promises that goals or targets will be met, and are subject to numerous and evolving risks and uncertainties that we may not be able to predict or assess. In some cases, we may determine to adjust our commitments, goals or targets or establish new ones to reflect changes in our business, operations or plans.
Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.
December 13, 2023

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Annex A: Amended and Restated Accenture plc 2010 Share Incentive Plan as Proposed to be Amended
Amended and Restated Accenture plc 2010 Share Incentive Plan
1.Purpose of the Plan
The purpose of the Plan is to aid the Company and its Affiliates in recruiting, retaining and rewarding key employees, directors, consultants or other service providers of outstanding ability and to motivate such employees, directors, consultants or service providers for the Company or an Affiliate to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors, consultants or other service providers will have in the welfare of the Company as a result of their proprietary interest in the Company.
2.Definitions
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a)Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.
(b)Affiliate: Any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.
(c)Award: An Option, Share Appreciation Right or Other Share-Based Award granted pursuant to the Plan.
(d)Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).
(e)Board: The Board of Directors of the Company.
(f)Board Approval Date: December 10, 2009, the date the Plan was originally approved by the Board.
(g)Change in Control: The occurrence of any of the following events:
(i)any Person (other than (A) the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (B) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing 50% or more of the combined voting power of the Company’s then-outstanding securities;
(ii)during any period of twenty-four consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director nominated by any Person (other than the Board) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control under (i), (iii) or (iv) of this Section 2(g)) whose election by the Board or nomination for election by the Company’s shareholders has been approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
(iii)the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation, in which the Company is involved, other than a merger, consolidation or amalgamation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or amalgamation; or

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(iv)the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.
(h)Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.
(i)Committee: A committee of the Board (including, without limitation, the full Board) that has been designated by the Board to administer the Plan.
(j)Company: Accenture plc, a company incorporated under the laws of Ireland with a registered number of 471706.
(k)Effective Date: The date the Plan was originally approved by the Company’s shareholders.
(l)Fair Market Value: On a given date,
(i)if ~~there should be a public market for~~ the Shares are listed on any established stock exchange, system or market on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date ~~on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”),~~ or, if no sale of Shares shall have been reported ~~on the Composite Tape of any national securities exchange or quoted on the NASDAQ~~ on such date, then the immediately preceding date on which sales of the Shares have been so reported ~~or quoted~~ shall be used; and
(ii)if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith;
provided, however, that in the event the granting of an Award requires a different calculation of “fair market value” in order to comply with local tax regulations, then, for purposes of such Award, the Fair Market Value shall be determined by the Committee in good faith in a manner intended to comply with such local regulations.
(m)Grant Price: The purchase price per Share under the terms of an Option, as determined pursuant to Section 6(a) of the Plan.
(n)ISO: An Option that is also an incentive stock option, as described in Section 422 of the Code, granted pursuant to Section 6(c) of the Plan.
(o)Option: A share option granted pursuant to Section 6 of the Plan.
(p)Other Share-Based Awards: Awards granted pursuant to Section 8 of the Plan.
(q)Participant: An employee, director, or consultant of, or any Person who performs services for, the Company or an Affiliate who is selected by the Committee to participate in the Plan.
(r)Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).
(s)Plan: This Amended and Restated Accenture plc 2010 Share Incentive Plan, as it may be amended from time to time.
(t)RSU: A restricted share unit, granted pursuant to Section 8 of the Plan, that represents the right to receive a Share.
(u)Shares: Class A ordinary shares of the Company.
(v)Share Appreciation Right: A share appreciation right granted pursuant to Section 7 of the Plan.
(w)Subsidiary: A “subsidiary corporation” as defined in Section 424(f) of the Code (or any successor section thereto).
3.Shares Subject to the Plan
The total number of Shares that may be used to satisfy Awards under the Plan is one hundred and ~~twenty-seven~~forty-one (~~127,000,000~~141,000,000), all of which may be issued as ISOs. The Shares may consist, in whole or in part, of unissued Shares or previously-issued Shares. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. If Shares are not issued or are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such Shares will not be added back to the aggregate number of Shares

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with respect to which Awards may be granted under the Plan, but rather will count against the aggregate number of Shares with respect to which Awards may be granted under the Plan. When an Option or Share Appreciation Right is granted under the Plan, the number of Shares subject to the Option or Share Appreciation Right will be counted against the aggregate number of Shares with respect to which Awards may be granted under the Plan as one Share for every Share subject to such Option or Share Appreciation Right, regardless of the actual number of Shares (if any) used to settle such Option or Share Appreciation Right upon exercise and regardless of whether the Company utilizes the proceeds received upon Option exercise to repurchase Shares on the open market or otherwise. Shares that are subject to Awards that terminate, lapse or are cancelled may again be used to satisfy Awards under the Plan.
4.Administration
The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “independent directors” within the meaning of the New York Stock Exchange or other applicable listed company rules. Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time. The Committee may grant Awards under this Plan only to Participants; provided that Awards may also, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company, its predecessor, Accenture Ltd, or the Company’s Affiliates or a company that becomes an Affiliate. The number of Shares underlying such substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes of any relevant jurisdiction as a result of the granting, vesting or exercise of an Award, the delivery of cash or Shares pursuant to an Award, or upon the sale of Shares acquired by the granting, vesting or exercise of an Award.
5.Limitations
(a)Time Limitation. No Award may be granted under the Plan after December 9, 2029, but Awards theretofore granted may extend beyond that date.
(b)Aggregate Limits on Awards to Non-Employee Directors. The maximum number of Shares subject to Awards granted during a fiscal year to any non-employee director, taken together with any cash retainer paid to such non-employee director in respect of such fiscal year, shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid on any Shares or Awards).
(c)Dividends and Dividend Equivalents. As determined by the Committee, dividends and dividend equivalent rights may accrue with respect to Awards granted hereunder, but no dividends or dividend equivalents shall be paid out or settled unless and until, and then only to the extent that, the applicable underlying Award vests.

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6.Terms and Conditions of Options
Options granted under the Plan shall be, as determined by the Committee, non-qualified stock options or ISOs for United States federal income tax purposes (or other types of Options in jurisdictions outside the United States), as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:
(a)Grant Price; Exercisability and Term. Options granted under the Plan shall have a Grant Price that is not less than the Fair Market Value of a Share on the date of grant (other than in the case of Options granted in substitution of previously granted awards, as described in Section 4, or as provided under Section 9), and shall be exercisable at such time and upon such terms and conditions, as may be determined by the Committee, but in no case shall an Option vest and become exercisable until the lapse of a period of at least one year from the date of grant. No Option shall have a term in excess of ten years.
(b)Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii) or (iii) in the following sentence. Except as otherwise provided in an Award agreement, the purchase price for the Shares as to which an Option is exercised shall be paid in full no later than the time when Shares are delivered following option exercise, with such payment made to the Company (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, by net-settlement in Shares or by transferring Shares having a Fair Market Value equal to the aggregate Grant Price for the Shares being purchased to a nominee of the Company and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares or (iv) through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Grant Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, the Participant has paid in full for such Shares, the Shares in question have been registered in the Company’s register of shareholders and, if applicable, the Participant has satisfied any other conditions imposed by the Committee pursuant to the Plan.
(c)ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. No ISO shall have a per Share Grant Price of less than the Fair Market Value of a Share on the date granted or have a term in excess of ten years; provided, however, that no ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of shares of the Company or of any Subsidiary, unless (i) the Grant Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (A) within two years after the date of grant of such ISO or (B) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.
(d)Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the Grant Price or taxes relating to the exercise of an Option by delivering Shares to a nominee of the Company, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

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(e)Repricing of Options; Reload Options. Notwithstanding any provision herein to the contrary, the repricing of an Option, once granted hereunder, is prohibited without prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower the Grant Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option in exchange for another Award at a time when the Grant Price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change permitted under Section 9(a) below. In addition, Options shall not be granted under this Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other Option.
7.Terms and Conditions of Share Appreciation Rights
(a)Grants. The Committee also may grant (i) a Share Appreciation Right independent of an Option or (ii) a Share Appreciation Right in connection with an Option, or a portion thereof. A Share Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).
(b)Terms. The exercise price per Share of a Share Appreciation Right shall be an amount determined by the Committee that is not less than the Fair Market Value of a Share on the date of grant (other than in the case of Share Appreciation Rights granted in substitution of previously granted awards, as described in Section 4). Each Share Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to a payment from the Company of an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Share Appreciation Right. Each Share Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (I) the excess of (x) the Fair Market Value on the exercise date of one Share over (y) the Grant Price per Share, times (II) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. If the payment is made, in whole or in part, in newly issued Shares, the Participant shall agree to pay to the Company the aggregate par value of such Shares. Share Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Share Appreciation Right is being exercised. No fractional Shares will be issued in payment for Share Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.
(c)Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Share Appreciation Rights as it may deem fit but in no case shall a Share Appreciation Right vest and become exercisable until the lapse of a period of at least one year from the date of grant. No Share Appreciation Right shall have a term in excess of ten years.
(d)Repricing of Share Appreciation Rights. Notwithstanding any provision herein to the contrary, the repricing of a Share Appreciation Right, once granted hereunder, is prohibited without prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a Share Appreciation Right to lower its exercise price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling a Share Appreciation Right in exchange for another Award at a time when its exercise price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change permitted under Section 9(a) below.

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8.Other Share-Based Awards
The Committee, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares, Awards of RSUs and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Share-Based Awards”). Such Other Share-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Share-Based Awards may be granted alone or in addition to any other Awards granted under the Plan and also may be granted as matching Awards in connection with a Participant’s purchase of Shares under the Plan or under any other plan maintained by the Company, or pursuant to open market purchases. Subject to the provisions of the Plan, the Committee shall determine: (i) to whom and when Other Share-Based Awards will be made; (ii) the number of Shares to be awarded under (or otherwise related to) such Other Share-Based Awards; (iii) whether such Other Share-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and (iv) all other terms and conditions of such Other Share-Based Awards (including, without limitation, the vesting provisions thereof, any required payments to be received from Participants and other provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).
9.Adjustments Upon Certain Events
Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:
(a)Generally. In the event of any change in the outstanding Shares after the Board Approval Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or repurchase or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities or property issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Grant Price or exercise price of any Option or Share Appreciation Right, (iii) any applicable performance measures or performance vesting terms with respect to outstanding Awards and/or (iv) any other affected terms of any Award.
(b)Change in Control. In the event of a Change in Control after the Board Approval Date, the Committee may, in its sole discretion (but subject to Section 17), provide for the termination of an Award upon the consummation of the Change in Control and (x) the payment of a cash amount in exchange for the cancellation of an Award which, in the case of Options and Share Appreciation Rights, may equal the excess, if any, of the Fair Market Value of the Shares subject to such Options or Share Appreciation Rights over the aggregate exercise price of such Options or Share Appreciation Rights, and/or (y) the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder.
10.No Right to Employment or Awards
The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or service or consulting relationship of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment or service or consulting relationship of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).
11.Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

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12.Nontransferability of Awards
Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.
13.Amendments or Termination
The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which (a) without the approval of the shareholders of the Company, would (except as provided in Section 9 of the Plan) increase the total number of Shares reserved for the purposes of the Plan, or (b) without the consent of a Participant, would materially adversely affect any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit Awards to meet the requirements of the Code or other applicable laws.
14.International Participants
With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Committee may, where appropriate, establish one or more sub-plans to reflect such amended or varied provisions.
15.Choice of Law
The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.
16.Effectiveness of the Plan
The Plan was originally effective as of the Effective Date.
17.Section 409A
Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. If pursuant to the provisions of Section 409A of the Code any distribution or payment is required to be delayed as a result of a Participant being deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any such distributions or payments under the Plan shall not be made or provided prior to the earlier of (A) the expiration of the six month period measured from the date of the Participant’s separation from service (as defined under Section 409A of the Code) or (B) the date of the Participant’s death. The Company shall use commercially reasonable efforts to implement the provisions of this Section 17 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 17.
18.Recoupment
Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company maintains, adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or other applicable law, including the Company’s Mandatory Clawback Policy and the Company’s Senior Leadership Recoupment Policy, each as in effect from time to time. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of misconduct. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Affiliate.

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Annex B: Amended and Restated Accenture plc 2010 Employee Share Purchase Plan as Proposed to be Amended
Amended and Restated Accenture plc 2010 Employee Share Purchase Plan
1.Purpose of the Plan
The purpose of the Plan is to give Eligible Employees of the Company and its Subsidiaries the ability to share in the Company’s future success. The Company expects that it will benefit from the added interest which such Eligible Employees will have in the welfare of the Company as a result of their increased equity interest in the Company.
2.Definitions
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a)Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.
(b)Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).
(c)Board: The Board of Directors of the Company.
(d)Change in Control: The occurrence of any of the following events:
(i)any Person (other than (A) the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (B) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing 50% or more of the combined voting power of the Company’s then-outstanding securities;
(ii)during any period of twenty-four consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director nominated by any Person (other than the Board) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control under (i), (iii) or (iv) of this Section 2(d)) whose election by the Board or nomination for election by the Company’s shareholders has been approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
(iii)the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation, in which the Company is involved, other than a merger, consolidation or amalgamation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or amalgamation; or
(iv)the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.
(e)Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.
(f)Committee: The Compensation, Culture & People Committee of the Board.
(g)Company: Accenture plc, a company incorporated under the laws of Ireland with a registered number of 471706.

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(h)Compensation: A Participant’s compensation as defined from time to time by the Committee in its sole discretion with respect to any Option or Offering Period (it being understood that “Compensation” may be defined differently for different Participants for purposes of the Plan). Except as otherwise defined by the Committee from time to time in its sole discretion, “Compensation” shall (i) include a Participant’s base salary, annual bonuses, commissions, overtime and shift pay, in each case prior to reductions for pre-tax contributions made to a plan or salary reduction contributions to a plan excludable from income under Sections 125 or 402(g) of the Code, and (ii) exclude severance pay, stay-on bonuses, long-term bonuses, retirement income, change in control payments, contingent payments, income derived from share options, share appreciation rights and other equity-based compensation and other forms of special remuneration.
(i)Effective Date: The date the Board and the shareholders of the Company approve the Plan, as amended and restated herein.
(j)Eligible Employee: An individual who is eligible to participate in the Plan pursuant to Section 5 of the Plan.
(k)Fair Market Value: On a given date, (i) if ~~there should be a public market for~~ the Shares are listed on any established stock exchange, system or market on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date ~~on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”),~~ or, if no sale of Shares shall have been reported on ~~the Composite Tape of any national securities exchange or quoted on the NASDAQ on~~ such date, then the immediately preceding date on which sales of the Shares have been so reported) ~~or quoted~~ shall be used; and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.
(l)Maximum Share Amount: Subject to applicable law, the maximum number of Shares that a Participant may purchase on any given Purchase Date, as determined by the Committee in its sole discretion.
(m)Offering Date: The first date of an Offering Period.
(n)Offering Period: A period of time established by the Committee from time to time not to exceed 27 months. The Offering Period may be evidenced by such documents as may be determined by the Committee in its sole discretion.
(o)Option: A share option granted pursuant to Section 7 of the Plan.
(p)Participant: An Eligible Employee who elects to participate in the Plan pursuant to Section 6 of the Plan.
(q)Participating Subsidiary: A Subsidiary of the Company that is selected to participate in the Plan by the Committee in its sole discretion.
(r)Payroll Deduction Account: An account to which payroll deductions of a Participant, or other payments made by a Participant to the extent provided by the Committee, are credited under Section 9(c) of the Plan.
(s)Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).
(t)Plan: ~~The~~This Amended and Restated Accenture plc 2010 Employee Share Purchase Plan, as it may be amended from time to time.
(u)Plan Broker: A stock brokerage or other financial services firm designated by the Committee in its sole discretion.
(v)Purchase Date: The last date of an Offering Period, or such earlier date as determined by the Committee in its sole discretion (subject to Section 21).
(w)Purchase Price: The purchase price per Share, as determined pursuant to Section 8 of the Plan.
(x)Shares: Class A ordinary shares of the Company.
(y)Subsidiary: Any entity that, directly or indirectly, is controlled by the Company, and any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

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Annex B: Amended and Restated Accenture plc 2010 Employee Share Purchase Plan
3.Shares Subject to the Plan
The total number of Shares which may be issued or transferred tinder the Plan is ~~90,000,000~~135,000,000. The Shares may consist, in whole or in part, of unissued Shares or previously issued Shares. The issuance or transfer of Shares pursuant to the Plan shall reduce the total number of Shares available under the Plan.
4.Administration
The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part as it determines. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).
5.Eligibility
Any individual who is an employee of the Company or of a Participating Subsidiary is eligible to participate in the Plan, unless any such employee is specifically excluded by the Committee (either individually or by reference to a group or category of employees) from participation. Without limiting the generality of the foregoing, the Committee may exclude from participation:
(a)employees whose customary employment is twenty (20) hours or less per week within the meaning of Section 423(b)(4)(B) of the Code;
(b)employees whose customary employment is for not more than five (5) months in any calendar year within the meaning of Section 423(b)(4)(C) of the Code;
(c)employees who, if granted an Option would immediately thereafter own shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of its parent or Subsidiary corporation within the meaning of Section 423(b)(3) of the Code. For purposes of this Section 5(c), the rules of Section 424(d) of the Code shall apply in determining share ownership of an individual, and Shares which the employee may purchase under outstanding Options shall be treated as Shares owned by the employee; and
(d)employees who are highly compensated employees within the meaning of Section 414(q) of the Code.
6.Election to Participate
The Committee shall set forth procedures pursuant to which Eligible Employees may elect to participate in a given Offering Period under the Plan (which may be on different terms for different Eligible Employees or subgroups thereof).
7.Grant of Option on Enrollment
With respect to an Offering Period, each Participant shall be granted an Option to subscribe for or purchase (as of the Purchase Date) a number of Shares equal to the lesser of (i) the Maximum Share Amount or (ii) the number determined by dividing the amount accumulated in such Participant’s Payroll Deduction Account during such Offering Period by the Purchase Price.
8.Purchase Price
The Purchase Price at which a Share will be issued or sold for a given Offering Period shall be established by the Committee (and may differ among Participants, as determined by the Committee in its sole discretion), but shall in no event be less than eighty-five percent (85%) of the lesser of:
(a)the Fair Market Value of a Share on the Offering Date; or
(b)the Fair Market Value of a Share on the Purchase Date.

146	Accenture 2023 Proxy Statement

Annex B: Amended and Restated Accenture plc 2010 Employee Share Purchase Plan
9.Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares
Subject to Sections 10 and 11 of the Plan:
(a)Payroll deductions (to the extent permitted by applicable local law) shall be made on each day that a Participant is paid during an Offering Period. The deductions shall be made at the Participant’s election as a percentage of the Participant’s Compensation in one percent (1%) increments, from one percent (1%) up to such maximum percentage of the Participant’s Compensation (or maximum dollar amount) as is permitted by the Committee from time to time with respect to such Participant (which maximum percentage or dollar amount may differ among Participants). For a given Offering Period, payroll deductions shall commence on the Offering Date and shall end on the related Purchase Date, unless sooner altered or terminated as provided in the Plan.
(b)Unless otherwise determined by the Committee, a Participant shall not change the rate of payroll deductions once an Offering Period has commenced. The Committee shall specify procedures by which a Participant may increase or decrease the rate of payroll deductions for subsequent Offering Periods.
(c)All payroll deductions made with respect to a Participant shall be credited to the Participant’s Payroll Deduction Account under the Plan and shall be deposited with the general funds of the Company, and, to the extent permitted by applicable local law, no interest shall accrue on the amounts credited to such Payroll Deduction Account. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions, to the extent permitted by applicable local law. Except to the extent provided by the Committee, a Participant may not make any separate cash payments into such Participant’s Payroll Deduction Account, and payment for Shares purchased under the Plan may not be made in any form other than by payroll deduction.
(d)On each Purchase Date, the Company shall apply all funds then in the Participant’s Payroll Deduction Account to purchase Shares (in whole and/or fractional Shares, as the case may be) pursuant to the Option granted on the Offering Date for that Offering Period. In the event that the number of Shares to be purchased by all Participants in any Offering Period exceeds the number of Shares then available for issuance under the Plan, (i) the Company shall make a pro rata allocation of the remaining Shares in as uniform a manner as shall be practicable and as the Committee shall, in its sole discretion, determine to be equitable and (ii) all funds not used to purchase Shares on the Purchase Date shall be returned, without interest (to the extent permitted by applicable local law), to the Participants.
(e)As soon as practicable following the end of each Offering Period, the number of Shares purchased by each Participant shall be deposited into an account established in the Participant’s name with the Plan Broker. Unless otherwise permitted by the Committee in its sole discretion, dividends that are declared on the Shares held in such account shall be reinvested in whole or fractional Shares.
(f)[reserved]
(g)The Participant shall have no interest or voting right in the Shares covered by the Participant’s Option until such Option is exercised and the Shares in question are registered in the name of the Participant.
10.Withdrawal
Each Participant may withdraw from participation in respect of an Offering Period or from the Plan under such terms and conditions as are established by the Committee in its sole discretion. Upon a Participant’s withdrawal from participation in respect of any Offering Period or from the Plan, all accumulated payroll deductions in the Payroll Deduction Account shall be returned, without interest (to the extent permitted by applicable local law), to such Participant, and such Participant shall not be entitled to any Shares on the Purchase Date or thereafter with respect to the Offering Period in effect at the time of such withdrawal. Such Participant shall be permitted to participate in subsequent Offering Periods pursuant to such terms and conditions established by the Committee in its sole discretion.

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Annex B: Amended and Restated Accenture plc 2010 Employee Share Purchase Plan
11.Termination of Employment
A Participant shall cease to participate in the Plan upon the Participant’s termination of employment for any reason. All payroll deductions credited to the former Participant’s Payroll Deduction Account as of the date of such termination shall be (a) in the event such termination is due to a transfer to a Subsidiary, applied to the purchase of Shares on the next Purchase Date, or (b) in the event such termination is due to any reason other than (a) above, returned, without interest (to the extent permitted by applicable local law), to such former Participant or to the former Participant’s designated beneficiary, as the case may be, and such former Participant or beneficiary shall have no future rights in any unexercised Options under the Plan, unless the Participant again becomes an Eligible Employee.
12.Adjustments Upon Certain Events
Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Options granted under the Plan:
(a)Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or repurchase or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities or property issued or reserved for issuance pursuant to the Plan, (ii) the number or kind of Shares or other securities subject to outstanding Options, (iii) the Purchase Price and/or (iv) any other affected terms of such Options.
(b)Change in Control. In the event of a Change in Control, the Committee in its sole discretion (but subject to Section 21) and without liability to any person may terminate the then current Offering Period and take such other actions, if any, as it deems necessary or desirable with respect to any Option as of the date of the consummation of the Change in Control.
13.Nontransferability
Options granted under the Plan shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution.
14.No Right to Employment
The granting of an Option under the Plan shall impose no obligation on the Company or any Subsidiary to continue the employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the employment of such Participant.
15.Amendment or Termination of the Plan
The Plan shall continue until the earliest to occur of the following: (a) termination of the Plan by the Board, (b) issuance of all of the Shares reserved for issuance under the Plan, or (c) December ~~10~~13, ~~2024~~2033. The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which (x) without the approval of the shareholders of the Company, would (except as is provided in Section 12 of the Plan) increase the total number of Shares reserved for the purposes of the Plan or (y) without the consent of a Participant, would materially adversely affect the rights of a Participant under any Option theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner and terminate any Offering Period (in whole or in part) as it deems necessary to permit the granting of Options meeting the requirements of the Code or other applicable laws.
16.Tax Withholding
The Company shall have the right to withhold from a Participant such withholding taxes as may be required by federal, state, local or other law, or to otherwise require the Participant to pay such withholding taxes. Unless the Committee specifies otherwise, a Participant may elect to pay a portion or all of such withholding taxes by (a) delivery of Shares; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), or (b) having Shares ~~equal~~up to the applicable~~minimum statutor~~y withholding tax rate as may be provided by federal, state, local or other law, withheld by the Company from any Shares that otherwise would have been received by the Participant.

148	Accenture 2023 Proxy Statement

Annex B: Amended and Restated Accenture plc 2010 Employee Share Purchase Plan
17.International Participants
With respect to employees of the Company or any entity that, directly or indirectly, is controlled by the Company, and any entity in which the Company has a significant equity interest, in either case as determined by the Committee, who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan with respect to such employees in order to conform such terms with the provisions of local law, and the Committee may, where appropriate, establish one or more plans or sub-plans to reflect such amended or varied provisions.
18.Notices
All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the Company in care of its General Counsel at:
Accenture plc
~~161 N. Clark Street, 23rd Floor~~
500 W. Madison St., 20th Floor
Chicago, Illinois ~~60601~~60661
~~Telecopy: (312) 652-0160~~
Attn: Corporate Secretary
(or, if different, the then current principal business address of the duly appointed General Counsel of the Company) and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
19.Choice of Law
The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof.
20.Effectiveness of the Plan
The Plan shall be effective as of the Effective Date.
21.Code Section 409A
Notwithstanding other provisions of the Plan, no Option shall be granted, deferred, accelerated, exercised, extended, paid out or modified under this Plan, and the Committee shall not establish or modify any Offering Period or Purchase Date, in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, any Option under the Plan may not be exercised at the time contemplated by the terms of the Plan or the relevant Offering Period, as the case may be, without causing the Participant holding such Option to be subject to taxation under Section 409A of the Code, the Company will cause such Option to be exercised on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. If pursuant to the provisions of Section 409A of the Code any distribution or payment is required to be delayed as a result of a Participant being deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any such distributions or payments under the Plan shall not be made or provided prior to the earlier of (A) the expiration of the six month period measured from the date of the Participant’s separation from service (as defined under Section 409A of the Code) or (B) the date of the Participant’s death. The Company shall use commercially reasonable efforts to implement the provisions of this Section 21 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 21.

Accenture 2023 Proxy Statement	149

AVTAR & Seramount Best Companies for Women in India

Top 10 for 8 consecutive years; Hall of Fame since 2020

AVTAR & Seramount Most Inclusive Companies Index in India

"Champions of Inclusion" for 5 consecutive years

Bloomberg Gender-Equality Index

Top-scoring company for 2 consecutive years

Brandon Hall Group Excellence in Human Capital Management Awards

Top winner for 8 consecutive years

BrandZ Most Valuable Global Brands

No. 22 with a brand value of $73.6B; marking 18 consecutive years on list

Ethisphere World's Most Ethical Companies

16 consecutive years

Fair360 Top 50 Companies for Diversity in the U.S.

Hall of Fame; No. 1 in 2022; 16 consecutive years on list

Forbes Global 2000

No. 160, marking 20 consecutive years on list

Fortune Global 500

No. 220, marking 22 consecutive years on list

Fortune Most Powerful Women

Chair & CEO Julie Sweet No. 2 for the 2nd consecutive year

JUST Capital America's Most JUST Companies

No. 1 in our industry, No. 4 overall, 7 consecutive years on list

LATINA Style 50 Best Companies for Latinas to Work for in the U.S.

No. 3, marking 11 consecutive years on list

Minshu Top Employers in Japan

No. 1 in our industry, No. 21 overall, 8 consecutive years on list

Refinitiv Global Diversity & Inclusion Index

No. 1 for the 4th time in 6 years, 8 consecutive years on list

Social Mobility Employer Index in the U.K.

No. 5, marking 5 consecutive years on list

Awards & Recognition

Brand Finance Most Valuable IT Services Brands

No. 1 for the 5th consecutive year with a brand value of $39.9B

Business Today's Best Companies to Work For in India

No. 2, marking 12 consecutive years among the Top 10

Cannes Lions

Accenture Song won 9 Lions, including the prestigious Titanium Grand Prix

CDP Climate Change A List

Among top-scoring companies for 7 years

Disability:IN Disability Equality Index

Among top-scoring companies for 7 consecutive years

Fortune World's Most Admired Companies

No. 1 in our industry for 10 years, No. 32 overall, marking 21 consecutive years on list

Great Place to Work® Best Workplaces™

No. 10 on World's Best Workplaces™; No. 15 in Asia and Latin America; Top 10 in Argentina, Brazil, Chile, Indonesia, Mexico, Philippines, Singapore and U.S.

Human Rights Campaign Corporate Equality Index

Among top-scoring companies in Argentina, Chile, Mexico and U.S.

Interbrand Best Global Brands

No. 30 with a brand value of $21.3B, marking 22 consecutive years on list

Stonewall India Workplace Equality Index

Gold Employer for 4 consecutive years

The Times Top 50 Employers for Gender Equality in the U.K.

8 consecutive years

Wall Street Journal Management top 250

One of 7 "All-Stars" in 2022; marking 6 consecutive years on list

Workplace Pride Global Benchmark

Among highest-scoring companies for 8 consecutive years

C/O GENERAL COUNSEL AND CORPORATE SECRETARY 500 W MADISON CHICAGO, ILLINOIS 60661 USA SCAN TO VIEW MATERIALS &VOTE 3 WAYS TO VOTE 24 HOURS A DAY, 7 DAYS A WEEK VOTE BY TELEPHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 pm EST on January 30, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above with your mobile device Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 pm EST on January 30, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Accenture plc, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, USA, so that it is received by 11:59 pm EST on January 30, 2024. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to help reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. SHAREHOLDER MEETING REGISTRATION: To register to attend the meeting, go to the "Attend a Meeting" link at www.proxyvote.com. Please refer to the proxy statement for additional information regarding admission procedures. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V27107-P97198 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY Accenture plc ("Accenture") Company Proposals The Board of Directors recommends that you vote "FOR" each director nominee included in Proposal No. 1 and "FOR" each of the other proposals. 1. Appointment of the following nominees to the Board of Directors: Nominees: 1a. Jaime Ardila 1b. Martin Brudermüller 1c. Alan Jope 1d. Nancy McKinstry 1e. Beth E. Mooney 1f. Gilles C. Pélisson 1g. Paula A. Price 1h. Venkata (Murthy) Renduchintala 1i. Arun Sarin 1j. Julie Sweet 1k. Tracey T. Travis For Against Abstain 2. To approve, in a non-binding vote, the compensation of our named executive officers. 3. To approve the Amended and Restated Accenture plc 2010 Share Incentive Plan to increase the number of shares available for issuance thereunder. 4. To approve the Amended and Restated Accenture plc 2010 Employee Share Purchase Plan to increase the number of shares available for issuance and make other amendments. 5. To ratify, in a non-binding vote, the appointment of KPMG LLP ("KPMG") as independent auditor of Accenture and to authorize, in a binding vote, the Audit Committee of the Board of Directors to determine KPMG's remuneration. 6. To grant the Board of Directors the authority to issue shares under Irish law. 7. To grant the Board of Directors the authority to opt-out of pre-emption rights under Irish law. 8. To determine the price range at which Accenture can re-allot shares that it acquires as treasury shares under Irish law. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer and indicate name and title of the authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice for Accenture plc Shareholders 2024 Annual General Meeting of Shareholders Wednesday, January 31, 2024 12:00 pm local time The Dock 7 Hanover Quay Grand Canal Dock Dublin 2, Ireland Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 31, 2024: The Notice of Annual Meeting, 2023 Proxy Statement and Annual Report for the fiscal year ended August 31, 2023 and our 2023 Irish financial statements are available at www.proxyvote.com. V27108-P97198 Proxy Solicited on behalf of the Board of Directors of Accenture plc ("Accenture") for the 2024 Annual General Meeting of Shareholders on Wednesday, January 31, 2024 (the "Annual Meeting") The undersigned hereby appoints Julie Sweet, KC McClure and Joel Unruch as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all Class A ordinary shares and Class X ordinary shares of Accenture held of record by the undersigned on December 4, 2023, at the Annual Meeting, and at any adjournment or postponement thereof, and further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting (including any motion to amend the resolutions proposed at the meeting and any motions to adjourn the meeting) and at any adjournment or postponement thereof. This card, when properly executed and delivered, will be voted in the manner directed on the reverse side. If no designation is made, the shares will be voted as the Board of Directors recommends, as indicated on the reverse side, and in the discretion of the proxy upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. Special Instructions For Accenture employees and former employees that own shares through the employee plans managed by UBS Financial Services, Inc. ("UBS"): This proxy card includes shares received through the employee plans managed by UBS and held on December 4, 2023 by UBS. It is important that you vote your shares held by UBS. If you do not submit your vote, your shares held by UBS will not be voted on any proposals. Continued and to be signed on reverse side